UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A -2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Two Rivers Water Company

(Exact name of registrant in our charter)

Colorado	0100	13-4228144
(State or Other Jurisdiction of	(SIC Code)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

2000 South Colorado Boulevard, Annex Suite 420

Denver, Colorado 80222

(Address of Principal Executive Offices including Zip Code)

303-222-1000

(Issuer's Telephone Number)

COPIES OF ALL COMMUNICATIONS TO:

Roger V Davidson

Davidson & Shear LLC
1327 Lark Court

Boulder, CO 80303
Tel: 303-449-3397/ Fax 303-415-2500

Wayne Harding, CFO

Two Rivers Water Company

2000 South Colorado Blvd., Annex Suite 420

Denver, CO 80222

Tel: 303-222-1000/Fax: 303-845-9400

SEC File No. 333-176932

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer o	Accelerated Filer o
Non-accelerated filer o	Smaller Reporting Company x

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate offering price(2)	Amount of registration fees
Common Stock, $0.001 par value per share	2,122,800	$2.50	$5,307,000	$616.15

(1)	Exercise price for the common shares underlying warrants.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed securities and exchange commission is effective. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 10, 2012

______________

PROSPECTUS

_______________

Two Rivers Water Company

2,122,800 Shares of Common Stock Underlying

2,122,800 Warrants to purchase one share of Common Stock each for $2.50 per share

Par Value $.001 Per Share

We are registering 2,122,800 common shares that may be issued upon the exercise of our outstanding Class B Warrants at a purchase price of $2.50 per share. The Warrants were issued to investors in connection with a private placement of our Series B Convertible Participating Notes. If the Warrants are exercised, we will receive all of the proceeds at the rate of $2.50 per share issued. There is no minimum number of Warrants that must be exercised and there is no provision for escrowing any funds pending a minimum number of Warrants being exercised. All funds paid to exercise any Warrants will be deposited directly into our operating account. We will not receive any proceeds from the sale of the common stock underlying the Warrants. The solicitation of the exercise of our Warrants is being handled by us. Our common shares trades on the OTC QB exchange under the symbol "TURV" and on January 3, 2012 last traded at the price of $1.75 per share. We cannot estimate the number of Warrants, which may be exercised, if any, nor therefore the gross or net proceeds of the Warrants offering which we might receive.

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE THE SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 10, 2012

Contents

PROSPECTUS SUMMARY

RISK FACTORS

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

USE OF PROCEEDS

CAPITALIZATION

DILUTION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our Business

PROPERTIES

LEGAL PROCEEDINGS

Corporate Information

MANAGEMENT AND BOARD OF DIRECTORS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EXECUTIVE AND DIRECTOR COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

DIRECTOR COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DESCRIPTION OF OUR SECURITIES

SHARES ELIGIBLE FOR FUTURE SALE

OUR PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

Financial Statements

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Dealer Prospectus Delivery Obligation

Until January 10, 2012 (the 25th day after the date of this prospectus), all dealers that affect transactions in these securities, whether were not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The principal executive offices of two Rivers water company are located at 2000 S. Colorado Blvd., Annex Suite 420, Denver, CO 80222 and the telephone number at this address is 303-222-1000. Our website address is www.2riverswater.com. Information on, or assessable through, our website is not part of, and will not be deemed to be incorporated into, this prospectus or the registration statement of which this prospectus forms a part. Investors should not rely on any such information in deciding whether to purchase our common stock.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and the financial data and related notes included elsewhere in this prospectus, before making a decision to invest in our common stock.

Unless the context requires otherwise, references in this document to “Two Rivers Water Company,” “Two Rivers,” “We,” “Our,” “Us” or the “Company” is to Two Rivers Water Company and its subsidiaries.

About Our Company

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the Huerfano and Cucharas two river basin in Southern Colorado.

The Company owns a 91% interest in the Huerfano Cucharas Irrigation Company which was purchased in 2010. The Company also purchased the Orlando Reservoir and Butte Valley water rights in February 2011. The Company currently has the right to store 15,000 acre-feet and in excess of 70,000 acre-feet of water annually in its reservoirs when they are fully restored. The Company also has the right to divert in excess of 50 cubic feet per second of stream flow which historically yields 15,000 acre-feet of water annually.

The Company currently owns approximately 4,700 gross acres, which in 2012 should provide cash crops from approximately 3,000 acres of high yield irrigated farmland. Each acre of irrigated farmland is capable of producing the equivalent of 200+ bushels of corn or 6 tons of alfalfa per acre. The Company expects to acquire and develop in excess of 25,000 acres of high yield irrigated farmland within the Huerfano Cucharas two river basin within the next 5 years.

The Company expects to acquire and develop the right to divert and store an additional 55,000 acre-feet of water within the next five years. The Company enjoys several enduring economic advantages within the Huerfano Cucharas two river basin as a result of its ownership and control of its water storage facilities and diversion canals. The Company’s water assets provide an enduring economic advantage compared to other water assets which are tributary to the Arkansas River as a result of their elevation and proximity to Pueblo, Colorado.

Two Rivers operates two core businesses, organic crop production from high yield irrigated farmland and water distribution to municipal markets in Huerfano County and the Front Range of Colorado. The Company’s initial crop production will consist of organic premium to supreme alfalfa hay and exchange traded grains. The Company also expects to produce organic vegetable and fruit crops when supply contracts are secured. The Company expects to have excess water resources it acquired for agricultural purposes to be available for municipal water users through Rotational Farm Fallowing, an agricultural best practice whereby portions of farm acreage are fallowed on a rotated basis each year and thereby the associated water can be utilized for other municipal and industrial uses.

The Company is aggressively expanding operations through various funding mechanisms which include debt, convertible debt and equity capital. Since inception to date, the Company has raised over $30 million in expansion capital. The Company expects to raise an additional $100 million in expansion capital over the next five years in order to fully develop the high yield irrigated farmland and water assets within the Huerfano Cucharas two river basin.

The Company is a pioneer in developing a business model whereby it acquires and develops agricultural assets proximate to municipal water use, thereby creating a profitable synergistic relationship between crop production and water use in the arid western regions of the United States. The Company believes its business model can be implemented in other areas of the arid West and thereby remove the tension and conflict created by the traditional “buy and dry” practices.

Competition

Water resources in Colorado and most of the Western United States are scarce which make water acquisition strongly competitive. Most of our competitors have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in storing and distributing water. Competitors' resources could overwhelm our restricted efforts and cause adverse consequences to our operational performance.

Capital Structure

Our articles of incorporation, as amended, authorize us to issue up to 100 million shares of $0.001 par value common stock and up to 10 million shares of preferred stock. At the present time 22,964,000 shares of our common stock are issued and outstanding and no shares of preferred stock are outstanding.

Additionally, we have issued convertible bonds in two series as follows:

·         Series A: $2,000,000 convertible, participatory debt, due March 31, 2014. Interest only at 6% per annum and participation in 1/3 of crop profit after expenses, convertible into the Company’s shares at $2.50/principal and accrued interest share.

·         Series B: $5,250,000 convertible, participatory debt, due June 30, 2014. Interest only at 6% per annum and participation of 10% of the net crop revenue (gross selling price less the direct cost of sales, before farming expenses). Series B can convert into the Company’s shares at $2.50/share. This offering also includes an equal amount of warrants at $2.50/principal and accrued interest share.

The Offering

Securities offered by us:	2,122,800 Shares underlying 2,122,800 Warrants exercisable for $2.50
Common stock to be outstanding after this offering:	25,117,914*
Description of Securities:	Each Warrant entitles the owner to purchase one share of our $0.001 par value common stock for $2.50 per share on or before December 31, 2012. The warrants are callable under certain conditions. (See Description of Our Securities -“Series B Warrants”.)
Use of proceeds:	We intend to use the net proceeds, if any, from the exercise of the Warrants to purchase additional water rights, farm land, for farm development and for re-development of our water storage and gathering facilities as set forth under "Use of Proceeds".
Risk factors:	Investing in our common stock involves a high degree of risk. See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in our common stock
OTC QB Symbol:	Common Stock: “TURV”

*Assumes the exercise of all 2,122,800 Warrants and all of the outstanding Rights.

Summary Consolidated Financial Data

The following table sets forth the summary consolidated financial data of Two Rivers Water Company and its subsidiaries for the years ended December 31, 2010 and 2009 which has been derived from the audited financial statements included elsewhere in this prospectus. The following table also presents the summary consolidated financial information of Two Rivers Water Company and its subsidiaries for the nine months ended September 30, 2011 and September 30, 2010, which have been derived from the unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, including normal recurring adjustments, necessary for a fair presentation in all material respects of the information set forth therein. Results for any historical data are not necessarily indicative of results for the future.

This summary consolidated financial data should be read in conjunction with, and is qualified by reference to, “Use of Proceeds”, "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Two Rivers Water Company, Summary Financial Information in 000s.

	Year Ended December 31		Nine Months Ended (unaudited)
	2010	2009	Sept 30, 2011	Sept 30, 2010

Statement of Operations Data:
Net Sales	$ 196	$ 11	$ 73	$ 83
Cost of Sales	285	-	-	-
Gross Profit	(89)	11	73	83
Operating Expenses:
General and administrative	7,494	2,173	4,769	2,475
Depreciation and amortization	24	7	73	21
Total operating expenses	7,518	2,180	4,842	2,496
Operating Profit (Loss)	(7,607)	(2,169)	(4,769)	(2,413)
Other income (expense)
Interest Income	1	42	-	-
Interest expense	(745)	(54)	(634)	(283)
Gain (Loss) on extinguishment of notes payable	-	-	196	-
Gain on sale of investments	-	33	-	-
Other income (expense)	(165)	-	(10)	(125)
Total other income (expense)	(909)	21	(448)	(408)
Net (Loss) from continuing operations before taxes	(8,516)	(2,148)	(5,217)	(2,821)
Income tax (provision) benefit	-	314	-	-
Net (Loss) from continuing operations	(8,516)	(1,834)	(5,217)	(2,821)
Discontinued Operations
Loss from operations of discontinued real estate and mortgage business	(946)	(1,427)	(131)	(630)
Income tax (provision) benefit		161	-	-
(Loss) on discontinued operations	(946)	(1,266)	(131)	(630)

Net (Loss)	(9,462)	(3,100)	(5,348)	(3,451)

Net loss (income) attributable to the noncontrolling interest	(4)	175	(18)	-

Net (Loss) attributable to Two Rivers Water Company	$ (9,466)	$ (2,925)	$ (5,366)	$ (3,451)

(Loss) Per Share - Basic and Dilutive:
(Loss) from continuing operations	(0.60)	(0.20)	(0.24)	(0.19)
(Loss) from discontinued operations	(0.07)	(0.13)	-	(0.05)
Total	$ (0.67)	$ (0.33)	$ (0.24)	$ (0.24)

Weighted Average Shares Outstanding:
Basic and Dilutive	14,148	8,959	21,832	14,387

RISK FACTORS

Risk Factors Related to Forward Looking Statements

Statements made in this filing may not be historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company and Two Rivers believe that, in making any such statement, their expectations are based on reasonable assumptions; however, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

When used in this Memorandum or any presentation concerning the Offering, the words "anticipates," "believes," "expects," "intends," "plans," "estimates," and similar expressions, as they relate to the Company, Two Rivers, or the management of either the Company or Two Rivers, are intended to identify such forward looking statements. Forward-looking statements made in this Memorandum and during any presentation concerning the Offering speak only as of today’s date. The Company and Two Rivers expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Two River’s securities are highly speculative and should be purchased only by persons who can afford to lose their entire investment. Readers should carefully consider the following risk factors, as well as all other information set forth elsewhere in this annual report, in relation to the shares of its common stock.

Company Risk Factors

Two Rivers can give no assurance of success or profitability to investors.

There is no assurance that the Company will operate profitably. There is no assurance that the Company will generate revenues or profits, or that the market price of its common stock will be increased thereby. During the year ended December 31, 2010, the Company incurred a net loss of $9,466,000, and during the year ended December 31, 2009, the Company recognized a net loss of $2,925,000.

We may in the future issue more shares which could cause a loss of control by present management and current stockholders and/or dilution to investors.

There may be substantial dilution to our shareholders as a result of future decisions of our Board to issue shares without shareholder approval for cash, services, or acquisitions at prices solely determined by our Board. Additionally, upon issuance, such shares could represent a majority of the voting power and equity of the Company. The result of such an issuance would be those new stockholders and management would control the Company, and persons unknown could replace management at such time.

Officers and directors may have conflicts of interest which may not be resolved favorably to the Company.

Certain conflicts of interest may exist between the Company and our Officers and Directors. Our Officers and Directors have other business interests to which they devote their attention and may be expected to continue to do so although management time should be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with fiduciary duties to us. See “Management and Board of Directors" (page 26), and "Conflicts of Interest" (page 28).

Two Rivers has a relatively short operating history, so investors have no way to gauge our long term performance.

Two Rivers was formed in December 2002, and in 2003 acquired control of Northsight, Inc., a mortgage broker. Northsight and Southie at one time represented a significant portion of Two Rivers’ assets and Two Rivers is in the process of liquidating the majority of Northsight’s assets. Two Rivers might not be successful in liquidating Northsight’s assets for the value carried on its books.

The inability to attract and retain qualified employees could significantly harm our business.

The market for skilled executive officers and employees knowledgeable in agriculture and water rights is highly competitive and historically has experienced a high rate of turnover. Competition for quality officers and employees may lead to increased hiring and retention costs.

Two Rivers’ officers and directors may have conflicts of interests as to corporate opportunities which Two Rivers may not be able or allowed to participate in.

Presently there is no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. Two Rivers has no intention of merging with or acquiring business opportunity from any affiliate or officer or director. (See "Conflicts of Interest" at page 28.)

Two Rivers has substantial competitors who have an advantage over the Company in resources and management.

Most of Two Rivers’ competitors have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, Two Rivers will be at a competitive disadvantage in identifying and developing or exploring suitable prospects. Competitors’ resources could overwhelm Two Rivers’ restricted efforts and cause adverse consequences to Two Rivers’ operational performance. Do we really have any competitors in our region of interest?

Two Rivers has agreed to indemnification of officers and directors as is provided by Colorado Statutes.

Colorado Statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with any activities on our behalf. Two Rivers will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that Two Rivers may be unable to recoup.

Our directors' liability to us and shareholders is limited.

Colorado Revised Statutes exclude personal liability of Two Rivers’ directors and our stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, Two Rivers will have a much more limited right of action against our directors that otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

Two Rivers may depend upon outside advisors, who may not be available on reasonable terms and as needed.

To supplement the business experience of Two Rivers’ officers and directors, Two Rivers may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board, without any input from stockholders, will make the selection of any such advisors. Furthermore, Two Rivers anticipates that such persons will be engaged on an "as needed” basis without a continuing fiduciary or other obligation to us. In the event Two Rivers considers it necessary to hire outside advisors, it may elect to hire persons who are affiliates, if they are able to provide the required services.

Material weaknesses in our internal control over financial reporting and disclosure controls and procedures could adversely impact the reliability of our internal control over financial reporting.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2010, and this assessment identified material weaknesses in our internal control over financial reporting. As a result, our management concluded that our internal control over financial reporting was not effective as of December 31, 2010. Material weaknesses and other control deficiencies in our internal control over financial reporting and disclosure controls and procedures have led to restatements of our consolidated financial statements. Since the identification of the material weaknesses, we have implemented and are continuing to implement various initiatives intended to improve our internal control over financial reporting and disclosure controls and procedures to address these material weaknesses. No assurance can be given that we will be able to successfully implement remediated controls and procedures or that our remediated controls and procedures will be effective in remedying all identified deficiencies in our internal control over financial reporting and disclosure controls and procedures. There also can be no assurances that these material weaknesses will be rectified or that additional material weaknesses in our internal controls will not be identified. The existence of one or more material weaknesses in our internal control over financial reporting could impact the reliability of our internal control over financial reporting.

Our success will depend, to a large degree, on the expertise and experience of the members of our management team.

Our success in identifying investment opportunities and pursuing and managing such investments is, to a large degree, dependent upon the expertise and experience of the management team and our Directors and their ability to attract and retain quality personnel.

Risk Factors Relating To The Farm and The Water Business

Insufficient funds to develop the Farming Business

To date, the Company has relied entirely on borrowing and capital raising efforts to expand its Farming Business. The Company might not have enough funds to further expand its Farming Business and the expansion of the Farming Business will be dependent upon raising funds. Without the expansion of the Farming Business, the Company might not be able to meet the principal and interest expenses of its general and administration expenses. No assurance can be given that any such funds will be available.

The Farming Business requires significant capital expenditures.

The Farming Business is capital intensive.  On an annual basis, we could spend significant sums of money for additions to, or replacement of, land, land improvements, irrigation and farming equipment.  We must obtain funds for these capital projects from operations or capital raised.  We cannot provide assurance that any sources will be adequate or that the cost of funds will be at levels permitting us to earn a reasonable rate of return.

The Company has little operating history in the Farming Business, so investors have no way to gauge our long term performance.

Neither the Company nor Two Rivers have experience in the Farming Business in Colorado, Two Rivers to date has farmed approximately 400 acres for only one year; therefore, its business plan should be considered highly speculative.

Dry weather or droughts may adversely affect the collection of our water and ability to grow crops.

Water to grow our crops is obtained from surface runoff and stream flows. In dry years or droughts less water may be available to supply our farming lands and less water may be available for sale/lease, which could substantially impact revenues and cause losses.

The adequacy of our water supplies depends upon a variety of uncontrollable factors.

An adequate water supply is necessary for our Farming Business to be profitable. Our Farming Business is located where dry-farming is not profitable. The adequacy of our water supplies varies from year to year depending upon a variety of factors, including:

·               Rainfall, runoff, flood control and availability of reservoir storage;

·               Availability of Huerfano River water;

·               The amount of useable water stored in reservoirs and groundwater basins;

·               The amount of water used by our customers and others;

·               Water quality; and

·               Legal limitations on production, diversion, storage, conveyance and use.

Population growth and increases in the amount of water used in urban areas have caused increased stress on surface water supplies and groundwater basins.

We obtain our water supply from surface tributaries: the Huerfano and Cucharas Rivers.  Our water supply and storage may be subject to interruption or reduction if there is an interruption or reduction in water supplies available to us.  Our supply and storage business is dependent upon our ability to meet the requirements of the Colorado Water Engineer’s office regarding our water rights priorities.

Water shortages may:

·               adversely affect our supply mix, for instance, causing increased reliance upon more expensive water sources; or

·               adversely affect our operating costs, for instance, by increasing the cost through the purchase or lease of required water.

The water business? is heavily regulated and, as a result, decisions by regulatory agencies and changes in laws and regulations can significantly affect our Farming Business.

Regulatory decisions our water rights may impact prospective revenues and earnings, affect the timing of the recognition of revenues and expenses, may overturn past decisions used in determining our water rights, revenues and expenses and could result in impairment of goodwill. Management continually evaluates the assets, liabilities and revenues subject and provides for allowances and/or reserves as deemed necessary.

Regulatory agencies may also change their rules and policies which may adversely affect our profitability and cash flows.

We may also be subject to fines or penalties if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our water businesses.

Crop insurance may not be available or not adequate to cover losses.

Certain crops and certain land locations are either not eligible or eligible at a reduced level, for crop insurance. We intend to grow crops in areas where full insurance is available, but this cannot be guaranteed. Further, if an insurance claim is made, the amount of funds received might not be sufficient to cover costs and provide debt service.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Corn, our primary grain product, is vulnerable to adverse weather conditions, including hail storms, high winds, tornados, early and late snow storms, floods, drought and temperature extremes, which are quite common but difficult to predict. In addition, grains are vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. Unfavorable growing conditions can reduce both crop size and quality. These factors can directly impact us by decreasing the quality and yields of crops, increasing our costs and decreasing revenue and gross margins, which may have a material adverse effect on our business, results of operations and financial condition.

We operate in areas subject to natural disasters.

We operate in an area that is prone to floods, droughts and other natural disasters. While we plan to maintain insurance policies to help reduce our financial exposure, a significant seismic event in southern Colorado, where our operations are concentrated, or other natural disasters in Colorado could adversely impact our ability to deliver labor to the crops, deliver crops to the marketplace, receive water and adversely affect our costs of operations and profitability

Our earnings may be affected, to large extents, by markets for crops.

We intend to grow “exchange-traded” grains. The pricing of these grains are quoted in public markets. These quoted prices can vary widely, thereby directly impacting our revenue. There could be a situation when no public market exists. In this case, we would have to find a buyer. If we do not find a buyer, our revenue would be non-existent.

Because growing cycles are highly seasonal, our revenue, cash flows from operations and operating results may fluctuate on a seasonal and quarterly basis.

The farming business is highly seasonal. The seasonal nature of Farms operations results in significant fluctuations in our working capital during the growing and selling cycles. As a result, operating activities during the second and third quarters use significant amounts of cash. In contrast, operating activities for the fourth quarter typically generate cash as we will harvest and sell. We expect to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis.

Our ability to harvest our crop may be compromised by availability of labor and equipment.

When the crop is ready to harvest, we are dependent on labor and contractors for harvesting. This labor source might not be available when the crop is ready to harvest. This could delay revenue or decrease revenue of our Farming Business.

We are acquiring assets within the Company within a related party transaction.

Two Rivers is transferring certain land and water (via its ownership in the Mutual Ditch Company) into the Company. The transfer is being made at the estimate of the lower of cost or market value. However, this valuation is not being independently confirmed.

Insufficient funds to develop the infrastructure of the Mutual Ditch Company.

If we are unable to obtain any additional funds through the sale of additional equity, borrowings or government grants we will not be able to operate the water company profitably. No assurance can be given that any such finds will be available or, if available, the cost of obtaining such funds and the resulting effect on our shareholders.

The Water Project requires significant capital expenditures.

The Water Project is capital intensive.  On an annual basis, we could spend significant sums of money for additions to, or replacement of, our property, reservoir and equipment.  We must obtain funds for these capital projects from operations or capital raised.  We cannot provide assurance that any sources will be adequate or that the cost of funds will be at levels permitting us to earn a reasonable rate of return.

The Company has no operating history in the Water Business or the Farming Industry, so investors have no way to gauge our long term performance.

The Company is now focused on farming, storing and distributing water. While certain members of the Company’s Board of Directors have experience in the water business in Colorado, the Company to date has no operating experience in the water business or in farming and therefore, its business plan should be considered highly speculative.

We have substantial competitors who have an advantage over us in resources and management.

Most of our competitors have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in storing and distributing water. Competitors' resources could overwhelm our restricted efforts and cause adverse consequences to our operational performance.

Dry weather or droughts may adversely affect the collection of our water.

Our water is obtained from surface runoff and stream flows. In dry years or droughts less water may be available to fill our reservoir structures and be available for sale/lease, which could substantially impact revenues and cause losses.

Our water rights may not yield full flow every year.

Water rights in the west are subject to the Doctrine of Prior Appropriation, which could jeopardize collection of water in dry years for junior water rights. Water rights that are senior (the year 1863 at the earliest) have priority over junior years as to use in dry years and junior rights might not get water or as much water as they wish, if senior rights use it all.

We are required to maintain water quality standards and are subject to regulatory and environmental risks.

When we sell our water to municipalities we must provide water that meets all federal and state regulatory water quality standards. We face contamination and pollution issues regarding our water supplies. Improved detection technology, increasingly stringent regulatory requirements, and heightened consumer awareness of water quality issues contribute to an environment of increased focus on water quality. We cannot assure you that in the future we will be able to reduce the amounts of contaminants in our water to acceptable levels.

Our water supplies are subject to contamination, including contamination from naturally occurring compounds, pollution from man-made sources and intentional sabotage. We cannot assure you that we will successfully manage these issues, and failure to do so could have a material adverse effect on our future results of operations. We might not be able to recover the costs associated with these liabilities through our rates and charges or insurance or such recovery may not occur in a timely manner.

Our revenue is seasonal.

The demand for water varies by season. For instance, most water consumption for agriculture usage occurs during the third quarter of each year when weather tends to be hot and dry. During unusually wet weather, our customers generally use less water. Additionally, almost all of our farming revenue is received in the third and fourth quarters of the year as part of harvesting.

Our proposed water operations are geographically concentrated in Colorado.

Our operations are concentrated in Southern Colorado. As a result, our financial results are subject to political, available water supply, labor, utility cost and regulatory risks, economic conditions and other economic risks affecting Colorado. South Eastern Colorado has been hard hit by the current economic crisis. Colorado is raising taxes in order to balance the state budget and jobs may be lost to other states which are perceived as having a more business friendly climate, thereby exacerbating the impact of the financial crisis in Colorado.

We may lose all of our investment, which, depending on the amount of our investment, could have a material impact on our market valuation.

Two Rivers has made a substantial investment in the Water Business. Our investment in the Water Business will not assure success of the Water Business. If the Water Business fails, Two Rivers and its shareholders will be adversely impacted.

Risk Factors Related To Our Stock

The regulation of penny stocks by SEC and FINRA may discourage the tradability of our securities

Two Rivers is classified as a “penny stock” company. Our common stock currently trades on the OTCQB Market and is subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore because it imposes additional regulatory burdens on penny stock transactions.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because Two Rivers’ securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and our securities. These rules will further affect the ability of owners of shares to sell our securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Rule 144 sales of our shares in the future may have a depressive effect on our stock price.

All of the outstanding shares of common stock held by our present officers, directors, and affiliate stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective Registration Statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for six months may sell without restriction, except for affiliates, under certain conditions, may sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have a depressive effect upon the price of our common stock in any market that may develop.

There may be substantial dilution to our shareholders as a result of future decisions of our Board to issue shares without shareholder approval for cash, services, or acquisitions at prices solely determined by our Board.

Our stock may be thinly traded and as a result shareholders may be unable to sell at or near ask prices or at all if shareholders desire to liquidate shares.

The shares of our common stock are thinly-traded on the OTC QB market, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an early stage company or purchase or recommend the purchase of any of our securities until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our securities price. We cannot give you any assurance that a broader or more active public trading market for our common securities will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if their desire to liquidate their securities of our Company.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the federal securities laws. These statements relate to, among other items, net sales, earnings, revenue, gross profit, profitability, financial conditions, results of operations, cash flows, capital expenditures and other financial matters. These statements also relate to our business strategy, goals and expectations concerning our market position and future operations. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believe”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “target”, “likely”, “may”, “will”, “would”, “could”, “predict”, “project”, and similar expressions or phrases, or the negative of those expressions or phrases.

Although we believe that we have a reasonable basis for the assumptions underlying the forward-looking statements contained in this prospectus, we caution you that our assumptions could be incorrect and the forward-looking statements based on these assumptions could be inaccurate. Further, these forward-looking statements are based on our projections of the future and involve known and unknown risks and uncertainties and other factors that may cause our actual results of operations, level of activity, performance, achievements or industry results to differ materially from our historical results or from any future results, performance or achievements suggested or implied by the forward-looking statements in this prospectus. The sections in this prospectus entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” discuss some of the factors that could contribute to these differences, including risks related to:

·         conditions in the global economy;

·         the variability of our operating results between periods and the resulting difficulty in forecasting future results;

·         the need for increased spending on capital expenditures improve our infrastructure and pursue growth opportunities;

·         our ability to compete successfully within our industry;

·         our substantial farm based operations, and

·         the fact that we do not enter into long-term contracts with our water-based customers to date the volatile nature of farm based commodities prices our substantial level of indebtedness and the effective restrictions on our operations set forth in documents that govern such indebtedness our ability to build our water-based resources to the point where we may market excess water rights.

Because these and other unknown or unpredictable factors could adversely affect our results, our anticipated results or developments may not be realized or, even if substantially realized, they may not have the expected consequences to, or effects on, our business. Given these uncertainties, prospective investors are cautioned not to place undue reliance on any forward-looking statements in this prospectus. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to update or revise them publicly in light of new information or future events. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock underlying the Warrants will be approximately $5,307,000 assuming all of the Warrants are exercise.

We expect to use the net proceeds from this offering to develop our farming operations and repair our water infrastructure and acquire additional water resources. The balance of the proceeds, if any, will be used for general corporate purposes.

Water rights purchases	$ 2,344,000
Land purchases and land prep	1,500,000
Farm development	500,000
General & administration	921,000
$ 5,265,000

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011:

·         an actual basis, to reflect the cash and cash equivalents and capitalization of Two Rivers and its consolidated subsidiaries as of September 30, 2011; and

·         an as adjusted basis, to reflect the sale by us of 2,122,800 shares of our common stock resulting from the exercise of the warrants being registered hereby at $2.50 per share and the application of the net proceeds therefrom as described in “Use of Proceeds”

You should read this table in conjunction with “Use of Proceeds”, “Selected Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited financial statements and related notes included elsewhere in this prospectus.

	Sept 30, 2011	Proforma	Sept 30, 2011
ASSETS:	Unaudited	Adjustments	Proforma
Current Assets:
Cash and cash equivalents	$2,090	921	$3,053
Accrued interest receivable	1		1
Advances and accounts receivable	69		69
Farm product (Note 2)	26		26
Deposits	80		80
Prepaid expenses	-		-
Total Current Assets	2,266		3,229
Property, equipment and software, net	1,206		1,206
Other Assets
Debt issuance costs	785		785
Land	2,690	2,000	4,690
Water rights and infrastructure	27,216	2,344	29,560
Dam construction	509	-	509
Other long term assets	50		50
Discontinued operations - assets held for sale	-		-
Total Other Assets	31,250		35,594
TOTAL ASSETS	$34,722	5,265	$40,029

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$425		$425
Current portion of notes payable	24		24
Accrued liabilities	309		309
Total Current Liabilities	758		758
Notes Payable - Long Term	13,361		13,361
Total Liabilities	14,119		14,119

Stockholders' Equity:
Common stock	23	2	25
Additional paid-in capital	37,401	5,263	42,706
Accumulated (deficit)	(18,950)		(18,950)
Total Two Rivers Water Company Shareholders' Equity	18,474		23,781
Noncontrolling interest in subsidiary	2,129		2,129
Total Stockholders' Equity	20,603		25,910
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$34,722	5,265	$40,029

Assumes the net proceeds from this offering to us are $5.625 million See “Use of Proceeds” on page 12

DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price and the adjusted net tangible book value per share of the common stock of Two Rivers immediately after this offering. Net tangible book value per share is determined by dividing the total tangible assets of Two Rivers Water Company less its total liabilities by the number of shares of its common stock outstanding. The historical as adjusted net tangible book value, as of September 30, 2011 before giving effect to this offering, was $ 18,474,000, or $0.80 per share.

After giving effect to (1) the sale of the shares of common stock of Two Rivers Water Company at an assumed offering price of $ 2.50 per share and the application of the estimated net proceeds from this offering as described in “Use of Proceeds”, as adjusted net tangible book value as of September 30, 2011, would have been $23,781,000, or $0.95 per share. This estimate represents an immediate increase in net tangible book value of $0.15 per share of common stock to the other historical equity investors in the Company and an immediate dilution in net tangible book value of $1.55 per share to investors purchasing shares of common stock of Two Rivers Water Company in this offering.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$2.50
Historical as adjusted net tangible book value per share as of September 30, 2011 before giving effect to this offering	$0.80
Increase in historical as adjusted net tangible book value per share attributable to this offering	$0.15
As adjusted net tangible book value per share after giving effect to this offering		$0.95
Dilution per share to new investors		$1.55

The information discussed above is illustrative only and will adjust based on the actual offering price and other terms of this offering determined at pricing.

The following table sets forth, on the same as adjusted basis as of September 30, 2011, (1) the number of shares of common stock of Two Rivers Water Company purchased from Two Rivers Water Company, (2) the average price per share paid by the Historical Equity Investors before this offering and (3) the average price paid by investors participating in this offering, before deducting the estimated offering expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section contains forward-looking statements, such as statements relating to our financial condition, results of operations, plans, objectives, future performance and business operations. These statements relate to expectations concerning matters that are not historical facts. These forward-looking statements reflect our current views and expectations based largely upon the information currently available to us and are subject to inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, they are not guarantees of future performance and there are a number of important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. By making these forward-looking statements, we do not undertake to update them in any manner except as may be required by our disclosure obligations in filings we make with the Securities and Exchange Commission under the Federal securities laws. Our actual results may differ materially from our forward-looking statements.

Overview

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the Huerfano and Cucharas two river basin in Southern Colorado.

The Company owns a 91% interest in the Huerfano Cucharas Irrigation Company which was purchased in 2010. The Company also purchased the Orlando Reservoir and Butte Valley water rights in February 2011. The Company currently has the right to store 15,000 acre-feet and in excess of 70,000 acre-feet of water annually in its reservoirs when they are fully restored. The Company also has the right to divert in excess of 50 cubic feet per second of stream flow which historically yields 15,000 acre-feet of water annually.

The Company currently owns approximately 4,700 gross acres, which in 2012 should provide cash crops from approximately 3,000 acres of high yield irrigated farmland. Each acre of irrigated farmland is capable of producing the equivalent of 200+ bushels of corn or 6 tons of alfalfa per acre. The Company expects to acquire and develop in excess of 25,000 acres of high yield irrigated farmland within the Huerfano Cucharas river basin within the next 5 years.

The Company expects to acquire and develop the right to divert and store an additional 55,000 acre-feet of water within the next five years. The Company has several economic advantages within the Huerfano Cucharas river basin as a result of its ownership and control of its water storage facilities and diversion canals. The Company’s water assets provide an economic advantage compared to other water assets which are tributary to the Arkansas River as a result of the river basin’s elevation and proximity to Pueblo, Colorado.

Two Rivers operates two core businesses, organic crop production from high yield irrigated farmland and water distribution to municipal markets in Huerfano County and the Front Range of Colorado. The Company’s initial crop production will consist of organic premium to supreme alfalfa hay and exchange traded grains. The Company also expects to produce organic vegetable and fruit crops when supply contracts are secured. The Company expects to have excess water resources it acquired for agricultural purposes to also be available for municipal water users through Rotational Farm Fallowing. Rotational Farm Fallowing is an agricultural best practice whereby portions of farm acreage are fallowed on a rotational basis each year and thereby allowing the associated water to be utilized for municipal and industrial uses.

The Company is expanding operations through various funding mechanisms which include debt, convertible debt and equity capital. From inception to date, the Company has raised over $30 million in expansion capital.

The Company is developing a business model whereby it acquires and develops agricultural assets proximate to municipal water use, thereby creating a profitable synergistic relationship between crop production and water use in other arid western regions of the United States. The Company believes its business model can be implemented in other areas of the arid West and thereby remove the tension and conflict created by the traditional “buy and dry” practices.

Two Rivers maintains a website at www.2riverswater.com, which is not incorporated in, and is not a part of, this report.

Results of Operations

The majority of the Company’s revenue is generated from farm product. Harvesting of the farm product mainly occurs in the third and fourth quarter of each calendar year. Costs associated with the growing of the farm product are capitalized as inventory until the crop is harvested and sold. The cost of the farm product is carried at lower of cost or market.

Results of Operations: For the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Our revenues are a result of the activities of our Farming and Water Business.

During the year ended December 31, 2010, we recognized revenues from continuing operations of $196,000, compared to $11,000 in revenues from continuing operations during the year ended December 31, 2009. The increase of $185,000 was a result of the Company’s new focus in agriculture and water. During the year ended December 31, 2010, we recognized direct cost of revenue of $285,000 to produce a $89,000 negative gross margin. This was a result of farming startup costs with new farming land acquired.

During the year ended December 31, 2010, operating expenses from continuing operations were $7,518,000 compared to $2,180,000 for the year ended December 31, 2009. The increase of $5,338,000 was primarily a result of stock based compensation of $4,841,000 (compared to $118,000 for the year ended December 31, 2009) and an increase in expenses related to the Farm and Water Business. These figures produced a loss from continuing operations of $8,516,000 for the year ended December 31, 2010 compared to a loss from operations of $1,834,000 for the year ended December 31, 2009. For the year ended December 31, 2011, we anticipate stock based compensation to reduce to approximately $2,000,000 while our operating expenses increase due to increased farming activity.

During the year ended December 31, 2010 the Company continued to discontinue its operations in the real estate and mortgage businesses. This segment is classified as Discontinued Operations in the Statement of Consolidated Operations. During the year ended December 31, 2010, the Company recognized a loss of $946,000 compared to a loss of $1,266,000 for the year ended December 31, 2009. Due to most of our discontinued operations being completed in 2010, we anticipate future loss from Discontinued Operations to decrease substantially.

During the year ended December 31, 2010, we recognized a net loss from both continuing and discontinued operations of $9,466,000 compared to a net loss of $2,925,000 during the year ended December 31, 2009. The resulting increased loss of $6,541,000 in net loss was primarily a result of stock based compensation expenses of $4,841,000, additional interest expense and costs associated with the Company’s expansion in the Farm and Water Business.

LIQUIDITY

From the Company’s inception through December 31, 2010, we have funded our operations primarily from the following sources:

-          Equity and debt proceeds through private placements of Two Rivers securities;

-          Revenue generated from operations;

-          Loans and lines of credit;

-          Sales of residential properties acquired through deed-in-lieu actions;

-          Sales of equity investments, and

-          Proceeds from the exercise of legacy Navidec, Inc. Options

Cash flow from operations has not historically been sufficient to sustain our operations without the above additional sources of capital. As of December 31, 2010, the Company had cash and cash equivalents of $645,000. Cash flow consumed by our operating activities totaled $2,205,000 for the year ended December 31, 2010 compared to operating activities consuming $1,922,000 for the year ended December 31, 2009.

As of December 31, 2010, the Company had $699,000 in current assets and $577,000 in current liabilities. The Company intends to continue with its strategy of liquidating its real estate assets to expand their Farm and Water Business and on offering additional debt and common stock in order to provide additional capital to be used in the support of its operations.

Cash flows used by our investing activities for the year ended December 31, 2010, were $5,964,000 compared to $136,000 used for the year ended December 31, 2009. In the year ended December 31, 2010 we used proceeds of $2,583,000 from the sale of our real estate owned (“REO”), Boston real estate, and other assets held for sale to fund our Farm and Water Business, which included $8,012,000 for the purchase of land and water shares and $326,000 for engineering work for the dam reconstruction.

In the year ended December 31, 2009, we used proceeds of $2,710,000 from the sale of our REOs to fund our Farm and Water Business, which included $2,711,000 for the purchase of land and water shares and $163,000 for engineering work for the dam reconstruction.

Net cash produced in financing activities was $8,198,000 for the year ended December 31, 2010 compared to a production of cash of $1,800,000 for the year ended December 31, 2009. During 2010 we increased our long-term borrowings by $6,951,000 through owner financing of the water and land purchase for the Farm and Water Business, paid down $950,000 in real estate loans concerning our discontinued operations, and sold $2,202,000 in the Company’s common stock in a private placement (net of offering costs) and retired $5,000 of our common stock through open market purchases.

Subsequent to December 31, 2010 and through March 1, 2011 (when the offering was closed), the Company has sold $2,000,000 in its current convertible debt private placement.

For the year ended December 31, 2009 from financing activities we generated $1,800,000 through increased long term borrowings of $2,175,000, a private placement of $150,000 and option exercise of $10,000. The Company paid down $441,000 in real estate loans and paid $94,000 to retire its own common shares.

For the three Months Ended September 30, 2011 compared to the three Months Ended September 30, 2010

During the three months ended September 30, 2011, we recognized revenues from continuing operations of $25,000 compared to $34,000 in revenues from continuing operations during the three months ended September 30, 2010. Revenues were a result of Mutual Ditch Company assessments not paid by the Company. Revenues paid by the Company have been eliminated in consolidation.

Within our discontinued operations, during the three months ended September 30, 2011 and 2010, we recognized revenues of $ -0- compared to $1,000 (not including a loss of $38,000 on sale of property), and losses of $100,000 and $150,000, respectively. The decrease of revenue and losses in our discontinued operations is a result of our company’s new focus on the farming and water business and the liquidation of our legacy mortgage and real estate business.

Operating expenses from continuing operations during the three months ended September 30, 2011 and 2010 were $1,956,000 and $808,000, respectively. The increase of $1,148,000 is primarily due to a $297,000 increase in non-cash expense of granting of options, warrants and restrictive stock units, an increase of $173,000 spent on investor relations, an increase in payroll of $256,000 and a $227,000 increase in consulting expense, mostly from water engineering. Management expects the expenses will continue to increase as we expand our business in irrigated farming and water segments.

For continuing operations, during the three months ended September 30, 2011 and 2010, we recognized a net loss of $1,816,000 and $1,193,000, respectively. The increased loss of $623,000 is due to an increase of stock based compensation expense and our expansion of the farming and water business.

For the Nine Months Ended September 30, 2011 compared to the Nine Months Ended September 30, 2010

During the nine months ended September 30, 2011, we recognized revenues from continuing operations of $73,000 compared to $83,000 in revenues from continuing operations during the nine months ended September 30, 2010. Revenues were a result of Mutual Ditch Company assessments not paid by the Company. Revenues paid by the Company have been eliminated in consolidation.

Within our discontinued operations, during the nine months ended September 30, 2011 and 2010 we recognized revenues of $ -0- compared to ($5,000) (net of $81,000 loss from REO sales), respectively. The increase of $5,000 in our discontinued operations is a result of our company’s new focus on the farming and water business and the liquidation of our legacy mortgage and real estate business.

Operating expenses from continuing operations during the nine months ended September 30, 2011 and 2010 were $4,842,000 and $2,496,000, respectively. The increase of $2,346,000 is primarily due to a $251,000 increase in investor relations expense, a $333,000 increase in payroll, a $370,000 increase in expenditures on consultants (mostly water engineers) and an increase of $1,203,000 in the non-cash expense of granting of options, warrants and restrictive stock units .

For continuing operations, during the nine months ended September 30, 2011 and 2010, we recognized a net loss of $5,217,000 and $2,821,000, respectively. The increased loss of $2,396,000 is due from an increase of stock based compensation expense and our rapid expansion of the farming and water business.

LIQUIDITY

From the Company’s inception through September 30, 2011, we have funded our operations primarily from the following sources:

-          Equity proceeds through private placements of Two Rivers securities and convertible debt;

-          Revenue generated from operations;

-          Loans and lines of credit (none currently available);

-          Sales of residential properties acquired through deed-in-lieu actions;

-          Sales of equity investments, and

-          Proceeds from the exercise of legacy Navidec, Inc. Options

Cash flow from operations has not historically been sufficient to sustain our operations without the above additional sources of capital. As of September 30, 2011, the Company had cash and cash equivalents of $1,941,000. Cash flow consumed by our operating activities totaled $2,569,000 for the nine months ended September 30, 2011 compared to operating activities consuming $1,429,000 for the nine months ended September 30, 2010.

As of September 30, 2011, the Company had $2,117,000 in current assets and $758,000 in current liabilities. The Company intends to continue with its strategy of expanding its farming and water business. Capital for this expansion and support of operations is generated from private placement of its convertible debt offerings.

Cash flows used by our investing activities for the nine months ended September 30, 2011 were $2,030,000 compared to $6,247,000 for the nine months ended September 30, 2010. The decrease is primarily due to the completion of our purchases of the shares in the Mutual Ditch Company. The increases is derived from investments in farming equipment, farming irrigation and the Orlando water rights, water storage and land purchase.

Net cash proceeds from financing activities was $5,895,000 for the nine months ended September 30, 2011 compared to total proceeds of cash of $8,200,000 for the nine months ended September 30, 2010. During the nine months ended September 30, 2011 we completed our convertible debt offering of $2,000,000 and our Series B convertible debt offering of $5,332,000. In addition, we retired selected debt and had $613,000 in warrants and options exercise.

During the nine months ended September 30, 2010, we generated $6,951,000 in cash from Mutual Ditch Company seller financing and $2,204,000 from our private placement. We also retired bank debt against real estate owned by $950,000.

CRITICAL ACCOUNTING POLICIES

Two Rivers has identified the policies below as critical to Two Rivers’ business operations and the understanding of Two Rivers results from operations. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements beginning on page 14 of this document. Note that the Company’s preparation of this document requires Two Rivers to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of Two Rivers’ financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

REVENUE RECOGNITION

The Company follows very specific and detailed guidelines in measuring revenue. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause Two Rivers’ operating results to vary significantly from quarter to quarter and could result in future operating losses.

GOODWILL AND INTANGIBLE ASSETS

During the year ended 2010 and subsequently, the Company has acquired water shares in the Mutual Ditch Company, which is considered an intangible asset. Currently, the water shares are recorded at purchase price less the Company’s prorata share of the negative net worth in the Mutual Ditch Company. Management evaluates the carrying value, and if necessary, will establish an impairment of value to reflect current fair market value. Currently, there are no impairments on the land and water shares.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Two Rivers is exposed to the impact of interest rate changes and change in the market values of the Company’s investments. Based on Two Rivers' market risk sensitive instruments outstanding as of September 30, 2011, as described below, it has determined that there is no material market risk exposure to the Company's consolidated financial position, results of operations, or cash flows through September 30, 2011. Two Rivers does not enter into derivatives or other financial instruments for trading or speculative purposes.

INTEREST RATE RISK

At September 30, 2011, the Company’s exposure to market rate risk for changes in interest rates relates primarily to its borrowings, as well as, its mortgage services business. Two Rivers has not used derivative financial instruments in its credit facilities. A hypothetical 10% increase in the Prime Rate would not be significant to the Company's financial position, results of operations, or cash flows.

IMPAIRMENT POLICY

At least once every year, Two Rivers examines all of its assets for proper valuation and to determine if an allowance for impairment is necessary. In terms of real estate owned, this impairment examination also includes the effect of accumulated depreciation. Management examines market valuations and, if an additional impairment is necessary for lower of cost or market, an impairment charge is recorded.

INVESTMENT RISK

From time to time Two Rivers has made investments in available for sale investments in ETFs and commodities for business and strategic purposes. These investments, when held, are included in other long-term assets and are accounted for under the cost method since ownership is less than 20% and Two Rivers does not assert significant influence.

INFLATION

Two Rivers does not believe that, future inflation will have a material negative impact on its future operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to the impact of interest rate changes and change in the market values of our farming properties and water assets. Based on our market risk sensitive instruments outstanding as of September 30, 2011, as described below, it was determined that there was no material market risk exposure to our consolidated financial position, results of operations, or cash flows as of such date. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We do take cover positions in certain commodities, mostly through ETFs.

Our Business

Two Rivers Water Company Overview

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the Huerfano and Cucharas two river basin in Southern Colorado.

The Company owns a 91% interest in the Huerfano Cucharas Irrigation Company which was purchased in 2010. The Company also purchased the Orlando Reservoir and Butte Valley water rights in February 2011. The Company currently has the right to store 15,000 acre-feet and in excess of 70,000 acre-feet of water annually in its reservoirs when they are fully restored. The Company also has the right to divert in excess of 50 cubic feet per second of stream flow which historically yields 15,000 acre-feet of water annually.

The Company currently owns approximately 4,700 gross acres, which in 2012 should provide cash crops from approximately 3,000 acres of high yield irrigated farmland. Each acre of irrigated farmland is capable of producing the equivalent of 200+ bushels of corn or 6 tons of alfalfa per acre. The Company expects to acquire and develop in excess of 25,000 acres of high yield irrigated farmland within the Huerfano Cucharas two river basin within the next 5 years.

The Company expects to acquire and develop the right to divert and store an additional 55,000 acre-feet of water within the next five years. The Company enjoys several enduring economic advantages within the Huerfano Cucharas two river basin as a result of its ownership and control of its water storage facilities and diversion canals. The Company’s water assets provide an enduring economic advantage compared to other water assets which are tributary to the Arkansas River as a result of their elevation and proximity to Pueblo, Colorado.

Two Rivers operates two core businesses, organic crop production from high yield irrigated farmland and water distribution to municipal markets in Huerfano County and the Front Range of Colorado. The Company’s initial crop production will consist of organic premium to supreme alfalfa hay and exchange traded grains. The Company also expects to produce organic vegetable and fruit crops when supply contracts are secured. The Company expects to have excess water resources it acquired for agricultural purposes to be available for municipal water users through Rotational Farm Fallowing, an agricultural best practice whereby portions of farm acreage are fallowed on a rotated basis each year and thereby the associated water can be utilized for other municipal and industrial uses.

The Company is aggressively expanding operations through various funding mechanisms which include debt, convertible debt and equity capital. Since inception to date, the Company has raised over $30 million in expansion capital. The Company expects to raise an additional $100 million in expansion capital over the next five years in order to fully develop the high yield irrigated farmland and water assets within the Huerfano Cucharas two river basin.

The Company is a pioneer in developing a business model whereby it acquires and develops agricultural assets proximate to municipal water use, thereby creating a profitable synergistic relationship between crop production and water use in the arid western regions of the United States. The Company believes its business model can be implemented in other areas of the arid West and thereby remove the tension and conflict created by the traditional “buy and dry” practices.

Two Rivers Water Company History

Two Rivers was incorporated in December 2002 in the state of Colorado. The Company was formerly known as Navidec Financial Services, Inc. until it changed its name on November 19, 2009 to Two Rivers Water Company. The Company’s operations are centered in Colorado.

On August 17, 2009, HCIC Holdings, LLC (“HCIC”), a Colorado limited liability company, was formed to acquire to establish a water business consisting of ownership of water rights, storage of water and distribution of water (the “Water Business”). Upon formation, Two Rivers owned 50% of HCIC and a non-related group owned the other 50%. On September 14, 2010, Two Rivers purchased the 50% interest of the non-related group; therefore, Two Rivers now owns 100% of HCIC, through its 100% owned subsidiary, TRWC, Inc.

On January 5, 2010 the Board of Directors of the Company (the “Board”) authorized to offer the Company’s restricted common stock at $1.00/share. The maximum offering was 5,000,000 shares, with no minimum. This offering was closed on August 31, 2010 and sold 2,900,000 shares, raised $2,400,000 and issued 500,000 shares as a partial payment for land and water shares.

On March 17, 2010, Two Rivers formed Two Rivers Farms, LLC (“Farms”) to acquire and operate agriculture land either as a sole operator or in joint venture with other individuals and companies (the “Farming Business”). Two Rivers is Farms’ sole member and owner. Two Rivers intends to hold whatever ownership interest it has in the Farming Business through Farms. Further, Two Rivers intends to expand the Farming Business through one or more entities holding farming and water assets with Farms being the operator.

On January 21, 2011, the Company formed Two Rivers Farms F-1, LLC to dedicate 500 acres of farmland and associated water rights to grow crops beginning with the 2011 growing season. Due to the severe drought however, planting did not take place in 2011. In February, 2011, the Company raised $2,000,000 through a convertible debt offering in order to fund the transfer of farming land, Mutual Ditch Company water shares, irrigation, land preparation and farming equipment for the 500 acres.

On July 13, 2010, the Company formed Two Rivers Water, LLC, (“Water”) a Colorado limited liability company, to secure additional water rights, rehabilitate water storage structures and to develop one or more special water districts. Eventually, HCIC’s assets will be held by Water.

On January 28, 2011, Two Rivers through a wholly-owned subsidiary, purchased the Orlando Reservoir (“Orlando”) containing 3,110 acre feet of storage and 9 cubic feet per second (cfs) of direct flow water rights for $3,100,000.

On April 5, 2011, the Company formed Two Rivers Farms F-2, LLC to dedicate up to 1,500 acres of farmland and associated water rights to grow crops beginning with the 2012 growing season. From June through August 2011, the Company raised $5,307,000 through a convertible debt offering in order to acquire farming land and water rights through purchasing an majority interest in a non-related entity.

Two Rivers has purchased the available outstanding shares of Huerfano-Cucharas Irrigation Company; a Colorado Mutual Ditch Company (the “Mutual Ditch Company”) located in Huerfano and Pueblo counties in the State of Colorado and additional land, which would assist in perfecting water rights and provide additional water resources. As of August 31, 2010, HCIC had a 91% ownership in the Mutual Ditch Company.

The Mutual Ditch Company owns a large, on-stream reservoir of 41,200 acre feet capacity with associated direct flow and storage rights and a mutual ditch water distribution system that holds easement rights into the Arkansas River. The Mutual Ditch Company also owns additional, smaller water storage facilities.

Our Farming Business

The Company, through its 100% owned subsidiary Farms, operates farms in Pueblo County, Colorado primarily growing alfalfa, wheat and No. 2 yellow corn, which is used for animal feed. The land being farmed is owned by 100% subsidiaries. Each of these 100% owned subsidiaries enter into a farming lease with its parent, Farms. Further, Two Rivers raises money for each farm via a convertible debt offering that is secured by the land, land improvements, irrigation and water rights in each LLC farming entity. Farming lease terms vary by entity. Below summarizes the current farming entities and farm lease terms.

Farming Entity	Acreage	Farm lease terms
Two Rivers Farms F-1, LLC	500	Annual lease payment of $210 per acre plus an additional 1/3 of the gross profits.
Two Rivers Farms F-2, LLC	1,570	Annual lease payment of $210 per acres plus an additional 10% of the net crop revenue.
Two Rivers Farms TBD, LLC	2,000 to 2,600	Recent acquisition of farmland and other land to be acquired.

Water is scarce on the plains of southern Colorado. The average annual rainfall during the growing season on the land owned and to be acquired by the Company is approximately 8 inches. A high-yielding crop requires additional water via irrigation. For example, a corn crop requires about 22 inches of additional water. Therefore, to successfully grow a high-yielding crop additional water must be provided by irrigation. The Company receives 22 inches of average annual irrigation water from the Huerfano River through the Mutual Ditch Company ditch system, Orlando, and other water assets, which diverts water from Huerfano River, a tributary to the Arkansas River. Therefore, as we acquire the farmland and prepare the farmland for farming, we also acquire 2.5 to 3.0 acre feet of water per acre. Properly irrigated farmland, when combined with other best farming practices, produces a significantly higher yield than farmland that is not irrigated. For example, according to the United States Department of Agriculture (“USDA”), the 2010 national average corn yield was 155.8 bushels per acre. The irrigated farmland owned by the Company is capable of producing 200+ bushels per acre.

Our Water Business

As the Company expands its Farming Business, water rights are also acquired. These water rights are first deployed for the Farming Business. Excess water rights may be acquired and will be used as the market demands. As part of acquiring water rights, the Company is in the process of purchasing additional water rights and additional land, which would assist in perfecting water rights and provide additional water resources.

The Company’s objective is to develop the water infrastructure, resources and enhance water storage capacity through a major water storage structure renovation and improvement project. The Company’s proposed renovation and improvement project is expected to result in water storage capacity being restored to 70,000 acre feet.

As part of our Water Business, we intend to undertake engineering design, dam construction and ditch repair. Once the water storage, structure renovation and improvement project is completed and the system is fully operational, the Company intends to assemble an additional strategic portfolio of upstream storage and direct flow water rights and to acquire additional properties and reservoirs in the area. The Company plans to acquire additional upstream water rights and shed superfluous water rights on favorable terms.

Competition

Water resources in Colorado and most of the Western United States are scarce which make water acquisition strongly competitive. Most of our competitors have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in storing and distributing water. Competitors' resources could overwhelm our restricted efforts and cause adverse consequences to our operational performance.

Our Competitive Strengths

We have four areas of competitive strengths: geographic, infrastructure, water rights and demographic.

Geographic – Two Rivers’ reservoirs are advantageously located in the foothills of the Sangre de Cristo Mountains rather than downstream on the Arkansas River. Our canals deliver water from our reservoirs, via gravity, to our farms and potential municipal users as compared to building expensive pumping systems and pipelines trying to reverse the flow of water back upstream.

Infrastructure – Two Rivers owns 70,000+ acre feet of storage capacity and an extensive system of canals which can be rehabilitated for a fraction of the time and cost required to build new similar storage capacity and delivery systems.

Water Rights – The direct flow water rights which Two Rivers owns and can be acquired date back to the 1860s through 1890s (Reed Decrees) are the most senior water rights inside the two river basins and are not callable by competing water interests outside the basins on the Arkansas River.

Demographic – Two Rivers water assets are located in Pueblo and Huerfano Counties, Colorado. Managed correctly and first utilized for the benefit of the citizens of Pueblo and Huerfano Counties, there is a substantial surplus amount of water which can be used for irrigating farmland or filling municipal shortages.

Our Business Strategy

Our business is focused on maximizing shareholder value through taking advantage of systemic changes in the world economic environment. The growth of the world’s population is demanding additional protein in its diet (generated by grains feeding animals) and access to the limited potable water.

The world’s population is expected to hit 9.1 billion by 2050. Today the population is 6.7 billion. Further, in countries with per-capital gross national incomes below $1,000, each 10% increase in income will result in a 6% increase in the use of grains.

Water supplies are adequate in many locations, but other locations are suffering shortages. According to the 2030 Water Resources Group (an industry research group) by 2030 supplies are expected to be 40% below demand.

Due to demand and shortages, we believe that grains and water will increase substantially in value. The price of food will continue to increase due to the growth of the middle class worldwide demanding additional protein in their diets (especially in the BRIC countries – Brazil, Russia, India and China), and the increase in world population. It takes 10 pounds of grain to produce one pound of meat. The United States and its farmland can help meet this demand since the US remains the world’s largest producer of grains. Additionally, since food is a world commodity, it is a good hedge against the US Dollar loosing international purchasing power.

We are different from other water companies. We are farmers with a water bank. We use farming to cover our overhead and, once we reach 4,500 to 5,000 acres being farmed, make a reasonable return to our shareholders. In times of drought we can release some of the agriculture water on a temporary, or leased basis, to municipalities through a concept called rotational fallowing. Rotational fallowing allows us to not grow crops on 20 to 25% of our active farmland for the year and lease water to municipalities.

The farmland and water assets we purchase are accretive to our shareholder value. We are able to purchase non-productive farmland (but once very productive), prepare the land for efficient farming, install irrigation equipment, purchase 2.5 to 3 acre feet of water per acre for approximately $4,000 to $6,000 per acre. The fair value of this farmland is approximately $8,000 per acre.

It is important that we purchase adequate water supply for our farming operations. We operate in a semi-arid location. Also, irrigated farmland has a much higher yield than non-irrigated farmland. Irrigated farmland represents only 30% of the total farmland in the U.S. but produces 70% of the crop output.

The water bank we create through the acquisition of water rights for our farm operations is purchased at $500 to $1,500 per acre foot, but once used for municipal use is worth $500 to $600 per acre foot per year on a lease basis, or over $20,000 per acre foot if it is sold for municipal use.

PROPERTIES

Corporate Offices

In February 2008, Two Rivers, along with its subsidiary Northsight, opened offices at 2000 S. Colorado Blvd, Annex Suite 200, Denver, Colorado 80222. The lease for this office is approximately $4,701 per month and expired March 15, 2011. In March 2011, Two Rivers moved to a smaller office (Annex Suite 420) within the same address. The current lease has a remaining term of approximately 12 months at $1,100 per month. Our offices in Colorado Springs and Walsenburg, Colorado are on a month-to-month basis at a collective monthly rent of $2,400. At the present time, management believes that this space will be adequate for our future anticipated growth.

Land

We own the following land:

Location	Legal Description	Acreage	Purchase date
Pueblo County, CO	Lots 2-4 Sec 4-22-62 less Lot 4 by WD#1519965 to Hall formerly #22-000-00-135	85.3	9/17/2009
Pueblo County, CO	33-21-62 SE4 Less POR sold in WD#123993 to Cook Formerly 12-000-00-042	120	9/17/2009
Pueblo County, CO	E2 35-22-63 320A	320	2/2/2010
Pueblo County, CO	N2 SE4 26-22-63 Contg 80A formerly 23-000-00-139	80	2/2/2010
Pueblo County, CO	N2 S2 SE4 26-22-63 (40A) formerly 23-000-00-193	40	2/2/2010
Pueblo County, CO	36-22-63 All por of sec 36 desc as: comm fr NW cor of sec, N 88 deg 27 min 59 sec E alg N ln of sec A dist of 23304.98 ft, th S 03 deg 53 min 33 sec E a dist of 5270.92 ft to a sandstone marking th S4 of sec 36 th S 89 deg 24 min 00 sec W alg S ln of sec A dist of 2647.27 ft to SW cor of sec th N 00 deg 09 min 46 sec W alg the W ln of sec A dist of 5224.83 ft to pt of beg less 3.2A for ditch formerly #23-000-00-157	297.24	2/2/2010
Pueblo County, CO	NW 1/4 31-22-62 150.77A	150.77	2/22/2010
Pueblo County, CO	25-22-63 SW4 (160A) contg 320A less POR retained by Disanti formerly #23-000-00-072	160	2/22/2010
Pueblo County, CO	36-22-63 That part of Sec 36, lying ely of desc Div Ln; comm fr NW cor of Sec 36 monumented with 3/4: x 30" rebar & 3-1/4" alum cap n 88 deg 27 min 59 sec E alg N Ln of SD sec 36 a dist of 2304.98 ft to pt of beg of sd div ln, sd ln runs S 03 dge 53 min 33 sec E a dist of 5270.92 ft to a sandstone being the S4 cor of SD sec 36 + the pt of terminums of ths div ln formerly #23-000-00-157	338.86	2/22/2010
Pueblo County, CO	A PAR of land being a POR of the SE4 25-22-63 more part desc as follows: Comm from the NE Cor of the SE4 of SD sec 25, S 00 deg 00Min 00Sec E alg the Eln of SD sec 25, a dist of 1905.92 ft; th N 90 deg 00 Min 00sec W, a dist of 844.0 ft to the true pt of beg, th cont N 90 deg 00 Min 00Sec W a dist of 946.00 ft; th N 12 deg 16 min 49 sec E, a dist of 322.91 ft; th N 04 deg 58 min 28 sec W , a dist of 1543.82 ft to the N ln of undercliff rd (county rd); th N 89 deg 18 min 31 sec E alg the S	41	2/22/2010
Walsenburg, CO	TOWNSHIP 28 SOUTH, RANGE 67 WEST OF THE 6TH P.M. Section 19: Part of the SW1I4NW1I4, NW1I4SW1I4, SEI/4NWI/4 being more particularly described as follows: Beginning at the SW comer of the NW1I4SW1/4, thence S 89°41 'E a distance of 1355.7 feet, thence N 0° 33' E a distance of583.3 feet; thence N 45° W a distance of333.3 feet; thence N 10° E a distance of 198 feet; thence N 31 ° 15' E a distance of 174.9 feet, thence N 9°E a distance of 152.7 feet, thence East a distance of 263.8 feet thence N45°E a distance of 149.9 feet, thence N 44°48' W a distance of 443.3 feet; thence N25°35'E a distance of72.6 feet, thence S64°E a distance of 133 feet, thence N9°1 O'E a distance of201.3 feet, thence N43°W a distance of 168.3 feet, thence N28°34'E a distance of 247.5 feet; thence N44°48'W a distance of 475.8; thence S 89°57'W a distance of 1142.7 feet; to the NW comer ofSWl!4NW1I4, thence S0054W a distance of 1306.25 feet to the W1I4 comer of said section 19 and 2612.5 feet to the place of beginning Section 24: SI/2NE1/4NE1I4 less that part conveyed to Huerfano County Hospital District in Book 392, Page 535. Also a tract of land being Part of the SE1I4 and more particularly described as follows: Beginning at the S1I4 comer, thence North 2640 feet, thence East 726 feet; thence south 1996 feet, thence in a Northeasterly direction 75 feet, thence north 1980 feet; thence east 1815 feet, thence south 412 feet; thence in a southwesterly direction along the north right of way of the D&RGW railroad to the point of beginning except that part conveyed to Jesus Maria Lopez in Book 40, Page 78 and Ramon Vigil in Book 33, Page 326 and less that part conveyed to the D&RGW railroad ROW.	76.38	10/26/2009
Huerfano, CO	S 1/2 of the NW 1/4 of Section 4, Township 27 South, Range 64 West, Huerfano County, Colorado; The SW 1/4 of Section 4, Township 27 South, Range 64 West, Huerfano County, Colorado; the S 1/2 of the NE 1/4 of Section 5, Township 27 South, Range 64 West	320	11/10/2009
Pueblo County, CO	The SE 1/4 of Section 15, Township 22 South, Range 63 Parcel 1: West of the 6th principal meridian, except that portion conveyed in Book 1208 at page 425. Also except a rectangular area, being 50 ft by 200 ft and located in the Southwest corner of the SE 1/4 of section 15, described as follows: Beginning at the southwest corner of the SE 1/4 of section 15, township 22 south, range 63 west of the 6th principal meridian, thence north along the west side of the said SE 1/4 of section 15, a distance of 200 ft; thence east 50 feet parallel to the south line of the said section 15: thence south 200 ft to a point on the south line of said section 15; thence west along the south line of said section 15, a distance of 50 feet more or less to the point of beginning .	1120
Pueblo County, CO	Parcel 2: The SE 1/4 of Section 23, Township 22 South, Range 63 West of the 6th Principal Meridian, County of Pueblo, State of Colorado	incl
Pueblo County, CO	Parcel 3: The S 1/2 of Section 24, Township 22 South, Range 63 West of the 6th Principal Meridian, County of Pueblo, State of Colorado	incl
Pueblo County, CO	Parcel 4: The N 1/2 of Section 25, Township 22 South, Range 63 west of the 6th Principal Meridian, except one square acre in the SE corner thereof, County of Pueblo, State of Colorado	incl
Pueblo County, CO	Parcel 5: The SW 1/4 of Section 26, Township 22 South, Range 63 West of the 6th Principal meridian, County of Pueblo, State of Colorado	incl
Huerfano, CO	Lot 146, Colorado Land & Livestock, Unit F, as filed April 29, 1981, at reception no 282669, Map No 169, according to the records of the clerk and recorder for Huerfano County, CO: 2083 CR 104, Walsenburg, CO 81089		8/12/2011
Huerfano, CO	Lot 145 Unit F CLL Ranch; 289 Chickasaw Dr, Walsenburg, CO 81089	40
Huerfano, CO	A parcel of land located in Sections 17, 18, 19. 20, Township 26 South, Range 66 West of the 6th P.M., also being a portion of Orlando Reservoir No2, per plat of Amended Grant of Easement and Result of Survey Plat recorded April 29, 19811, as Map 170, Pocket 3, Folder 3, (also known as Colorado Land and Grazing Unit "E", being more particularly described as follows: Beginning at the SE corner of the Orlando Reservoir No 2 parcel and northerly		2/23/2011
Huerfano, CO	Orlando properties.	1500	TBD

Water

Presently we own the following water rights:

Structure	Type	Priority No.	Date	Decreed Amount a.f.
Cucharas Valley Reservoir	Storage	66	3/14/1906	31,956
Cucharas Valley Reservoir	(conditional storage)	66c	3/14/1906	34,404
Bradford Reservoir	Storage	64.5	12/15/1905	6,000
Huerfano Valley Ditch	Direct flow	120	2/2/1888	42 cfs
Huerfano Valley Ditch	Direct flow	342	5/1/1905	18 cfs
Huerfano Valley Reservoir	Storage	6	2/2/1888	2,017
Butte Valley Ditch	Direct flow	1	5/15/1862	1.2 cfs
Robert Rice Ditch	Direct flow	19	3/01/1867	3 cfs
Orlando Reservoir# 2	Storage	349	12/14/1905	1,000
Orlando Reservoir# 2	(conditional storage)	349c	12/14/1905	800
Orlando Reservoir# 2	(conditional storage)	349c	12/14/1905	1,310

Employees

At October 31, 2011, the Company and its subsidiaries employed 12 full-time employees and 1 part-time employee. None of these employees are covered by a collective bargaining agreement. The Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer have entered into employment agreements with Two Rivers. We consider our relationship with our employees to be good.

LEGAL PROCEEDINGS

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, contractual disputes, premises claims and employment and environmental, health, and safety matters. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, prospects, financial condition, cash flows and results of operations.

Carson Suit

The Company was a co-defendant in a lawsuit filed on April 2, 2008 in Jackson County Circuit Court in Missouri. The Company loaned money to Lydia Carson (borrower) to purchase a home in Kansas City Missouri. The plaintiffs claimed they had a superior lien on the property that was in place before the borrower borrowed money from the Company for the purchase. On June 30, 2010, the amount owed by Lydia Carson to the Company was $253,000 (note balance of $315,000 less escrow held of $62,000). On April 27, 2010 the Company received a judgment granting the Company a first lien position. The Company is in the process of collecting the judgment.

Morrow Suit

The Company was notified in September 2009, that it was named as a defendant in a lawsuit that alleges either the Company or another third party bank did not have a proper promissory note and deed of trust against a short-term mortgage loan made to a borrower in April 2008 (“Morrow” loan and suit). After the Morrow loan was made by the Company, the note was improperly transferred to Jaguar Group, LLC (“Jaguar”). When the improper transfer was discovered by the Company, the Company requested Jaguar to return all documents to the Company or fund the loan. On August 4, 2008, Jaguar re-assigned the note and deed of trust back to the Company. However, Jaguar never returned to the Company the original lending file and documentation. During the period of time that Jaguar was in possession of the Morrow file, the lawsuit alleges that Jaguar used the Morrow note and deed of trust to obtain money from another third-party bank.

Morrow sold the property representing the security interest via the deed of trust in the note in February 2009. Closing occurred through a title company with title insurance issued. At the closing, the Company received $77,000 as payoff on the Morrow note. Therefore, the other third party bank did not receive any proceeds. Presently the third party bank is suing the current owner of the property that Morrow sold for payment on the note. The property owner has filed a complaint in State of Colorado, Adam County District Court naming Northsight, Inc. (a 98% owned subsidiary of Two Rivers Water Company, with no current operations) and the third party bank as defendants. The plaintiff seeks either Northsight to pay the third party bank or for the third party bank to release its claim to the property. If Northsight is not successful in its defense, then its exposure is $120,000 plus potential fees and interest.

The Company believes it properly received the proceeds and is being represented by legal counsel to defend its position. However, to avoid additional legal fees and potential exposure, the Company is in the process of offering a settlement to the plaintiff. A contingency exists with respect to this matter with a contingency recorded for the Company’s estimate of the cost of settlement.

There are no other legal actions that name the Company and/or its officers and directors as defendants.

Corporate Information

The principal executive offices of two Rivers water company are located at 2000 S. Colorado Blvd. Annex Suite 420, Denver, CO 80222 and the telephone number at this address is 303-222-1000. Our website address is www.2Riverswater.com. Information on, or assessable through, our website is not part of, and will not be deemed to be incorporated into, this prospectus or the registration statement of which this prospectus forms a part. Investors should not rely on any such information in deciding whether to purchase our common stock.

MANAGEMENT AND BOARD OF DIRECTORS

Executive Officers and Directors

Set forth below is information concerning our current executive officers and directors and prospective directors as of August 29, 2011.

Name	Age	Position
John McKowen	61	Chief Executive Officer, Chairman of the Board of Directors
John Stroh, II	64	Director
Dennis Channer	61	Director
Brad Walker	52	Director
Gregg Campbell	67	Director
Wayne Harding	56	Chief Financial Officer, Secretary
Gary Barber	56	Chief Operating Officer, President

JOHN R. MCKOWEN. Mr. McKowen has served as the Chief Executive Officer and a Director and Chairman of the Board of the Company since the Company was founded in December 2002. Mr. McKowen also served as President and Chief Executive Officer of Navidec, Inc. from August 2003 to September 2004 and served as a director of Navidec, Inc., from December 2002 to May 2005. Navidec, Inc. became BPZ Energy. Mr. McKowen was hired by Navidec, Inc. as a financial consultant in 1996 and was involved in the private, public and secondary financing of Navidec, Inc. He served as a financial consultant to Navidec, Inc. until March 1999. Mr. McKowen began his career in the financial services industry 1978. In 1984, Mr. McKowen began working as an independent consultant and has worked in that capacity for the last 23 years. Mr. McKowen received a B.A. in economics from Metropolitan State College. Mr. McKowen provides our Board with not only knowledge of financing of public companies, but also his experience in managing public companies.

JOHN STROH II. Mr. Stroh has served as a director of the Company since November, 2009 and as President of the Company since August, 2009. Mr. Stroh received his Bachelor of Science in Business Administration from Colorado State University in 1976. In 1991, he passed the Colorado State Certified Appraiser exam. He received his real estate broker license in the State of Colorado in 1976. Mr. Stroh has been a real estate broker since he received his broker license in 1976. He is the owner/managing broker of Southern Colorado Land and Livestock Company, a real estate management, appraisal, consulting, and brokerage firm.

Mr. Stroh is also an instructor for the Trinidad State Junior College. He teaches real estate courses including water law, broker courses, and mandatory fair housing courses.

Mr. Stroh is Secretary of the Lower Cucharas Water Users Association and Secretary of the Holita Ditch and Reservoir Companies and Secretary of the Walsenburg Ditch Company. He is also Chairperson of the Sangre de Cristo Habitat Partnership Program Committee.

Mr. Stroh provides the Board of Directors with knowledge and experience in the water industry, the Company’s main line of business.

DENNIS CHANNER. Mr. Channer has 36 years of financial and investment management experience. Since 2001, Mr. Channer has been a Principal at Cornerstone Investment Advisors LLC, a financial planning, portfolio and trust management firm. He served on the board of directors and as chair of the governance, compensation and audit committees for AeroGrow International (a public company based in Boulder Colorado USA, NASDAQ, AERO) in 2007 and 2008. During late 1999 through 2000, he served as a Senior Consultant and Vice President of Portfolio Management Consultants, Inc. a premier provider of Wealth Management Services. Mr. Channer is also the former co-founder, Managing Director, and served as Chairman of the Board of Investors Independent Trust Company from 1996 through late 1999. His background includes experience as a Certified Financial Planner, Registered Investment Advisor, Certified Public Accountant and Controller.

Mr. Channer holds an active CFP®, AEP® (Accredited Estate Planner), and a CPA license in Colorado. He received his BS from Metropolitan State College of Denver.

Mr. Channer provides the Board of Directors with both financial knowledge and management experience. He is Chair of our Audit Committee.

BRAD WALKER. Mr. Walker earned a B.S. degree in Soil Science in 1982 from University Wisconsin-Stevens Point. He worked for the USDA-ARS in Fort Collins as a Research Associate from 1982 to 1985. Mr. Walker first experience as a crop consultant was with Servi-tech beginning in 1985. He started his own consulting firm (AgSkill) in 1986 and today he is still a consultant and President of AgSkill, Inc. Mr. Walker works with growers by checking fields and advising them on fertility management, irrigation management, and pest management. He also designs Nutrient Management Plans for livestock operations for both the EPA and the Colorado Dept. of Public Health & Environment. Mr. Walker works with Lower Arkansas Water Management Association (LAWMA) as a consultant to establish grass on land that is now dry but was previously irrigated. He is also approved by the Colorado Water Courts to evaluate grass stands on land that was previously irrigated. He also conducts contract research, primarily involving pesticide applications on small plots for efficacy and residue evaluations.

Mr. Walker brings to the Board of Directors not only an understanding of farming and soil conditions.

GREGG CAMPBELL. Mr. Campbell began his career in water with the Denver Board of Water Commissioners in 1974. Over a span of fourteen years with Denver Water, he served in various engineering capacities, was Chief Planner for the Denver water system, and oversaw the management of Denver's multi-billion dollar water portfolio as Chief of Water Rights Acquisition, Protection and Development.

In 1988, Mr. Campbell left public service for the private sector, founding Kiowa Resources, Inc., a water investment and development venture. As president and CEO of Kiowa, he directed the acquisition of senior South Platte River water rights and assets and the development of an innovative municipal water supply project concept that has been widely copied. Kiowa Resources ceased operations in 2001.

In 1995, Mr. Campbell founded HydroSource, LLC to provide consulting and water rights brokerage services to buyers and sellers of water, water rights, and water storage reservoirs in both the public and private sectors of the Colorado Front Range. HydroSource specializes in assembling large blocks of water, water rights, and water storage for municipal and commercial customers, but provides equal attention to the needs of individual clients. HydroSource emphasizes customizing water transactions to fit the client's specific needs. The company has successfully closed in excess of one hundred million dollars in water rights and water storage sales.

Mr. Campbell has testified on multiple occasions as an expert on water rights, and water rights and water storage valuation, in Colorado water court and condemnation proceedings.

Mr. Campbell brings to the Board of Directors an in depth knowledge of water and water rights. He also serves as Chair of our Compensation, Nominating and Governance Committee.

WAYNE E. HARDING, III. Mr. Harding has worked with Two Rivers as a controller and handling of its SEC filings since July 28, 2008. On September 11, 2009, Mr. Harding was appointed the Chief Financial Officer and Secretary of Two Rivers. He has served as a director of Two Rivers from November, 2009 through this Annual Meeting of the Shareholders. Mr. Harding served on the board of directors, chair of the governance, compensations and audit committees for Aerogrow International (a public company based in Boulder Colorado USA, OTC: AERO) from 2005 – 2007.  He has served as vice president business development of Rivet Software since December 2004. From August 2002 to December 2004 Mr. Harding was owner and President of Wayne Harding & Company CPAs and from 2000 until August 2002 he was director-business development of CPA2Biz.

Mr. Harding holds an active CPA license in Colorado and received his BS and MBA degrees from the University of Denver, where he currently serves on the School of Accountancy Advisory Board and head of the Academic Excellence Committee.  Mr. Harding also teaches in the University of Denver MBA program on accounting topics. He is also past-President of the Colorado Society of CPAs.

GARY BARBER. Mr. Barber is originally from Colorado Springs, Colorado, graduating from Manitou Springs High School (1972) and the U.S. Air Force Academy (1976). He has been involved in commercial real estate brokerage, water rights brokerage and consulting to public and private entities. Mr. Barber currently represents the El Paso County Water Authority, the Pikes Peak Regional Water Authority and manages two Metropolitan Districts, quasi-municipal governments formed to provide public services and resolve water issues of various types. He is chairman Arkansas Basin Roundtable, a multi-disciplinary body formed by the Colorado General Assembly in 2005. This collaborative group, comprised of representatives from the counties, cities and special interests in Southern Colorado, is attempting to address the consumptive and non-consumptive water needs of the future.

Mr. Barber provides the Company with knowledge and experience in the water industry and project management.

COMMITTEES OF THE BOARD OF DIRECTORS

We are managed under the direction of our board of directors. The Company’s board has established two committees: Audit and the Nominating, Compensation, Corporate Governance.

CONFLICTS OF INTEREST - GENERAL

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While each officer and director of our business is engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently no requirement is contained in our Articles of Incorporation, Bylaws, or minutes which require officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such reports received, and representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2010, all of the Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were filed in compliance with all applicable requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Intercompany Transactions

Starting in July 2007, Two Rivers began lending money to Northsight to enable Northsight to make short term, mortgage backed loans to borrowers who are purchasing deeply discounted or foreclosed residential real estate in Arizona and Colorado.

In June, 2008, Two Rivers became the direct funding source for the short term, mortgage backed loans with Northsight acting as the mortgage originator. Therefore, Northsight transferred the loans outstanding back to Two Rivers in exchange for the cancellation of the intercompany note. As of December 31, 2010, Two Rivers had $227,000 in short term bridge loans outstanding, which is net of an allowance for uncollectable loans of $144,000.

Officer and Directors Transactions

During the year ended December 31, 2010, the Company paid Mr. McKowen, the CEO and Chairman of the Company, total compensation of $237,896 which consists of salary of $223,158 and health and dental insurance benefit of $14,738. Mr. McKowen had 1,480,948 options that were transferred to RSUs and a grant of an additional 1,000,000 RSUs. The entire fair value of the RSUs is $4,562,000 and is expensed over vesting period and recognized as income to recipient in the year of vesting.

During the year ended December 31, 2010, the Company paid Mr. Harding, the CFO of the Company, a total compensation of $114,463, which consists of salary of $97,750, a bonus of $1,833, and health and dental insurance benefit of $14,880. Mr. Harding had 200,000 options that were transferred to RSUs and a grant of an additional 500,000 RSUs. The entire fair value of the RSUs is $1,292,000 and is expensed over vesting period and recognized as income to recipient in the year of vesting.

During the year ended December 31, 2010, the Company paid Mr. Barber, the COO of the Company, a total compensation of $32,000, which consists solely of contract payments. Mr. Barber was also granted 1,000,000 RSUs. The entire fair value of the RSUs is $1,701,000 and is expensed over vesting period and recognized as income to recipient in the year of vesting.

Mr. Stroh II is also a managing member of Two Rivers Basin, LLC (“TRB”), an unrelated entity.

On August 17, 2009, Two Rivers through its wholly owned subsidiary TRWC and TRB, formed HCIC, a joint venture. Under the terms of the Joint Venture agreements, the Company, at the Company’s sole discretion, can contribute up to $2,850,000 in cash. TRB contributed purchased options in the Mutual Ditch with a fair value of $2,850,000. Under certain conditions, TRB members can exchange their membership units in TRB for common shares in Two Rivers. In September 2010, the Company exchanged 7,500,000 of its common shares for 100% of TRB’s interest in HCIC. After this exchange, the Company owns 100% of HCIC.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth certain information concerning compensation paid by the Company to the President and the Company’s two most highly compensated executive officers for the fiscal year ended December 31, 2010, 2009 and 2008 (the "Named Executive Officers"):

SUMMARY EXECUTIVE COMPENSATION TABLE

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (10)	Option Awards ($)	Non-equity incentive plan comp ($)	Non-qualified deferred comp earnings ($)	All other comp ($)	Total ($)

John McKowen, CEO, Chairman	2010(1)	223,158	0	0	0	0	0	14,738	237,896
	2009(2)	241,484	27,500	0	0	0	0	7,476	276,460
	2008(3)	270,833	0	0	0	0	0	45,779	316,612

Wayne Harding, CFO & Secretary	2010(4)	97,750	1,833	0	0	0	0	14,880	114,463
	2009(5)	95,423	6,250	0	0	0	0	23,069	124,742
	2008(6)	0	0	0	140,330	0	0	0	140,330

Gary Barber, COO & Pres	2010(7)	0	0	0	0	0	0	32,000	32,000

John Stroh, President	2010(8)	45,260	1,125	0	0	0	0	58,437	104,822
	2009(9)	0	0	0	0	0	0	63,192	63,192

(1)	Other Compensation is the payment of the health insurance benefit by the Company ($5,757) and auto allowance ($8,981).

(2)	Other Compensation is the payment of the health insurance benefit by the Company ($7,476).

(3)	Other Compensation is the payment of the health insurance benefit by the Company ($11,765); auto allowance ($13,014), and office reimbursement ($21,000).
(4)	Other Compensation is the payment of the health insurance benefit by the Company.

(5)	Salary and bonus is the amount for the entire year ending December 31, 2009. Mr. Harding did not become an officer of the Company until September 2009 and did not become a director of the Company until November 2009. Other Compensation is the payment of dental and health insurance benefit ($23,069).
(6)	Mr. Harding’s options were granted on July 28, 2008. A black-scholes computation indicated $140,330 value upon grant. At the time of grant, Mr. Harding was not an officer or director of the Company. Mr. Harding became the CFO and Secretary of the Company in September, 2009.

(7)	Mr. Barber was paid as a contract employee during 2010.
(8)	Mr. Stroh’s Other Compensation is the payment of contract pay of $54,666 and health insurance benefit payment by the Company of $3,771.

(9)	Mr. Stroh became the President of TRWC, Inc. in August, 2009. He is paid via a contract labor agreement. In 2009, Mr. Stroh was paid $61,840 in contract labor and $1,352 in health and dental insurance premiums.
(10)	Stock award compensation is based on Restricted Stock Units granted and vested during the year. No RSUs vested in 2010.

EMPLOYMENT AGREEMENTS

The Company’s Board has a separate compensation committee; which determines the compensation for the Company’s officers and directors. Members of the committee are Gregg Campbell (Chair), Dennis Channer and Brad Walker.

All in-place employment agreements provides for accelerated option vesting. Change in control is defined as the sale or other disposition to a person, entity or group of 50% or more of the consolidated assets of the Company taken as a whole.

On September 9, 2004, (and amended on June 15, 2005 and December 16, 2010) the Company entered into an employment agreement with John McKowen, as President and CEO. The initial term of the contract was two years, which renews automatically for successive one year terms unless and until either party delivers notice of termination within 30 days of the expiration of the then current term.

On November 1, 2008, (and amended on December 16, 2010) the Company entered into an employment agreement with Wayne Harding. The initial term of the contract was one year, which renews automatically for successive one year terms unless and until either party delivers notice of termination within 30 days of the expiration of the then current term.

On December 16, 2010 the Company entered into an employment agreement with Gary Barber. The initial term of the contract is one year, which renews automatically for successive one year terms unless and until either party delivers notice of termination within 30 days of the expiration of the then current term.

During the year ended December 31 2010, no changes in Mr. McKowen’s pay were made. Effective January 1, 2011, Mr. McKowen’s pay is reduced to $180,000 per year, Mr. Barber’s pay is $120,000 per year and Mr. Harding’s pay is $120,000 per year.

Besides compensation levels, Mr. McKowen’s, Mr. Barber’s and Mr. Harding’s employment agreement terms are similar. Each has a one year term, automatically renewing unless notification of termination is delivered within 30 days of the term expiration, and the Board determines annual incentive compensation at the Board’s sole discretion. If there is a change of control, each is entitled to an accelerated option/RSU vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding option awards held by the President and our most highly compensated executive officers for the fiscal year ended December 31, 2010 to the "Named Executive Officers":

	No. of securities underlying exercised options (#)	No. of securities underly-ing unexer-cised options (#)	Equity incentive plan awards: No. of securities underlying unexer-cised unearned options (#)	Option exercise price ($)	Option expir-ation date	No. of shares or units of stock that have not vested (#)	Market Value of shares or units of stock that have not vested ($)	Equity incentive plan awards: no. of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards; Market or payout value of unearned shares, units or other rights that have not vested ($)
John McKowen, CEO	0	0	0	N/A	N/A	0	0	0	0
Gary Barber, President	0	0	0	N/A	N/A	0	0	0	0
Wayne Harding, CFO	0	0	0	N/A	N/A	0	0	0	0

During the year ended December 31 2010, the following stock option equity awards were converted to Restrictive Stock Units:

John McKowen: 1,480,948 shares

Wayne Harding: 200,000 shares

The following table sets forth certain information concerning outstanding option awards held by the President and our most highly compensated executive officers for the fiscal year ended December 31, 2010 to the "Named Executive Officers":

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			Estimated future payments under equity incentive plan awards			All other stock awards: No. of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John McKowen	Oct 2010	N/A	N/A	N/A	1,480,948	2,480,947	2,480,947	0	0	N/A	4,561,000
Gary Barber	Oct 2010	N/A	N/A	N/A	0	1,000,000	1,000,000	0	0	N/A	1,701,000
Wayne Harding	Oct 2010	N/A	N/A	N/A	200,000	700,000	700,000	0	0	N/A	1,292,000

DIRECTOR COMPENSATION

The following table sets forth certain information concerning compensation paid to our directors for services as directors, but not including compensation for services as officers reported in the "Summary Executives Compensation Table” during the year ended December 31, 2010:

Name	Fees earned or paid in cash ($)	Stock awards ($) (6)	Option Awards ($)	Non-equity incentive plan compen- sation ($)	Non- Qualified Deferred compen- sation earnings ($)	All other compensation ($)	Total ($)
John McKowen (1)	0	0	0	0	0	0	0
Gary Barber (2)	500	9,333	0	0	0	0	9,833
John Stroh II (3)	0	0	0	0	0	0	0
Bradley Walker	500	9,333	0	0	0	0	9,833
Dennis Channer	500	9,333	0	0	0	0	9,833
Wayne Harding (4)	0	0	0	0	0	0	0
Jolee Henry (7)	8,204	0	0	0	0	0	8,204
Fred Jones(5)	0	0	0	0	0	0	0

(1)	During the year ended December 31, 2010, Mr. McKowen received compensation as set forth in the Executive Compensation Table.

(2)	During the year ended December 31, 2010, Mr. Barber received compensation as set forth in the Executive Compensation Table.
(3)	During the year ended December 31, 2010, Mr. Stroh received compensation as set forth in the Executive Compensation Table.

(4)	During the year ended December 31, 2010, Mr. Harding received compensation as set forth in the Executive Compensation Table. Mr. Harding did not stand for board reelection.
(5)	During the year ended December 31, 2009, Mr. Jones received contract labor compensation for services rendered outside of his board function of $34,800. Mr. Jones resigned in 2010.

(6)	Stock awards are granted the calendar quarter following the calendar quarter of service.
(7)	Jolee Henry did not stand for board re-election at the October 2010 annual meeting. Therefore, effective October 2010, Ms. Henry is no longer a Company’s board member.

Each outside director receives $1,000 and 5,000 shares of the Company’s stock per calendar quarter and $500 per meeting in person along with reimbursement of reasonable travel costs. These payments include services for the Board Committees.

CODE OF ETHICS

The Company has adopted a Code of Ethics for the Board and the salaried employees.

CONFLICTS OF INTEREST - GENERAL

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While each officer and director of our business is engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently no requirement is contained in our Articles of Incorporation, Bylaws, or minutes which require officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

Indemnification of Directors and Officers

As permitted by the Colorado Corporation Act, the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care is very limited. In addition, as permitted by the Colorado Corporation Act, the Bylaws of the Company provide generally that the Company shall indemnify its directors and officers to the fullest extent permitted by Colorado law, including those circumstances in which indemnification would otherwise be discretionary.

The Company has agreed to indemnify each of its directors and executive officers to provide the maximum indemnity allowed to directors and executive officers by the Colorado Corporation Act and the Bylaws, as well as certain additional procedural protections. In addition, the indemnification agreements provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be indemnified.

The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Company and its directors and executive officers, may be sufficiently broad to permit indemnification of the officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Audit Committee

In 2010 the Company established a separate Audit Committee. The Chair of the Audit Committee is Dennis Channer. Mr. Gregg Campbell and Mr. Brad Walker are the other board members serving on the Audit Committee.

Compensation, Governance & Nominating Committee

In 2010 the Company established a separate Compensation, Governance & Nominating Committee. The Chair of this Committee is Gregg Campbell. Mr. Dennis Channer and Mr. Brad Walker are the other board members serving on this Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of outstanding shares of the Company's common stock as of December 31, 2010 on a fully diluted basis, by (a) each person known by the Company to own beneficially 5% or more of the outstanding shares of common stock, (b) the Company's directors, Chief Executive Officer and executive officers whose total compensation exceeded $100,000 for the last fiscal year, and (c) all directors and executive officers of the Company as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
Common Shares	John McKowen (2) 2000 S Colorado Blvd Annex Bldg Ste 420 Denver CO 80222	2,545,528	11.28%
Common Shares	Wayne Harding (3) 2000 S Colorado Blvd Annex Bldg Ste 420 Denver CO 80222	107,089	0.47%
Common Shares	Gary Barber (4) 2000 S Colorado Blvd. Annex Bldg. Ste 420 Denver CO 80222	5,000	0.02%
Common Shares	John Stroh II (5) 2000 S Colorado Blvd. Annex Bldg. Ste 420 Denver CO 80222	1,001,430	4.44%
Common Shares	Dennis Channer (6) 2000 S Colorado Blvd. Annex Bldg. Ste 420 Denver CO 80222	5,000	0.02%
Common Shares	Brad Walker (7) 2000 S Colorado Blvd. Annex Bldg. Ste 420 Denver CO 80222	5,000	0.02%
Total for all Directors and Executive Officers as a Group		3,669,047	16.26%

(1)	Applicable percentage ownership is based on 19,782,916 shares of common stock issued and outstanding as of December 31, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For the purpose of the Officers and Directors ownership computation, there are 19,782,916 common shares outstanding; 1,725,562 options, 894,044 RSUs and 150,000 warrants, for a total dilution pool of 22,567,522 which is used as the denominator is the Percent of Class calculation.
(2)	Mr. McKowen holds, directly, 1,805,054 shares of the Company’s common stock. He holds RSUs exercisable for 2,480,948 shares of the Company’s common stock, of which 740,474 are considered for the beneficial ownership calculation.
(3)	Mr. Harding directly holds 7,089 shares of the Company’s common stock. He holds RSUs exercisable for 700,000, of which 100,000 shares are considered for the beneficial ownership calculation.
(4)	Mr. Barber directly owns no shares of the Company’s common stock. He is granted 5,000 shares of the Company in January 2011 for board service in 2010.
(5)	Mr. Stroh directly holds 896,787 shares of the Company’s common stock. He also owns 99,643 shares that are being held in escrow due to the terms of the TRB merger. He is granted 5,000 shares of the Company in January 2011 for board service in 2010.
(6)	Mr. Channer directly owns no shares of the Company’s common stock. He is granted 5,000 shares of the Company in January 2011 for board service in 2010.
(7)	Mr. Walker directly owns no shares of the Company’s common stock. He is granted 5,000 shares of the Company in January 2011 for board service in 2010.

DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of shares, the rights and preferences of which may be established from time to time by our Board, which will be made up of:

·         100,000,000 shares of common stock, $0.001 par value, and

·         10,000,000 shares of preferred stock, $0.001 par value.

Upon completion of this offering, there will be 25,118,000 outstanding shares of common stock and no outstanding shares of preferred stock.

The following is a summary of our capital stock and important provisions of our restated certificate of incorporation (“Articles of Incorporation") and amended and restated by-laws (“By-laws”), as will be in effect immediately following this offering. Reference is made to our certificate of incorporation and by-laws, copies of which are filed as exhibits to the Registration Statement.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters voted upon by our stockholders, including the election or removal of directors, and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders , assuming a quorum, must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Subject to the rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our Board out of funds legally available therefor. Holders of our common stock are also entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.

Holders of our common stock do not have preemptive rights to purchase shares of our common stock. Further, shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock, which we may issue in the future.

Blank Check Preferred Stock

Our Board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

Our certificate of incorporation permits us to issue up to 10 million shares of preferred stock from time to time. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our Board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

·         restricting dividends on our common stock;

·         diluting the voting power of our common stock;

·         impairing the liquidation rights of our common stock; or

·         delaying or preventing a change of control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation and By-laws

General

Our articles of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board and that could make it more difficult to acquire control of the company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

No Cumulative Voting

Special Meetings of Stockholders

Our by-laws provide that special meetings of stockholders may be called only by a majority of our Board.

Limitation of Liability of Directors and Officers

Our Articles of Incorporation limits the liability of directors to the fullest extent permitted by Colorado law. The effect of these provisions is to eliminate the rights of our stockholders, through stockholders’ derivative suits on behalf of the company, and us to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. In addition, our articles of incorporation and our by-laws provide that we indemnify our directors and officers to the fullest extent permitted by Colorado law. We also expect to maintain directors and officers liability insurance.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Financial Services.

LONG TERM STOCK PLANS AND STOCK OPTIONS

The 2011 Long-Term Stock Plan will be construed, interpreted and administered by the Compensation Committee (“the Committee”). The Committee has the discretion to determine the individuals to whom options are granted, the number of shares subject to the options, the exercise price of the options (but in no case less than the market price on the day of the grant) the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised) and certain other provisions related to the options. Individuals who are selected to receive options will sign an option agreement with the Company setting forth the terms and restrictions applicable to their options.

Under the 2011 Long-Term Stock Plan, the Committee may grant options and other forms of stock based awards for an aggregate maximum of 10,000,000 shares, less approximately 5,700,000 shares based on the Restricted Stock Units already outstanding, that have neither been vested or exercised, of the Company’s Common Stock to employees of the Company and its subsidiaries, including the Company’s executive officers. The number of shares available for the grants under the Plan and the number of shares included in each outstanding option are subject to adjustment upon recapitalizations, stock splits or other similar events that cause changes in the Company’s Common Stock. The Company must retain sufficient authorized but unissued shares of Common Stock to assure itself of its ability to perform its obligations under the 2011 Long-Term Stock Plan. Shares of Common Stock underlying options and other forms of grants that expire unexercised will be available for future grants under the Plan.

The board of directors has adopted a Management Incentive Plan that contemplates the issuance of options as well as cash bonuses to certain executive officers and key employees of the Company. The incentive plan is administered by the Company's board of directors and it is contemplated that cash bonuses will be granted following the successful closing of a transaction by the business development division of the Company based on the value such transaction has to the Company. The amount of the option grants or cash bonuses will be based on the value of the transaction and participants are designated by the Company's board of directors upon recommendation by the Chief Executive Officer. There have not been any stock options granted under this incentive plan.

On May 6, 2005, the Company's board of directors adopted the Navidec Financial Services, Inc. 2005 Stock Option Plan pursuant to which the board may grant options to purchase a maximum of 5,000,000 shares of Navidec common stock to key employees, directors and consultants. As of December 31, 2010, options to purchase an aggregate of 1,745,562 shares of common stock were issued and outstanding consisting of options to purchase 1,475,562 shares of common stock at an exercise price of $1.25 per share and options to purchase an aggregate of 270,000 shares of common stock at an exercise price of $2.00 per share. The option plan only provides for the grant of nonqualified stock options.

The exercise price of options may not be less than the fair market value on the date of grant as determined by the board of directors and will expire no later than the tenth anniversary of the date of grant. The board may establish vesting or other requirements which must be met prior to the exercise of the stock options. In the event of a corporate transaction involving Navidec (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the board may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

Series A Secured Convertible Participating Promissory Notes

The Company issued $2,000,000 principal amount of the Series A Notes. The Notes mature on March 31, 2014 and bear interest at 6% per annum, with principal paid upon maturity. Interest will be paid on a pro-rata basis from the date of the closing of the sale of Notes through the next December 31st on each February 15th following such December 31st (i.e., interest for the 2012 calendar year will be paid on February 15, 2013).

In addition to interest, Noteholders as of each December 31st prior to the Maturity Date will receive their pro-rata percentage (based upon the entire $2,000,000 Offering) of the lease payments made by Farms to the Company for the right to farm the land and the use of the irrigation and farming equipment to be owned by the Company. Such lease payments will be equal to one-third of the gross profit (as defined in the lease), if any, realized from the farming operations conducted on the land by Farms. All such payments will be made on each March 15th following such December 31st.

The Notes will be convertible into shares of the common stock par value $.001 per share (“Common Stock”) of Two Rivers, at the option of the Noteholder, at a conversion price of $2.50 per share. If the Common Stock trades at a price per share of at least twice the conversion price for twenty consecutive trading days and the average trading volume for such twenty-day period is at least 250,000 shares per day, the Notes will automatically be converted into shares of Common Stock without any action by the Noteholder.

The Notes are secured obligations of the Company and will, upon initial issuance, be secured by a first priority secured interest in all assets of the Company, including the 500acres of land in Pueblo County Colorado to be purchased by the Company from Two Rivers, 1,268 shares of stock of the Huerfano Cucharas Irrigation Company, a Colorado mutual ditch company, and irrigation and farming equipment.

Investors holding Notes representing at least 66 2/3% of the then-outstanding aggregate principal amount of the Notes (the “Majority Investors”) have the right to waive covenants, events of default or other provisions of the Subscription Agreement or the Notes, except for the payment when due, after all grace periods, of principal and interest on the Notes; provided however, that any waiver of an Event of Default (as defined in the Notes) occurring on account of the Company’s failure to make any payment of principal or interest shall not be effective against any Investor holding Notes who has not agreed to such waiver in writing.

Failure to pay principal or interest on any Note when due, which is not cured within 60 days following such failure, will constitute an Event of Default on all of the Notes. Upon the occurrence of an Event of Default and written notice from the Investor holding Notes, the entire principal balance and any accrued interest on such Notes will become due and payable without presentation, demand, protest or other notice of any kind. Additionally, upon the occurrence of an Event of Default, the amounts then due and payable under the Notes will bear interest at the rate of eight percent (8%) per annum from the due date thereof until paid in full.

The Notes are prepayable by the Company upon 30 days’ advance written notice.

Series B Secured Convertible Participating Promissory Notes

The Company issued $5,307,000 principal amount of the Series B Notes. The Notes mature on June 30, 2014 and bear interest at 6% per annum, with principal and interest paid upon maturity. Interest will be paid on a pro-rata basis from the date of the closing of the sale of Notes through the next December 31st on each February 15th following such December 31st (i.e., interest for the 2012 calendar year will be paid on February 15, 2013).

In addition to interest, as of each December 31st prior to the Maturity Date, Noteholders will receive their pro-rata percentage (based upon the total Offering sold) of the lease payments made by Farms to the Company for the right to farm the land and the use of the irrigation equipment to be owned by the Company. The Annual Lease Payment will be equal to 10% of the Crop Net Revenues received by Farms in each calendar year. Crop Net revenues are defined as the gross selling price of the grains harvested from the land less the direct cost of generating the revenue, which includes, but not limited to, selling broker fees and transportation of the crop. Such payments will be made on the 15th day of March following each such December 31st.

The Notes will be convertible into shares of the common stock par value $.001 per share (“Common Stock”) of Two Rivers, at the option of the Noteholder, at a conversion price of $2.50 per share. If the Common Stock trades at a price per share of at least twice the conversion price for twenty consecutive trading days and the average trading volume for such twenty-day period is at least 250,000 shares per day and is listed or quoted on: the Nasdaq Global Market, the American Stock Exchange, the New York Stock Exchange, or the Nasdaq Capital Market (a “National Exchange”), the Notes will automatically be converted into shares of Common Stock without any action by the Noteholder. The notes may not be prepaid by the Company.

The Notes are secured obligations of the Company and will, upon initial issuance, be secured by membership interest in Orland and a first priority secured interest in all assets of the Company, including the Orlando assets acquired by the Company that include water storage and direct flow rights, and irrigation equipment.

Investors holding Notes representing at least 66 2/3% of the then-outstanding aggregate principal amount of the Notes (the “Majority Investors”) have the right to waive covenants, events of default or other provisions of the Subscription Agreement or the Notes, except for the payment when due, after all grace periods, of principal and interest on the Notes; provided however, that any waiver of an Event of Default (as defined in the Notes) occurring on account of the Company’s failure to make any payment of principal or interest shall not be effective against any Investor holding Notes who has not agreed to such waiver in writing.

Failure to pay principal or interest on any Note when due, which is not cured within 60 days following such failure, will constitute an Event of Default on all of the Notes. Upon the occurrence of an Event of Default and written notice from the Investor, the entire principal balance and any accrued interest on such Note will become due and payable without presentation, demand, protest or other notice of any kind. Additionally, upon the occurrence of an Event of Default, the amounts then due and payable under such Note will bear interest at the rate of eight percent (8%) per annum from the due date thereof until paid in full.

WARRANTS

Series B - Warrants

Warrants were issued with the Series B Notes and are exercisable for shares of Common Stock at $2.50 per share and expire on December 31, 2012. If the Common Stock trades above $4.00 per share for twenty consecutive trading days and during such twenty day period the average daily trading value of the Common Stock exceeds 100,000 on a National Exchange then Two Rivers may upon thirty (30) days' notice redeem the Warrants for $.001 per share but during said 30 day period, the warrant holder shall have the right to exercise his warrants. If a redemption notice is issued, Two Rivers will concurrently file a registration statement with the SEC registering the common shares underlying the Warrant Conversion and Note Conversion. Holders of Series B Notes received one warrant to purchase one share of the Company’s stock for each $2.50 in debt. There are 2,122,800 Series B Warrants currently issued and outstanding.

Other Warrants

Additionally, the Company has the following warrants outstanding:

·         100,000 warrants expiring December 31, 2011 for 100,000 shares of the Company’s common shares at $1.00 per share.

·         250,000 warrants issued to a broker dealer to act as a financial advisor at $2.00 per share that vested May, 2011.

·         170,624 warrants exercisable at $2.50 per share issued to our placement agents relating to the Series B Convertible, Participating Note offering which expire on September 30, 2014.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of our common stock or the possibility of these sales occurring could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering a total of 25,118,000 shares of common stock will be outstanding. Of these shares, all shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates”, as that term is defined in Rule 144 under the Securities Act.

The remaining shares of our common stock will be “restricted securities”, as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below.

Rule 144

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

Our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then-outstanding, which will equal approximately 289,600 shares immediately after this offering; and

•	the average weekly trading volume in our common stock during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

OUR PLAN OF DISTRIBUTION

WARRANT OFFERING

As described above, each Warrant gives the warrant holder of record the right to Purchase one share of our common stock at the price of $2.50 per share for each Warrant owned. The Series B Warrants expire if they are not exercised on or before December 31, 2012, the "Expiration Date". As part of the registration statement of which this Prospectus forms a part, the common shares underlying the Series B Warrants are being registered.

Our officers and directors will solicit Warrant holders seeking their exercise of the Series B Warrants once, if ever, the market price of our common stock on the OTCQB market exceeds the exercise price of $2.50 per share. Our officers and directors will not receive any compensation for their efforts in this regard and will rely on the exemption from registration as broker-dealers provided by Exchange Act Rule 3a4-1.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for our company by Davidson & Shear, LLC, Boulder Colorado.

EXPERTS

The consolidated financial statements and related financial statement schedule of Two Rivers Water Company and subsidiaries as of December 31, 2010 and 2009 and for each of the years in the two year period ended December 31, 2010 have been included herein in reliance upon the report of Schumacher & Associates, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

A copy of the Registration Statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our reports and any other information that we have filed or may in the future file with the SEC are not incorporated by reference into, and do not constitute a part of, this prospectus or the Registration Statement.

We are subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.2riverswater.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the Registration Statement.

Financial Statements

TWO RIVERS WATER COMPANY AND SUBSIDIARIES

DECEMBER 31, 2010 FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Two Rivers Water Company and Consolidated Subsidiaries

We have audited the accompanying consolidated balance sheets of Two Rivers Water Company and Consolidated Subsidiaries, as of December 31, 2010 and 2009, and the related consolidated Statements of Operations, Stockholders' Equity, and Cash Flows for the years ended December 31, 2010 and 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Two Rivers Water Company and Consolidated Subsidiaries as of December 31, 2010 and 2009, and the results of its consolidated operations and cash flows for the years ended December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

SCHUMACHER & ASSOCIATES, INC.

Denver, Colorado

March 29, 2011

TWO RIVERS WATER COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets (In Thousands)

ASSETS:	December 31, 2010	December 31, 2009
Current Assets:
Cash and cash equivalents	$645	$616
Note receivable - Aegis/Grizzle (Notes 2, 3)	-	295
Accrued interest receivable	3	4
Advances and accounts receivable	38	1
Income taxes receivable (Notes 2, 8)	-	489
Deposits	-	202
Prepaid expenses	13	16
Assets held for sale	-	134
Total Current Assets	699	1,757
Property, equipment and software, net (Note 2)	156	94
Other Assets
Investment in Boston Property all units sold as of Dec 31,2010,	-	2,073
net of impairment of $889 on December 31, 2009 (Note 2, 4)
Land (Notes 2, 4)	1,279	991
Water rights and infrastructure (Notes 2, 4)	24,216	2,267
Options on real estate and water shares (Notes 2, 4)	100	2,586
Dam Construction (Note 4)	489	163
Assets held for sale (Notes 2, 4)	259	1,274
Total Other Assets	26,343	9,354
TOTAL ASSETS	$27,198	$11,205

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$463	$281
Short term borrowings (Note 5)	-	950
Deposits held	-	30
Accrued liabilities	114	5
Total Current Liabilities	577	1,266
Notes Payable - Long Term (Note 5)	9,128	2,175
Total Liabilities	9,705	3,441
Commitments and Contingencies (Notes 1, 2, 3, 4, 5, 7, 8, 9, 10, 11, 12, 13)
Stockholders' Equity:
Common stock, $0.001 par value, 100,000,000 shares	20	9
authorized, 19,782,916 and 9,214,583 shares issued
and outstanding at Dec 30, 2010 and Dec 31, 2009, respectively
Additional paid-in capital	28,949	9,200
Accumulated (deficit)	(13,587)	(4,120)
Total Two Rivers Water Company Shareholders' Equity	15,382	5,089
Noncontrolling interest in subsidiary (Note 2)	2,111	2,675
Total Stockholders' Equity	17,493	7,764
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$27,198	$11,205

The accompanying notes to consolidated financial statements are an integral part of these statements.

TWO RIVERS WATER COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations (In Thousands)

	Year Ended
	31-Dec-10	31-Dec-09

Revenue
Farm Revenue	$ 153	$ -
Water Revenue	15	-
Member assessments	25	-
Other Income	3	11
Total Revenue	196	11
Direct cost of revenue	285	-
Gross Profit	(89)	11

Operating Expenses:
General and administrative	2,653	2,055
Stock based compensation	4,841	118
Depreciation and amortization	24	7
Total operating expenses	7,518	2,180
(Loss) from operations	(7,607)	(2,169)

Other income (expense)
Gain (loss) on sale of investments	40	33
Interest income	1	42
Interest (expense)	(745)	(54)
Warrant (expense)	(218)
Other income (expense)	13	-
Total other income (expense)	(909)	21
Net (Loss) from continuing operations before taxes	(8,516)	(2,148)

Income tax benefit (Note 8)	-	314
Net (Loss) from continuing operations	(8,516)	(1,834)

Discontinued Operations (Note 9)
Loss from operations of discontinued real estate and mortgage business	(946)	(1,427)
Income tax benefit	-	161
(Loss) on discontinued operations	(946)	(1,266)

Net (Loss)	(9,462)	(3,100)

Net loss (income) attributable to the noncontrolling interest (Note 2)	(4)	175

Net (Loss) attributable to Two Rivers Water Company	$ (9,466)	$ (2,925)

(Loss) Per Share - Basic:
(Loss) from continuing operations	(0.60)	(0.20)
(Loss) from discontinued operations	(0.07)	(0.13)
Total	(0.67)	(0.33)

Weighted Average Shares Outstanding:
Basic	14,148	8,959

The accompanying notes to consolidated financial statements are an integral part of these statements.

TWO RIVERS WATER COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows (In Thousands)

	For the year ended December 31,
Cash Flows from Operating Activities:	2010	2009
Net (Loss)	$ (9,462)	$ (3,100)
Adjustments to reconcile net income or (loss) to net cash used in operating activities:
Depreciation (including discontinued operations)	58	67
Increase in bad debt allowance on note receivables	51	23
Legendary Investment sale and write off	14
Increase in reserves and impairments (discontinued operations)	448	784
Recapture of impairments from REOs sold	-	(708)
Loss from REOs sold (discontinued operations)	83	250
(Gain) Loss on sale of investments and assets held	45	(33)
Beneficial Conversion	325	-
Loss on sale of Boston property (discontinued operations)	110	-
Stock for services	298	-
Stock based compensation and warrant extension	5,059	118
Changes in operating assets and liabilities:
Decrease (increase) in deposits, prepaid expenses and other assets	-	(197)
Decrease in mortgage loans receivable (See Supplemental Information below)	-	1,246
Decrease (increase) in income tax receivable	489	(489)
Increase (decrease) in accrued interest and expenses	(36)	83
Increase in accounts payable	182	122
Increase (Decrease) in accrued liabilities and other	131	(88)
Net Cash (Used in) Operating Activities	(2,205)	(1,922)

Cash Flows from Investing Activities:
Investments (increased)/decreased
Boston real estate and other residential real estate	(381)	(289)
Proceeds from Boston real estate	1,925	-
Marketable securities purchased	-	(124,357)
Proceeds from marketable securities sold	-	124,533
Proceeds from REO properties sold	863	2,710
Proceeds from asset held for sale	176	-
Decrease in note receivable	-	155
Purchase of property, equipment and software	(131)	(17)
Proceeds from fixed assets sold	19	-
Purchase of real estate option	(100)	-
Purchase of land, water shares, infrastructure	(8,012)	(2,711)
Dam construction	(326)	(163)
Other assets	3	3
Net Cash Provided by/(Used in) Investing Activities	(5,964)	(136)

Cash Flows from Financing Activities:
Increase in long term borrowings	6,951	2,175
Paydown of real estate loans	(950)	(441)
Private placement - net of offering costs	2,202	150
Option exercise	-	10
Retirement of Common Stock	(5)	(94)
Net Cash Provided by Financing Activities	8,198	1,800
Net (Decrease) in Cash & Cash Equivalents	29	(258)
Beginning Cash & Cash Equivalents	616	874
Ending Cash & Cash Equivalents	$ 645	$ 616

Continued on next page

Continued from previous page

Supplemental Disclosure of Cash Flow Information
Non cash settlement on short term mortgages and transfers	$ -	$ 3,864
Non cash retirement/disposal of fixed assets	$ -	$ (77)
Non-controlling interest	$ 4	$ 2,850
Cash paid for Interest	$ 526	$ 107
Cash received from Income tax refunds	$ 501	$ 75
Common stock issued for land and water share purchase	$ 500	$ -
Conversion of note receivable for loan on land	$ 295	$ -
Increase in note receivable from sale of Legendary Investment	$ 9	$ -
Increase of Additional Paid In Capital due to stock options issued	$ -	$ 10
Stock issued for non-controlling interest in HCIC	$ 11,379	$ -
Recovery of BPZ shares	$ -	$ 143
Related party note receivable exchanged for property	$ -	$ 160

The accompanying notes to consolidated financial statements are an integral part of these statements

TWO RIVERS WATER COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2010 and 2009 (In thousands)

				Accumulated Other Comprehen-sive Income
	Voting Common Stock		Additional Paid In Capital		Non-Controlling Interest		Stock-holders' Equity
						Accumulated (Deficit)
	Shares	Amount

Balances, December 31, 2008	9,019	$9	8,873	-	-	(1,195)	7,687

Net (Loss)	-	-	-	-	(175)	(2,925)	(3,100)
Stock-based compensation expense	-	-	118	-	-	-	118
Retirement of Stock - open market purchases	(155)	-	(94)	-	-	-	(94)
Stock purchased through private placement	150	-	150	-	-	-	150
Options exercised	200	-	10	-	-	-	10
Recovered BPZ stock	-	-	143	-	-	-	143
Non-controlling interest in a subsidiary	-	-	-	-	2,850	-	2,850
Balances, December 31, 2009	9,214	9	9,200	-	2,675	(4,120)	7,764

Net Income (Loss)	-	-	-	-	4	(9,467)	(9,463)
Stock-based compensation expense	-	-	4,841	-	-	-	4,841
Warrant extension expense	-	-	218	-	-	-	218
Stock issued in exchange for land and water shares and contract labor	723	1	798	-	-	-	799
Stock purchased through private placement	2,400	3	2,398	-	-	-	2,401
Direct cost of private placement	-	-	(196)	-	-	-	(196)
Stock issued in merger with TRB	7,500	7	11,371	-	(568)	-	10,810
Beneficial conversion	-	-	325	-	-	-	325
Retirement of Stock - open market purchases	(55)	-	(6)	-	-	-	(6)
Balances, December 31, 2010	19,782	$20	$28,949	$-	$2,111	$(13,587)	$17,493

The accompanying notes to consolidated financial statements are an integral part of these statements.

TWO RIVERS WATER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2010 and 2009

NOTE 1 - ORGANIZATION

The following is a summary of some of the information contained in this document. Unless the context requires otherwise, references in this document to “Two Rivers Water Company,” “Two Rivers,” or the “Company” is to Two Rivers Water Company and its subsidiaries.

Two Rivers was incorporated in December 2002 in the state of Colorado. The Company was formerly known as Navidec Financial Services, Inc. until it changed its name on November 19, 2009 to Two Rivers Water Company. The Company’s operations are centered in Colorado.

Two Rivers currently operates farming operations along with a water acquisition, development and distribution business in southern Colorado.

On August 17, 2009, HCIC Holdings, LLC (“HCIC”), a Colorado limited liability company, was formed to acquire and operate a water business consisting of ownership of water rights, storage of water and distribution of water (the “Water Business”). Upon formation, Two Rivers owned 50% of HCIC and a non-related group owned the other 50%. On September 14, 2010, Two Rivers purchased the 50% interest of the non-related group; therefore, Two Rivers now owns 100% of HCIC, through its 100% owned subsidiary, TRWC, Inc.

On January 5, 2010 the Board of Directors of the Company (the “Board”) authorized to offer the Company’s restricted common stock at $1.00/share. The maximum offering was 5,000,000 shares, with no minimum. This offering was closed on August 31, 2010 and sold 2,900,000 shares, raised $2,400,000 and issued 500,000 shares as a partial payment for land and water shares.

On March 17, 2010, Two Rivers formed Two Rivers Farms, LLC (“Farms”) to acquire and operate agriculture land either as a sole operator or in joint venture with other individuals and companies (the “Farming Business”). Two Rivers is Farms’ sole member and owner. Two Rivers intends to hold whatever ownership interest it has in the Farming Business through Farms. Further, Two Rivers intends to expand the Farming Business through one or more entities holding farming and water assets with Farms being the operator.

On January 21, 2011, the Company formed Two Rivers Farms F-1, LLC to dedicate 500 acres of farmland and associated water rights to grow feed corn beginning with the 2011 growing season. In February, 2011, the Company raised $2,000,000 through a convertible debt offering in order to fund the transfer of farming land, Mutual Ditch Company water shares, irrigation, land preparation and farming equipment for the 500 acres.

On March 17, 2010, the Company formed Two Rivers Energy, LLC (“Energy”), a Colorado limited liability company, to potentially produce alternative energy on land owned by the Company, or the Company’s subsidiaries. Two Rivers is Energy’s sole member and owner. Two Rivers intends to hold whatever ownership interest it has in energy related business within Two Rivers Energy, LLC.

On June 30, 2010, the Company sold its 100% interest in Legendary Investment Group, LLC (“Legendary”) to its acting broker, a previous employee of Legendary, for a sales price of $9,000 plus the buyer assuming the office lease.

On July 13, 2010, the Company formed Two Rivers Water, LLC, (“Water”) a Colorado limited liability company, to secure additional water rights, rehabilitate water storage structures and to develop one or more special water districts.

Two Rivers has purchased the available outstanding shares of Huerfano-Cucharas Irrigation Company; a Colorado Mutual Ditch Company (the “Mutual Ditch Company”) located in Huerfano and Pueblo counties in the State of Colorado and additional land, which would assist in perfecting water rights and provide additional water resources. As of December 31, 2010, HCIC had a 91% ownership in the Mutual Ditch Company.

The Mutual Ditch Company owns a large privately held, on-stream reservoir of 41,200 acre feet capacity with associated direct flow and storage rights and a mutual ditch water distribution system that holds easement rights into the Arkansas River. The Mutual Ditch Company also owns additional, smaller water storage facilities.

The Company, through its 100% owned subsidiary Farms operates farms in Pueblo County, Colorado primarily growing U.S. No. 2 yellow corn which is used for animal feed. The land being farmed is owned by a 100% subsidiary, Two Rivers Farms F-1, LLC (“F-1”). F-1 has entered into a farming lease (“Farm Lease”) with Farms. The Farm Lease shall be for a three year growing season, commencing in 2011 and ending in 2013. The Farm Lease calls for Farms to pay F-1 an annual lease payment of $200 per acre plus an additional 33 1/3% of the gross profits from each annual grain crop. Gross profits are defined as gross revenue less normal operating expenses, but also include an adjustment for depreciation in favor of Farms on all machinery and equipment including irrigation equipment owned by F-1. The annual lease payment is due on February 1st of each year and begins on February 1, 2012.

As the Company expands its Farming Business, water rights are also acquired. These water rights are first deployed for the Farming Business. Excess water rights may be acquired and will be used as the market demands. As part of acquiring water rights, the Company is in the process of purchasing additional water rights and additional land which would assist in perfecting water rights and provide additional water resources.

SUBSIDIARIES

Two Rivers is the parent company and owns 100% of TRWC, Inc., Two Rivers Farms LLC, Two Rivers Energy LLC and Two Rivers Water LLC. TRWC, Inc. owns 100% of HCIC Holdings, LLC (“HCIC”). HCIC owns 91% of the Mutual Ditch Company as of December 31, 2010. Two Rivers owns 98% of Northsight, Inc. Northsight owns 100% of Southie Developments and Legendary Investment Group.

TRWC, INC. (formerly Two Rivers Water Company)

On July 28, 2009, the Company formed Two Rivers Water Company, a Colorado corporation. On November 19, 2009, with the shareholder approval, the Company changed its parent name from Navidec Financial Services, Inc. to Two Rivers Water Company. Simultaneously the Company changed the original Two Rivers Water Company’s name to TRWC, Inc. (“TRWC”).

HCIC HOLDINGS, LLC

Two Rivers currently operates a water acquisition, development and distribution business in Huerfano County, Colorado through its subsidiary HCIC. At December 31, 2010 Two Rivers owned 100% of HCIC and at December 31, 2009 owned 50% of HCIC. At December 31, 2010 and 2009 HCIC had a 91% and 18% ownership, respectively, in the Mutual Ditch Company.

On August 17, 2009, Two Rivers, through its wholly owned subsidiary TRWC, and Two Rivers Basin, a Colorado limited liability company (“TRB”), formed HCIC, a joint venture.

Due to the Company being the sole contributor of operational cash, without which HCIC would be unable to operate, the Company treated its investment in HCIC as a Variable Interest Entity (“VIE”) at December 31, 2009 and under US GAAP consolidated HCIC.

In coming to the conclusion to consolidate HCIC, the Company researched the authoritative literature as it pertains to the equity method of accounting and joint ventures (ASC 323.10.15). Other considerations to be examined if there is a VIE relationship which pertains to the Company includes representation on the board of directors; participating in policy-making processes, and the interchange of managerial personnel (ASC 323.10.15-6). Further, accounting standards require valuing TRB’s contribution in HCIC at fair value. As of December 31, 2009, the Company estimated the valued of the TRB options to purchase shares in the Mutual Ditch Company to be $2,586,000.

On September 14, 2010, TRWC obtained 100% ownership of HCIC. The owners of TRB were issued 7,500,000 shares of the Company’s common stock in exchange for 100% of their ownership in HCIC. This transaction was booked at fair value of $10,810,000 and substantiated by an independent third party appraisal as of March 2, 2010 and updated as of September 30, 2010.

At March 31, 2010, HCIC owned 71% ownership in the Mutual Ditch Company. Since the Company consolidated HCIC, the Mutual Ditch Company was also consolidated in the Company’s financials. After a majority share of the Mutual Ditch Company was acquired, the Company ordered an appraisal of the Ditch Company.

On October 29, 2010, the Company received a formal appraisal of the Mutual Ditch Company as follows:

As of March 2, 2010 (the date HCIC acquired majority interest in the Mutual Ditch Company)	$24,196,000
As of September 30, 2010	$26,217,000

The appraisal was performed by a professional engineering firm, an unrelated entity to the Company. The lead appraiser is a senior principal consultant with the engineering firm and is a Professional Engineer and a Certified General Appraiser in Colorado and Arizona. The appraisal covered all of the assets owned by the Mutual Ditch Company using a highest and best use as agriculture. The appraisal approach to value used the sales comparison, cost and income approach.

Upon receiving the appraisal, the Company adjusted its unaudited March 31, 2010, June 30, 2010 and September 30, 2010 balance sheets to reflect the fair value of the Mutual Ditch Company at $24,196,000. As of December 31, 2010, the Company owned 91% of the Mutual Ditch Company; therefore, 9% of the $24,196,000 valuation, or $2,178,000, is recognized in equity as the non-controlling interest in a subsidiary, less previous loss and negative member equity of $71,000 and its share of income of $4,000, for a total non-controlling interest in subsidiary of $2,111,000.

HUERFANO-CUCHARAS IRRIGATION COMPANY

Huerfano-Cucharas Irrigation Company (“Mutual Ditch Company”); a Colorado Mutual Ditch Company is located in Huerfano and Pueblo counties in the State of Colorado. The Mutual Ditch Company owns water rights, water storage and distribution systems in Huerfano and Pueblo counties. As of December 31, 2010, HCIC owned 91% Mutual Ditch Company.

TWO RIVERS FARMS, LLC

The Company formed Two Rivers Farms, LLC (“Farms”) to reintroduce agriculture activity in Huerfano and Pueblo counties in Colorado. With the planned re-construction of the main reservoir (the Cucharas Reservoir) owned by the Mutual Ditch Company, Farms plans to lease water from the Mutual Ditch Company to produce agriculture crops.

Two Rivers intends to hold whatever ownership interest it has in the Farming Business within Two Rivers Farms, LLC and the wholly owned subsidiaries of Farms.

During the 2010 growing season, approximately 400 acres of land were farmed. The crops were wheat and feed corn. During the 2011 season, Farms plans to cultivate 500 acres of land with feed corn as the crop. The farming will be through a farming lease with Two Rivers Farms F-1, LLC.

TWO RIVERS FARMS F-1, LLC

On January 21, 2011 the Company formed Two Rivers Farms F-1, LLC (“F-1” and previously named Two Rivers Farms T-1, LLC) to hold certain farming assets and as an entity to acquire debt for the Company’s expansion of the Farm Business. F-1 leases the farm land and farming assets back to Farms as the operator of framing activities.

TWO RIVERS WATER, LLC

The Company formed Two Rivers Water, LLC to secure additional water rights, rehabilitate water storage structures and to develop one or more special water districts.

TWO RIVERS ENERGY, LLC

The Company formed Two Rivers Energy, LLC to focus on the production of alternative energy. Except for a bank account balance of $1,000, as of December 31, 2010, there are no assets being held in Energy. Two Rivers intends to hold whatever ownership interest it has in the Energy Business within Two Rivers Energy, LLC.

LEGENDARY INVESTMENT GROUP, LLC – Discontinued Operations (sold June 30, 2010)

Legendary Investment Group, LLC (“Legendary”) was a limited liability company under the laws of the state of Arizona. It was formed in October 2008 and in December 2008 became a 100% owned subsidiary of Northsight. Northsight acquired Legendary based on Northsight’s ability to fund and expand Legendary’s business.

On June 30, 2010, the Company sold its 100% interest in Legendary Investment Group, LLC (“Legendary”) to its acting broker, a previous employee of Legendary, for a sales price of $9,000 plus the buyer assuming the office lease.

NORTHSIGHT, INC. (formerly Navidec Mortgage Holdings, Inc.) – Discontinued Operations

In early 2009 Northsight discontinued its short term bridge lending in an effort to reduce its exposure to credit risk. No new loans have been granted since early 2009. As of December 31, 2010 and December 31, 2009, Two Rivers had $227,000 (net of an allowance for impairment of $144,000) in long term bridge loans outstanding.

SOUTHIE DEVELOPMENTS, LLC – Discontinued Operations

Two Rivers formed a Colorado limited liability company, Southie Developments, LLC, (“Southie”) on January 31, 2008, as its sole and managing member. Southie was organized to develop residential real estate for resale and to own and manage residential real estate acquired via foreclosure of real estate loans owned by Two Rivers. Once a real estate loan defaults and Two Rivers obtains title to the collateral, Two Rivers transfers the property to Southie for development and management. As part of the management and development of the properties transferred to it, Southie honored any existing residential leases and in some cases did expend monies for rehabilitation of the property with the expectation of selling the property in a short time period, usually less than one year. However, if Southie deemed the property to be a good longer term investment, they might hold the property for periods longer than 12 months. At December 31, 2010, Southie owned properties, as discussed below.

In November 2007, Northsight purchased 56 Thomas Park, South Boston, Massachusetts 02127, a residential property, for $1,200,000 (“Thomas Park Property”). This property was subsequently transferred to Southie. The Thomas Park Property is a 6,000 square feet single family residence that Northsight converted into three 2,000 square feet individual condominium single family units. As of May 19, 2008, Southie acquired a $1,200,000 construction loan with Mt. Washington Cooperative Bank for the development of the Thomas Park Property. The loan was due on October 1, 2010 with monthly interest only payments, at prime plus 2% interest rate and an interest rate floor of 7%. As of December 31, 2009, the balance owed on the loan was $950,000. Previously, this loan was due on November 19, 2009, but was extended to October 1, 2010. As part of the agreement to extend the loan a principal reduction was due and an establishment of a restricted cash account to cover interest payments until June 1, 2010. The restricted cash account was not established until January 12, 2010 and totaled $46,000. As of June 30, 2010, the Company had invested $3,231,000 including the bank construction loan of $950,000. During the three months ended September 30, 2010, the Company completed the sale of all three units for a gross sales price of $2,250,000 and recognized a loss of $110,000 over the previous impairment of $1,297,000. Additionally, the Company has reserved $25,000 against future warranty repairs, which are for repairs up to 12 months from each unit’s sold date. The Mt. Washington Cooperative Bank debt was paid in full and the restricted cash account closed.

At December 31, 2010, Northsight had two vacant lots in Virginia with a carrying value of $31,000 (net of $93,000 impairment).

Effective January 1, 2010, Two Rivers transferred 100% of its ownership of Southie to Northsight.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Two Rivers and its subsidiaries, TRWC, HCIC, Mutual Ditch Company, Farming, Water, Energy, Legendary, Northsight, and Southie. As of December 31, 2010 and December 31, 2009, Northsight had a negative stockholders’ deficit, therefore, the consolidated financial statements do not include a provision for a noncontrolling interest in a subsidiary for Northsight. All significant inter-company balances and transactions have been eliminated in consolidation.

On August 17, 2009, Two Rivers through its wholly owned subsidiary TRWC, and TRB formed HCIC, a joint venture. Each entity owned 50% interest in HCIC. On September 14, 2010, TRWC purchased 100% of TRB’s ownership of HCIC through a merger and issuance of 7,500,000 shares of the Company’s stock to the members of TRB.

During the period from August 17, 2009 until the merger on September 14, 2010, due to the Company being the sole contributor of operational cash, without which HCIC would be unable to operate, the Company treated its investment in HCIC as a Variable Interest Entity (VIE) and under US GAAP consolidated HCIC.

In coming to the conclusion to consolidate HCIC, the Company researched the authoritative literature as it pertains to the equity method of accounting and joint ventures (Section 323.10.15). Other considerations to be examined if there is a VIE relationship which pertains to the Company includes representation on the board of directors; participating in policy-making processes, and the interchange of managerial personnel (Section 323.10.15-6). Further, accounting standards require valuing TRB’s contribution in HCIC at fair value, which, at the time of contribution, was estimated to be $2,850,000.

On March 17, 2010, Two Rivers formed Two Rivers Farms, LLC and Two Rivers Energy, LLC as its wholly-owned subsidiaries. Therefore, 100% of Farming and Energy operations and balance sheets are consolidated into Two Rivers.

On July 13, 2010, Two Rivers formed Two Rivers Water, LLC as its wholly-owned subsidiary. Therefore, 100% of Water operations and balance sheets are consolidated into Two Rivers.

Non-controlling Interest

Non-controlling interest is recorded for the entities HCIC and the Mutual Ditch Company that are consolidated but are not wholly owned by the Company.

Below is the breakdown of the non-controlling interests’ share of gains and (losses).

(in thousands)	Year ended December 31, 2010	Year ended December 31, 2009
HCIC Holdings, LLC	$ -	(175)
Mutual Ditch Company	4	-
Total	$ 4	(175)

The Company owns 98% of Northsight and its subsidiaries. Since Northsight and it subsidiaries have a negative net worth, non-controlling interest is not shown on the balance sheet. The Company owns 91% of the Mutual Ditch Company. As of December 31, 2010, the non-controlling members’ equity in the Mutual Ditch Company was $2,111,000.

Reclassification

Certain amounts previously reported have been reclassified to conform to current presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, Two Rivers considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

Concentration of Credit Risk

Financial instruments that potentially subject Two Rivers to significant concentrations of credit risk include cash equivalents, notes receivable and trade accounts receivable. The Company maintains its cash and investment balances in the form of bank demand deposits, money market accounts, commercial papers and short-term notes with financial institutions that management believes to be of high credit quality. Accounts receivable are typically uncollateralized and are derived from transactions with and from customers primarily located in the United States.

As of December 31, 2010, the Company had $592,000 in an individual bank demand deposit, of which $250,000 is covered by FDIC insurance. All other bank accounts were under the FDIC insurance limit of $250,000.

Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of amounts that may not be collectible. Allowances, if any, for uncollectible accounts receivable are determined based upon information available and historical experience. As of December 31, 2010, there was an allowance of $144,000 against a long term mortgage balance of $371,000. As of December 31, 2009, there was an allowance of $139,000 against a short term mortgage balance of $371,000.

No revenues to unaffiliated customers represented 10% or more of the Company’s revenue for the year ended December 31, 2010.

Fair Value of Financial Instruments

The Company records fair value of monetary and nonmonetary instruments in accordance with ASC 820 Fair Value Measurements and Disclosures The ASC establishes a framework for measuring fair value, establishes a fair value hierarchy based on inputs used to measure fair value, and expands disclosure about fair value measurements. Adopting this statement has not had an effect on the Company’s financial condition, cash flows, or results of operations.

In accordance with ASC 820, the financial instruments have been categorized, based on the degree of subjectivity inherent in the valuation technique, into a fair value hierarchy of three levels, as follows:

Level 1. Inputs are unadjusted, quoted prices in active markets for identical instruments at the measurement date (e.g. U.S. Government securities and active exchange traded equity securities.

Level 2. Inputs (other than quoted prices included within Level 1) that are observable for the instrument either directly or indirectly (e.g. certain corporate and municipal bonds and certain preferred stocks). This includes (i) quoted prices for similar instruments in active markets, (ii) quoted prices for identical or similar instruments in markets that are not active, (iii) inputs other than quoted prices that are observable for the instruments, and (iv) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3. Inputs that are unobservable. Unobservable inputs reflect the reporting entity’s subjective evaluation about the assumptions market participants would use in pricing the financial instruments (e.g. certain structured securities and privately held investments).

The appraisal performed by an engineering company of the Mutual Ditch Company used Level 2 inputs whereby the water rights were valued using comparable prices in markets that are not active. The infrastructure of the Mutual Ditch Company, including water storage, ditches and diversion points, was valued at replacement cost less physical obsolescence and deterioration.

As of December 31, 2010 the Company possesses water rights whose fair value will be measured at least on an annual basis. The Company possesses financial instruments of a short-term nature, such as cash, prepaid expenses, advances receivable, accounts payable accrued liabilities, advances payable and convertible debenture, whose fair value can be approximated due to their short maturity.

Notes Receivable

The Company carries its notes receivable at cost or loan balance, subject to the valuation procedures described below. The book value of these financial instruments is representative of their fair values. As of December 31, 2010 and 2009, the Company had a total of $227,000 and $232,000, respectively, invested in mortgages receivable, net of an allowance for bad debt of $144,000 and $139,000, respectively.

Interest is accrued monthly on notes receivable as earned and is no longer accrued if the loan becomes more than 90 days past due. The Company provides a valuation for certain loans that are delinquent. The valuation account is netted against notes receivable. As of December 31, 2010, $3,000 of interest was being accrued on one of the two remaining loans. The other loan is in default and under legal action (see Note 12 on page 36). The mortgage that was classified as current was paid off in February 2011.

Investments

Investments in publicly traded equity securities over which Two Rivers does not exercise significant influence are recorded at market value in accordance with ASC 320 "Investments - Debt and Equity Securities," which requires that all applicable investments be classified as trading securities, available for sale securities or held-to-maturity securities. Comprehensive income includes net income or loss and changes in equity from the market price variations in stock and warrants held by the Company.

Investments in non-publicly traded equity securities or non-marketable equity securities are stated at the lower of cost or estimated realizable value.

Other Real Estate Owned

Other real estate owned is comprised of real estate and other assets acquired through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise acquired from the debtor in lieu of repayment of the debt. Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Revenues, expenses and subsequent adjustments to fair value less estimated costs to sell are classified as expenses for other real estate owned. Depreciation is taken on property held and rented or with intent to rent. Depreciation on residential real estate is computed straight-line over 27.5 years.

Intangibles

Intangibles with an indefinite life. Two Rivers recognizes the estimated fair value of water rights acquired by the Company’s purchase of stock in the Mutual Ditch Company. This intangible asset will not be amortized because it has an indefinite remaining useful life based on many factors and considerations, including, the historical upward valuation of water rights within Colorado. Once per quarter, Management will assess the value of the water rights held, and in their opinion, if the rights have become impaired, Management will establish an allowance against the water rights.

Impairments

The market values of our assets are assessed quarterly by Management. If the current market value is less than the net carrying value of the assets, an impairment charge is taken. Subsequently, if market value recovers and the asset is held for sale, the impairment taken is recaptured, up to the amount of the accumulated impairment for each asset. If the asset is held for long term, and the market value recovers, no recapture of impairment will be made.

Part 1—Real estate owned at end of period (in thousands)						Part 2—Rental income (in thousands)
Column A—List classification of property as indicated below	Column B—Amount of encum-brances	Column C—Initial cost to company	Column D—Cost of improve-ments, etc.	Column E—Amount at which carried at close of period	Column F—Reserve for depreciation and impairments	Column G—Rents due and accrued at end of period	Column H—Total rental income applicable to period	Column I—Expended for interest, taxes, repairs and expenses	Column J—Net income applicable to period
Farms
Residential

Apartments and business	-	-	-	-	-	-	-	-	-
Unimproved	-	-	-	-	-	-	-	-	-
VA	-	123	-	123	93	-	-	1	(1)
CO	600	1,280	-	1,280				1	(1)
Total	600	1,403	-	1,403	93	-	1	2	(1)
Rent from properties sold during period
AZ							-	-	-
Total	600	1,403	-	1,403	93	-	1	2	(1)

Real Estate Detail (in thousands)	Boston Property	Other Real Estate Owned	Total
Beginning Balance: As of 12-31-09	$2,073	$2,033	$4,106
Additions during the period:
Acquisitions through foreclosure			0
Other acquisitions		400	400
Improvements, etc.	367	13	380
Other (describe) – impairment reclassification			0
Deductions during the period:			0
Cost of real estate sold	(2,033)	(1,084)	(3,117)
Impairments	(407)	(52)	(459)
Other (describe) - depreciation
Ending Balance, Dec 31,2010	$0	$1,310	$1,310

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally on the straight-line method over the estimated useful life of each type of asset which ranges from three to seven years. Leasehold improvements are amortized over the remaining term of the applicable leases or their useful lives, whichever is shorter. Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized. Upon retirement or disposition, the related costs and accumulated depreciation are removed from the accounts, and any resulting gains or losses are credited or charged to income.

Below is a summary of premises and equipment:

Asset Type	Life in Years	December 31, 2010	December 31, 2009
Office equipment & Furniture	5 – 7	$74,000	$86,000
Computers	3	59,000	52,000
Vehicles	5	45,000	-
Farm equipment	7	39,000	-
Mobile office	10	10,000	-
Irrigation system	10	31,000	-
Website	3	2,000	2,000
Subtotal		260,000	140,000
Less Accumulated Depreciation		107,000	46,000
Net Book Value		$ 153,000	$ 94,000

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, trade receivables and payables approximated their fair value because of their short-term nature. Investments in debt securities are recorded at their amortized cost, which approximates fair value because of their short-term maturity. Investments in marketable equity securities are recorded at fair value based upon quoted market prices. Investments in non-marketable equity securities are based upon recent sales of similar securities by the investees and approximated their carrying value. The Company’s borrowings approximate their carrying amounts based upon interest rates currently available to the Company.

Revenue Recognition

Farm Revenues

Revenues from farming operations are recognized when sold into the market. All direct expenses related to farming operations are capitalized as inventory and recognized as a direct cost of sale upon the sale of the crops.

Stock Based Compensation

Beginning January 1, 2006, the Company adopted the provisions of ASC 718 and accounts for stock-based compensation in accordance with ASC 718. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which generally is the vesting period. The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of ASC 718 apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.

All options granted prior to the adoption of ASC 718 and outstanding during the periods presented were fully-vested at the date of adoption.

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) 110 which was issued to express the understanding that the use of a “simplified” method, as discussed in SAB 107 in developing an estimate of expected term of “plain vanilla” share options in accordance with ASC 718 would be acceptable beyond December 31, 2007. The Company adopted this standard beginning January 2008.

Income Taxes

Provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustment to the tax provision or benefit in the period of enactment.

Net Income (Loss) per Share

Basic net income per share is computed by dividing net income (loss) attributed to Two Rivers available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

The dilutive effect of 5,713,088 RSUs, 1,745,562 options and 2,815,000 warrants at December 31, 2010, has not been included in the determination of diluted earnings per share since, under ASC 260 they would anti-dilutive.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income or loss and changes in equity from the market price variations in securities held by the Company. At December 31, 2010, no marketable securities were held. At December 31, 2009, there were no remaining shares of BPZ to sell, and during the year ending December 31, 2009 the remaining shares of BPZ were sold representing a gain of $127,000. Also in 2009, the Company sold other securities for a net loss of $94,000, for a net gain of $33,000.

Recently issued Accounting Pronouncements

On December 23, 2009, the FASB issued ASU 2009-16 to amend U.S. GAAP to incorporate the guidance from ASC 860, Accounting for Transfers of Financial Assets – an Amendment of FASB Statement No. 140. ASU 2009-16 enhances information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. ASU 2009-16 is effective for the Company’s fiscal year beginning January 1, 2010. The Company is currently evaluating the impact of the future adoption of Update 2009-16.

On December 23, 2009, the FASB issued ASU 2009-17 to amend U.S. GAAP to incorporate the guidance from ASC 810, Amendments to FASB Interpretation No. 46R. ASC 810 is a revision to FASB Interpretation No. 46R (ASC 810), Consolidation of Variable Interest Entities, and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The objective of ASC 810 is to amend certain requirements of FIN 46®, to improve financial reporting by enterprises involved with VIEs and to provide more relevant and reliable information to users of financial statements. ASU 2009-17 is effective for the Company’s fiscal year beginning January 1, 2010. The Company has adopted this guidance in accounting for its 50% ownership in HCIC for the year ended December 31, 2009.

ASC 715, Employers’ Disclosures about Postretirement Benefit Plan Assets, amends US GAAP surrounding Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan are to provide users of financial statements with an understanding of 1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, 2) the major categories of plan assets, 3) the inputs and valuation techniques used to measure the fair value of plan assets, 4) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period, and 5) significant concentrations of risk within plan assets.

ASC 715 was effective for the Company’s year ended December 31, 2009. The adoption of ASC 715 did not have a material effect on the Company’s financial statements.

FASB Statement No. 165, Subsequent Events (SFAS 165) (subsequently incorporated into the FASB Accounting Standards Codification – ASC 855) establishes general standards of accounting and disclosure of event that occurs after the balance sheet date but before the financial statements are issued or are available to be issued. In particular, this guidance sets forth 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

The Company adopted the tenets of the guidance surrounding Subsequent Events during its year ended December 31, 2010, the effects of which are more fully described in Note 14.

There were various other accounting standards and interpretations issued in 2010 and 2009, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

NOTE 3 – NOTES RECEIVABLE

Notes Receivable – General

During the year ended December 31, 2007, the Company entered a transaction with a former officer of the Company, Mr. Robert Grizzle. In exchange for Mr. Grizzle’s shares in the Company, on May 3, 2007, Mr. Grizzle executed a note payable to the Company in the amount of $450,000. The note carried an 8% interest rate and was collateralized by 1,000,000 Aegis USA common shares, 1,500,000 Aegis USA preferred shares, 220,000 shares of the Company’s common stock and 200,000 options to purchase shares of the Company’s common stock at $0.05 per share held by Mr. Grizzle. The note was a limited recourse note whereby Mr. Grizzle was personally responsible for one half the original principal and interest. The balance owed was collateralized by Mr. Grizzle’s Aegis common and preferred shares and the Company’s common stock. Further, the note provided that at the earlier of one year from the date that the common stock of the Company is publicly traded and his shares are registered for resale under an effective registration statement filed by the Company or December 31, 2009. On September 30, 2007, Mr. Grizzle resigned as the Chief Operating Officer and the Chief Financial Officer of the Company. On October 17, 2008, the Company filed with the SEC an S-8 registration statement registering Mr. Grizzle’s shares.

During 2009, Mr. Grizzle paid $155,000 against principal plus all accrued interest through November 24, 2009. During the year ended December 31, 2010, in order for the Company to receive a $215,000 loan from a private party, the Company’s Board authorized the assignment of the Company’s collateral in the Grizzle note to the lender. Further, the Board authorized the full release of the note receivable from Grizzle. The Company recognized the fair value of the note receivable released as an additional cost of land and water shares for the year ending December 31, 2010.

Assets held for sale

Mortgages Receivable

In July 2007, Northsight began making short term loans to purchasers of residential properties who purchase their property as part of or after the repossession in a foreclosure proceeding. The loans were made primarily to good credit borrowers and are collateralized by a first mortgage on the purchased properties.

In June 2008, the Company transferred the ownership of the short term loans from Northsight, Inc. to the Company. Due to this transfer, the Company funded and owned the loans. As of December 31, 2010, Two Rivers had $227,000 (net of allowance of $144,000) in such loans. As of December 31, 2009, Two Rivers had $232,000 (net of allowance of $139,000) in such loans. As of December 31, 2010 and December 31, 2010, $253,000 represented by one loan, was past 90 days due.

Summary of Receivables

Note From	Due	Principal Amount	12/31/10 Balance	Annual Interest rate	Accrued Interest	Collateral
Short term home mortgages	Various and on-going	$ 371,000	$ 371,000	9.95% to 14%	$ -	First mortgage
Less: Impairments			(144,000)
Net Balance			$227,000

Other real estate owned

The Company owns property it acquired through foreclosing proceedings. All of the property is being held for sale.

	Dec 31, 2010	Dec 31, 2009
Real estate owned	$123 ,000	1,395,000
Allowance for:
Real Estate owned – depreciation	-	40,000
Real Estate owned – impairments	93,000	313,000
Total	$ 30,000	1,042,000

Summary of Assets held for sale:

	Dec 31, 2010	Dec 31, 2009
Mortgage receivables - net	$ 228,000	232,000
Real estate owned – net	30,000	1,042,000
Total	$ 258,000	1,274,000

NOTE 4 – INVESTMENTS

In December 2007, Northsight, Inc. (a 98% owned subsidiary of the Company) purchased a three unit property in Boston, Massachusetts, known as Thomas Park. The objective was to rehabilitate the property and then sell it. During the quarter ending June 30, 2008, this property was transferred to Southie Development, LLC (a 100% owned subsidiary of the Company). As of December 31, 2009, the Company and subsidiaries had invested $2,962,000 in the property. Part of this investment was funded by a $1,200,000 line of credit from Mt. Washington Cooperative Bank, of which $950,000 was payable on this line as of December 31, 2009. At the end of 2009, the Company performed an analysis of the fair market value of the Thomas Park and reduced the market price by a 6% cost of sale and $240,000 estimated to complete the project and determined an allowance/impairment of $397,000 was necessary. During 2010, the three units were sold and the line of credit from Mt. Washington Cooperative Bank was fully paid. Net proceeds from Thomas Park after cost of sales and before the line of credit payoff was $1,925,000.

The Company also has acquired real estate through foreclosure or deed in lieu of foreclosure (“REO”) from its activity in granting short term mortgage financing. At December 31, 2009, the valuation of these real estate owned properties was $1,396,000 less an impairment allowance of $313,000 and accumulated depreciation on the rental properties of $40,000, for a net balance of $1,042,000. At December 31, 2010 all of the Company’s REO properties were sold except for two vacant lots in Virginia The valuation of these real estate owned properties is $123,000 less an impairment allowance of $93,000 for a net balance of $30,000.

Land and water shares

Upon purchasing water shares and land, the value is recorded at the purchase price. After a majority interest is acquired in a company holding water assets, the Company engages a certified appraiser to determine the valuation of the acquired water assets. If the value of the water assets are greater than what the Company paid then a bargain purchase gain is recognized. If the value of the water assets are less than what the Company paid then goodwill is recognized.

Subsequent to purchase, management evaluates the carrying value, and if the carrying value is in excess of fair market, will establish an impairment allowance to reflect current fair market value. Currently, there are no impairments on the land and water shares. No amortization or depreciation is taken on the water shares and land, respectively.

Options on real estate

Under the terms of the HCIC joint venture, the non-related party owning 50% of HCIC, TRB, contributed options on purchasing the Mutual Ditch Company along with purchase agreements for acquiring land. TRB also contributed cash being held in escrow or that had been paid to owners of the shares of the Mutual Ditch Company. The Company initially valued TRB’s contribution to HCIC at $2,850,000. As of September 30, 2010 all of the value of TRB’s contribution was transferred into the fair value of the Mutual Ditch Company. As of December 31, 2010 no options remained for the purchase of interest in the Mutual Ditch Company.

Dam construction

The Company has commenced engineering for the reconstruction of the dam owned by the Mutual Ditch Company. These costs are capitalized, added to the cost of the dam, and not amortized or depreciated until the dam reconstruction is completed in accordance with ASC 360 and 835.

Year ended
	Dec 31 2010	Dec 31, 2009
Beginning balance	$ 163,000	$ -
Additions	326,000	163,000
Retirements, deletions	-	-
Depreciations	-	-
Ending Balance	$ 489,000	$ 163,000

NOTE 5 – NOTES PAYABLE

In May 2008, Northsight arranged for a construction line of credit for $1,200,000, due November 2009. Proceeds from this line were used strictly for the renovation of the Thomas Park property in Boston with the intent to resale. As of September 30, 2010, this line of credit was paid in full.

Beginning on September 17, 2009, HCIC began acquiring shares in the Mutual Ditch Company and related land from a Mutual Ditch Company shareholder. As part of these acquisitions, many sellers took back notes payable by HCIC to the seller. As of December 31, 2009 these loans totaled $2,175,000. As of December 31, 2010 these loans totaled $9,126,000. The notes carry interest at 6% per annum, interest payable monthly, the principal due September 1, 2012 through September 30, 2013, and are collateralized by the Mutual Ditch Company shares and land.

Of the $9,126,000 in seller carry back notes, $2,705,000 provides the holders the right to convert some or all of the amounts owing into the Company’s stock at $1/share to $1.25/share. The holder can convert anytime until the note is paid. Since the stock conversion can happen at any time, ASC 470-20-35-7c2 requires a computation between the fair value of the Company’s common shares and the conversion price. Any intrinsic value must be recognized on the date of the note as an increase to interest expense and an increase to additional paid in capital. During the three months ended March 31, 2010, $864,000 of notes payable was incurred by the Company. These notes allow the holder to convert $1 of debt for one share of the Company’s common stock. Since the Company was offering a $1/share private placement with similar terms to the note payable conversion provisions, no additional interest expense was recognized.

During the three months ended September 30, 2010 the Company incurred an additional $1,841,000 in notes payable for additional shares of the Mutual Ditch Company. This note payable is at 6% per annum, interest payable monthly and due on September 30, 2013. The terms of the notes payable allows the holder to convert up to $1,250,000 of debt into 1,000,000 shares of the Company’s common stock at any time after September 30, 2010 for $1.25 per share. This beneficial conversion incurred an additional interest expense of $325,000 in the three months ending December 31, 2010.

NOTE 6 – Information on Business Segments

We organize our business segments based on the nature of the products and services offered. We primarily focus on the Water Business with Two Rivers Water Company as the parent company and TRWC and HCIC Holdings JV as subsidiaries. Two Rivers Water Company also holds our legacy assets that include the mortgage notes receivable, the property acquired through foreclosure or deed in lieu of foreclosure on previous mortgage notes held by the Company. Other existing and prior real estate activity is held in Northsight and Northsight’s subsidiaries, Northsight Mortgage LLC, Southie and Legendary. Southie was a wholly owned subsidiary of Two Rivers until the Company’s board approved the transfer of Southie as a 100% owned subsidiary of Northsight effective January 1, 2010.

In the following tables of financial data, the total of the operating results of these business segments is reconciled, as appropriate, to the corresponding consolidated amount. There are some corporate expenses that were not allocated to the business segments, and these expenses are contained in the “Total Operating Expenses” under Two Rivers Water Company.

Operating results for each of the segments of the Company are as follows (in thousands):

	For the year ended December 31, 2010
	Two Rivers Water Co.	North-sight, Inc.	Southie, LLC	Legendary Investment Group, LLC	TRWC	HCIC Holdings JV	Two Rivers Farms	Two Rivers Energy	Two Rivers Water LLC	Mutual Ditch Company
Revenue
Loan fees, interest and other $			-	-						-
Assessments										25
Farm Revenue							153
Water Revenue	15
Other & misc.				-			3
Less: Cost of Services
Gross Profit	15	-	-	-	-	-	156	-	-	25

Total Operating Expenses	7,166				29	555	457	15	155	427

Total Other Income/(Expense)
Net (Loss) Income from continuing operations before income taxes	(7,151)	-	-	-	(29)	(555)	(301)	(15)	(155)	(402)
Income Taxes (Expense)/Credit	-	-	-	-	-	-	-	-	-	-

Net Income (Loss) from continuing operations	(7,151)	-	-	-	(29)	(555)	(301)	(15)	(155)	(402)

Discontinued operations:
(Loss) gain from operations of discontinued real estate and mortgage business	17	(161)	(769)	59
Income tax benefit	-	-	-	-	-	-	-	-	-	-
Loss on discontinued operations	17	(161)	(769)	59	-	-	-	-	-	-

Non-controlling interest						-	-	-	-	(4)

Net (Loss) Income	$(7,134)	(161)	(769)	59	(29)	(555)	(301)	(15)	(155)	(406)

Segment assets	$848	70	1	-	-	25,603	105	1	8	562

	For the year ended December 31, 2009
	Two Rivers Water Co	Northsight, Inc.	Southie, LLC	Legendary Investment Group, LLC	TRWC	HCIC Holdings JV
Revenue
Loan fees, interest and other	11	-	-	-	-	-
Assessments	-	-	-	-	-	-
Farm Revenue
Water Revenue
Other & misc.	-	-	-	-	-	-
Less: Cost of Services	-	-	-	-	-	-
Gross Profit	11	-	-	-	-	-

Total Operating Expenses	1,316	-	-	-	52	312

Total Other Income/(Expense)	59	-	-	-		(39)
Net (Loss) Income from continuing operations before income taxes	(1,246)	-	-	-	(52)	(351)
Income Taxes (Expense)/Credit	314	-	-	-	-	-

Net Income (Loss) from continuing operations	(932)	-	-	-	(52)	(351)

Discontinued operations:
(Loss) gain from operations of discontinued real estate and mortgage business	44	(351)	(1,571)	(48)	-	-
Income tax benefit	-	60	101	-	-	-
Loss on discontinued operations	-	(291)	(1,470)	(48)	-	-

Non-controlling interest	-	-	-	-	-	175

Net (Loss) Income	(888)	(291)	(1,470)	(48)	(52)	(176)

Segment assets	1,708	125	3,093	42	7	6,230

NOTE 7 - EQUITY TRANSACTIONS

Common Stock

During the year ended December 31, 2009, the Company issued 150,000 shares at $1.00 per share through a private placement and 200,000 shares through the exercise of 200,000 options at $0.05 per share.

During the year ended December 31, 2009, the Company recognized stock-based compensation expense of $118,000, recovered BPZ stock valued at $143,000 and purchased 154,474 shares of the Company’s stock on the open market for $93,000. These shares were retired.

During the year ended December 31, 2010 the Company’s Board authorized a private placement of up to 5,000,000 shares at $1.00 per share to accredited investors. This offering was closed on August 31, 2010 with gross proceeds of $2,900,000, representing issuance of 2,900,000 shares of the Company’s common stock, less $196,000 in direct offering costs. The gross proceeds include the issuance of 500,000 shares valued at $1.00 per share for the purchase of land and water shares in the Mutual Ditch Company.

During the year ended December 31, 2010 the Company issued 223,333 shares valued at $296,000 in exchanged for services provided by consultants and directors. This included 20,000 shares issued to the non-employee board of directors.

Stock Options and Restrictive Stock Units (RSUs)

The Company has a Stock Incentive Plan (the "Incentive Plan"), that allows the Company to grant incentive stock options and/or purchase rights (collectively "Rights") to officers, employees, former employees and consultants of the Company and its subsidiaries. The Board has given the ability to grant Rights to the CEO.

A summary of the Two Rivers option plan is as follows:

	Shares	Weighted Average Exercise Price
Outstanding, January 1, 2009	3,941,510	$ 1.33
Granted	-	-
Cancelled	(110,000)	$2.00
Expired	-	-
Exercised	(200,000)	$0.05
Outstanding, January 1, 2010	3,631,510	$1.38
Granted	20,000	$2.00
Cancelled	(1,905,948)	$1.41
Expired	-	-
Exercised	-	-
Outstanding, December 31, 2010	1,745,562	$1.37
Options Exercisable , December 31, 2010	1,712,229	$1.36

A summary of the Northsight option plan is as follows:

	Shares	Weighted Average Exercise Price
Outstanding, January 1, 2009	582,777	$0.50
Granted	-	-
Cancelled	(562,777)	$0.50
Expired	-	-
Exercised	-	-
Outstanding, January 1, 2010	20,000	$0.50
Granted	200,000	$0.50
Cancelled	(20,000)	$0.50
Expired	-	-
Exercised	-	-
Outstanding, December 31, 2010	200,000	$ 0.50
Options Exercisable , December 31, 2010	200,000	$ 0.50

During the year ended December 31, 2010, the Company converted for an employee 20,000 Northsight stock options to 20,000 options in Two Rivers.

Northsight issued 200,000 of its stock options to the purchaser of Legendary. Using the Black-Scholes model of fair value, the total expense to recognize was less than $1,000 and therefore no expense was recognized.

If all of the Northsight options outstanding at December 31, 2010 were exercised, the impact on the minority interest would be immaterial.

The Black-Scholes model of fair value was used using the following variables:

Expected stock price volatility	122%
Risk-free interest rate	2.64%
Expected option life (years)	3.3 to 5.2
Expected annual dividend yield	0%

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) 110 which was issued to express the understanding that the use of a “simplified” method, as discussed in SAB 107 in developing an estimate of expected term of “plain vanilla” share options in accordance with ASC 718 would be acceptable beyond December 31, 2007. The Company adopted this standard beginning January 2008, and it did not have a material impact on the Company’s consolidated financial statements.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model that uses the assumptions noted in the table below. Because this option valuation model incorporates ranges of assumptions for inputs, those ranges are disclosed above. The Company utilizes historical volatility of other entities in a similar line of business for a period commensurate with the contractual term of the underlying financial instruments and used weekly intervals for price observations. The Company will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to the Company or until there is sufficient information available to utilize the Company’s own stock volatility. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.

During the year ended December 31, 2010, the Company converted 1,905,948 of its stock options to RSUs. Under ASC 718, a computation was made to perform a fair value of the options and the fair value of the RSUs. Further, during the year ended December 31, 2010, an additional 3,807,140 RSUs were granted to the Company’s key employees. The expense recognized for the year ended December 31, 2010 is $4,841,000. The remaining unamortized amount is $4,580,000. Upon the change of RSU vesting schedules, the valuation of the RSUs were recomputed and amortized in 2010. The RSUs vest over a three year period, beginning in January, 2011.

Shares
Outstanding, January 1, 2010	-
Granted	5,713,088
Cancelled	-
Expired	-
Exercised	-
Outstanding, December 31, 2010	5,713,088
RSUs Exercisable , December 31, 2010	-

Warrants

At the Company’s Board meeting held on February 26, 2010, the Board authorized to extend its existing warrants from a May and July, 2010 expiration date to an expiration date of December 31, 2010. At the Company’s Board meeting held on December 16, 2010, the Board authorized to extend its $1.00 warrants from a December 31, 2010 expiration to an expiration date of December 31, 2011.

The following warrants to purchase common stock are outstanding:

Number of common shares covered by warrants	Exercise Price	Expiration Date
1,332,500	$ 4.00	December 31, 2010
1,332,500	2.00	December 31, 2010
150,000	1.00	December 31, 2011
2,815,000

Due to the extension of the warrant expiration date, a new fair value calculation was performed using the Black-Scholes method using the following variables:

Expected stock price volatility	35%
Risk-free interest rate	2.64%
Expected option life (years)	3.3 to 5.2
Expected annual dividend yield	0%

Based on this calculation, an expense of $218,000 was recognized for the year ended December 31, 2010.

Note 8 – Income Taxes

At December 31, 2010, the Company generated a net operating loss. Prior net operating tax losses were carried back and no other tax refund exist for prior taxes paid. Therefore, any operating tax losses generated will be carried forward. However, there is no certainty that the Company will reach profitability to utilize the tax loss carry forwards. Therefore, no tax receivable is recognized. The calculations are as follows:

Statutory Rate Reconciliation

Federal Rate	34.00%
State Rate	4.63%
Federal benefit of State Rate	(1.57)%
Net Effective Rate	37.06%

Tax asset recognition (in thousands):

Loss reported on financials before taxes	$(9,466)
Tax adjustments:
Non-deductible impairment expense	468
RSUs and stock option expense	4,841
Entertainment and other items	17
Adjusted taxable loss	(4,140)
Net Effective Rate	37.06%
Tax Benefit from Loss Carryback	$(1,534)
Deferred tax asset valuation allowance	1,534
Income tax receivable as of Dec 31, 2010	$ -

For the year ended December 31, 2010 and December 31, 2009 the deferred tax asset of $1,534,000 and $277,000, respectively, for a total of $1,811,000 is not recognized, since management has determined the tax benefit cannot be reasonably assured of being used in the near future. The net operating loss carryforward, if not used, will expire in various years through 2030, and is severely restricted as per the Internal Revenue Code if there is a change in ownership.

Our provision for federal and foreign income tax expense consisted of the following components:

(in thousands)	2010	2009
Federal income taxes (benefit):
Current	$ -	(433)
Deferred	-	(273)
Total Federal income taxes	-	(706)
State income taxes:
Current	-	(50)
Deferred	-	(4)
Total state income taxes	-	(54)
Total Income Taxes	$ -	(760)

NOTE 9 – DISCONTINUED OPERATIONS

During the year ended December 31, 2009, the Company decided to shift its focus from the short term residential mortgage banking and ownership of residential rental property to the Water Project. In order to assist in the funding of the Water Project, the Company began an orderly liquidation of its mortgage and real estate assets. It is expected that this liquidation will be completed by December 31, 2010.

The assets to be liquidated are presented at the lower of cost or current market values, as of December 31, 2010 and December 31, 2009 and are detailed as follows:

(in thousands)	Dec 31, 2010	Dec 31, 2009
Mortgages receivable	$ 371	$ 371
Thomas Park project	-	2,962
Other real estate owned	123	1,529
Subtotal	494	4,862
Less allowances and depreciation	(237)	(1,381)
Net book value of property to sell	257	3,481
Less amounts owed on real estate to be sold	-	(950)
Net projected proceeds from mortgage receivables, Thomas Park, and other real estate owned	$ 257	$ 2,531

Within the discontinued operations, during the year ended December 31, 2010 and 2009, the Company recognized a loss on disposal of real estate of $153,000 and a loss of $8,000, respectively.

Within the discontinued operations, and not including the loss on disposal of real estate, during the year ended December 31, 2010 and 2009, the Company had $76,000 and $206,000 in revenue, respectively.

Because it is Management’s estimate that the above assets to be sold are stated at the lower of cost or current fair market value, when these assets are sold it is projected not to be a further gain or loss. However, market conditions can change which would then cause a gain or loss to be recognized upon sale.

These assets are held in the Company’s subsidiaries Northsight and Southie.

On June 30, 2010, the Company sold its 100% interest in Legendary to its acting broker, a previous employee of Legendary, for a sales price of $9,000 plus the buyer assuming the office lease. Legendary’s business consisted of residential real estate brokerage and residential real estate management in the Phoenix area. The Company recognized a net gain of $12,000.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Operating Leases

In August 2005, the Company along with its subsidiary, Northsight entered into an office lease for the Phoenix operations for a monthly payment of $6,697, plus pass throughs, per month. The lease expired July 31, 2010. In July 2009, the Company negotiated an early termination of this lease for a onetime payment of $25,000.

In February 2008, the Company along with its subsidiary, Northsight opened offices at 2000 S. Colorado Blvd, Suite 200, Denver, Colorado. The lease for this office is $4,701 per month, plus pass throughs. The lease expired March 15, 2011. The Company has entered into a new 12-month lease (expiring March 15, 2012) at the same location for $1,100 per month.

The amounts due at the base rate are as follows:

Period	Amount Due
2011	$ 20,000
2012	$ 3,000
2013	-0-

For the years ended December 31, 2010 and 2009, respectively, total office, equipment and facilities rental was $109,000 and 165,000.

Defined Contribution Plan

Two Rivers has a 401(k) profit sharing plan (the “Plan"). Subject to limitations, eligible employees may make voluntary contributions to the Plan. The Company may, at its discretion, make additional contributions to the Plan. The Company did not contribute during the years ended December 31, 2010 or December 31, 2009.

NOTE 11 – RELATED PARTY TRANSACTIONS

In August 2009, the Company signed a one year lease for office space to be used by Two Rivers Water Company in Walsenburg Colorado. The rate is $600 per month. The building is owned by an officer of a subsidiary of the Company. Management believes that this rent payment approximates the fair market value. This lease was terminated in January, 2011 and replaced by a month-to-month signage lease at $200 per month.

On August 18, 2009, the Company loaned $110,118 to an individual who was subsequently appointed as an officer of a subsidiary of the Company. The note was secured by cattle and 200,000 shares of the Company’s common stock. On August 24, 2009, the Company loaned an additional $11,840 to the same officer using the same collateral being held against the August 18, 2009 note. The notes were due in six months and had an annual interest rate of 5%. On August 19, 2009, the individual who the Company loaned money was appointed an officer of one of the Company’s subsidiaries. Due to the limitations of having an officer borrow funds from the Company where that person is an officer, the Company requested repayment of the notes from the officer, which were paid in full with interest on November 10, 2009. On November 10, 2009, the Company purchased 320 acres from the officer for $260,000. The Company deems this purchase strategic to its expansion in the water business. An independent appraisal valued the land at $310,000.

On January 29, 2010, the Company purchased 5 shares of the Mutual Ditch Company from a company that is owned by a current director of the Company with a seller carry back note of $9,000, or 90% of the purchase price. The Company paid the same amount per share and financing as to other sellers of shares of the Mutual Ditch Company. In January 2011, the Company offered to prepay seller financing notes for a 50% discount. On February 21, 2011, the Company paid $5,000 to fully pay the $9,000 note.

NOTE 12 – LEGAL PROCEEDINGS

Carson Suit

The Company was a co-defendant in a lawsuit filed on April 2, 2008 in Jackson County Circuit Court in Missouri. The Company loaned money to Lydia Carson (borrower) to purchase a home in Kansas City Missouri. The plaintiffs claimed they had a superior lien on the property that was in place before the borrower borrowed money from the Company for the purchase. On June 30, 2010, the amount owed by Lydia Carson to the Company was $253,000 (note balance of $315,000 less escrow held of $62,000). On April 27, 2010 the Company received a judgment granting the Company a first lien position. The Company is in the process of attempting to collect the judgment.

Morrow Suit

The Company was notified in September, 2009 that it was named as a defendant in a lawsuit that alleges either the Company or another third party bank did not have a proper promissory note and deed of trust against a short-term mortgage loan made to a borrower in April, 2008 (“Morrow” loan and suit). After the Morrow loan was made by the Company, the note was improperly transferred to Jaguar. When the improper transfer was discovered by the Company, the Company requested Jaguar to return all documents to the Company or fund the loan. On August 4, 2008, Jaguar re-assigned the note and deed of trust back to the Company. However, Jaguar never returned to the Company the original lending file and documentation. During the period of time that Jaguar was in possession of the Morrow file, the lawsuit alleges that Jaguar used the Morrow note and deed of trust to obtain money from another third-party bank.

Morrow sold the property representing the security interest via the deed of trust in the note in February 2009. Closing occurred through a title company with title insurance issued. At the closing, the Company received $77,000 as payoff on the Morrow note. Therefore, the other third party bank did not receive any proceeds. Presently the third party bank is suing the current owner of the property that Morrow sold for payment on the note. The property owner has filed a complaint in State of Colorado, Adam County District Court naming Northsight and the third party bank as defendants. The plaintiff seeks either Northsight to pay the third party bank or for the third party bank to release its claim to the property. If Northsight is not successful in its defense, then its exposure is $77,000 plus potential fees and interest.

The Company believes it properly received the proceeds and is being represented by legal counsel to defend its position. However, to avoid additional legal fees and potential exposure, the Company is in the process of offering a settlement to the plaintiff and has accrued a contingent liability. A contingency exists with respect to this matter with a contingency recorded for the Company’s estimate of the cost of settlement.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through the date the financial statements were available to be issued.

The Company’s board convened a meeting on February 18, 2010 and passed the following resolutions:

·         Approval of the convertible debt private placement to accredited investors to a maximum offering of $2,000,000. The Company raised $2,000,000 and closed the offering on March 2, 2011.

·         Approval of various business consulting and finder’s fee agreements.

·         Promotion of Gary Barber to President of Two Rivers Water Company and as Chief Operations Officer.

Subsequent to December 31, 2010 and through March 15, 2010, the Company has sold $2,000,000 in its current convertible debt private placement.

In January 2011, $1,700,000 in RSU grants to employees were vested and the Company issued 1,147,614 shares to employees for RSU’s vested on January 17, 2011.   Payroll withholding on these vested RSUs have yet to be withheld and paid.  It is estimated that the withholding due is $466,000.  This delayed payment of withholding could result in IRS penalties against the company of up to 20% of the amount of the withholding due, as well as the Company could be liable for amounts not withheld.

On January 28, 2011 the Company purchased an additional absolute decree to store 3,117 acre feet of water per year along with the associated senior surface flow water rights of approximately 2,500 acre feet per year from the Huerfano River. The purchase price was $3,100,000 for which the Company paid cash of $100,000 and issued a note for $3,000,000.

TWO RIVERS WATER COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (In Thousands)

	Sept 30, 2011	December 31, 2010
ASSETS:	Unaudited
Current Assets:
Cash and cash equivalents	$1,941	$645
Marketable securities	149	-
Accrued interest receivable	1	3
Advances and accounts receivable	69	38
Farm product (Note 2)	26	-
Deposits	80	-
Prepaid expenses	-	13
Total Current Assets	2,266	699
Property, equipment and software, net	1,206	156
Other Assets
Debt issuance costs	785	-
Land (Note 2)	2,690	1,279
Water rights and infrastructure (Note 2)	27,216	24,216
Options on real estate and water shares (Note 2)	50	100
Dam construction (Note 2)	509	489
Discontinued operations - assets held for sale (Notes 2, 6)	-	259
Total Other Assets	31,250	26,343
TOTAL ASSETS	$34,722	$27,198

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$425	$463
Current portion of notes payable (Note 3)	24	-
Accrued liabilities	309	114
Total Current Liabilities	758	577
Notes Payable - Long Term (Note 3)	13,361	9,128
Total Liabilities	14,119	9,705

Stockholders' Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 22,995,114 and 19,782,916 shares issued and outstanding at Sept 30, 2011 and December 31, 2010, respectively	23	20
Additional paid-in capital	37,401	28,949
Accumulated (deficit)	(18,950)	(13,587)
Total Two Rivers Water Company Shareholders' Equity	18,474	15,382
Noncontrolling interest in subsidiary (Note 2)	2,129	2,111
Total Stockholders' Equity	20,603	17,493
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$34,722	$27,198

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

TWO RIVERS WATER COMANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue
Member assessments	$ 25	$ 34	$ 73	$ 83

Operating Expenses:
General and administrative	1,932	800	4,769	2,475
Depreciation and amortization	24	8	73	21
Total operating expenses	1,956	808	4,842	2,496
(Loss) from operations	(1,931)	(774)	(4,769)	(2,413)

Other income (expense)
Net interest expense	(251)	(109)	(634)	(283)
Gain (Loss) from previous non-controlling interest	-	(273)	-	-
Gain (Loss) on extinguishment of notes payable	384	-	196	-
Other income (expense)	(18)	(37)	(10)	(125)
Total other income (expense)	115	(419)	(448)	(408)
Net (Loss) from continuing operations before taxes	(1,816)	(1,193)	(5,217)	(2,821)
Income tax (provision) benefit	-	-	-	-
Net (Loss) from continuing operations	(1,816)	(1,193)	(5,217)	(2,821)

Discontinued Operations (Note 10)
Loss from operations of discontinued real estate and mortgage business	(100)	(150)	(131)	(630)
Income tax (provision) benefit from discontinued operations	-	-	-	-
(Loss) on discontinued operations	(100)	(150)	(131)	(630)
Net (Loss)	(1,916)	(1,343)	(5,348)	(3,451)
Net loss (income) attributable to the noncontrolling interest (Note 2)	7	(9)	(18)	-
Net (Loss) attributable to Two Rivers Water Company	$ (1,909)	$ (1,352)	$ (5,366)	$ (3,451)

(Loss) Per Share - Basic and Dilutive:
(Loss) from continuing operations	$ (0.08)	$ (0.08)	$ (0.24)	$ (0.19)
(Loss) from discontinued operations	-	(0.01)	-	(0.05)
Total	$ (0.08)	$ (0.09)	$ (0.24)	$ (0.24)

Weighted Average Shares Outstanding:
Basic and Dilutive	22,054	15,522	21,832	14,387

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

TWO RIVERS WATER COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (In Thousands)

	For the nine months ended Sept 30,
	2011	2010
Cash Flows from Operating Activities:
Net (Loss)	$ (5,348)	$ (3,451)
Adjustments to reconcile net income or (loss) to net cash (used in) operating activities:
Depreciation (including discontinued operations)	73	49
Amortization of debt issuance costs and pre-paids	55	-
Legendary Investment sale and write off	-	49
Increase in reserves and impairments	-	463
Loss from REOs sold (discontinued operations)	-	44
(Gain) Loss on sale of investments and assets held	131	132
(Gain) on extinguishment of notes payables	(196)	-
Stock based compensation and warrant expense	2,103	990
Stock for Services	559	-
Net change in operating assets and liabilities	54	295
Net Cash (Used in) Operating Activities	(2,569)	(1,429)

Cash Flows from Investing Activities:
Investments (increased)/decreased:
Boston real estate and other residential real estate	-	1,925
Proceeds from REO properties and other assets sold	-	498
Proceeds from asset held for sale	-	176
Proceeds from fixed assets sold	-	18
Purchase of property, equipment and software	(978)	(131)
Purchase of land, water shares, infrastructure	(1,032)	(8,423)
Dam construction	(20)	(310)
Net Cash Provided by/(Used in) Investing Activities	(2,030)	(6,247)

Cash Flows from Financing Activities:
Proceeds from issuance of convertible notes	7,332	-
Payment of offering costs	(653)	-
Payment on convertible notes	(38)	-
Payment on Note Payable	(1,254)	-
Payment for settlement of note payable	(105)	-
(Decrease) in short term borrowings	-	(950)
Options and warrants exercised	613	-
Increase in long term borrowings	-	6,951
Retirement of Common Stock	-	(5)
Private placement - net of offering costs	-	2,204
Net Cash Provided by Financing Activities	5,895	8,200
Net Increase in Cash & Cash Equivalents	1,296	524
Beginning Cash & Cash Equivalents	645	616
Ending Cash & Cash Equivalents	$ 1,941	$ 1,140
Continued on the next page.

Continued from previous page.
For the nine months ended Sept 30,
	2011	2010

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$ 353	$ 88
Cash received from income tax refunds	$ -	$ 501
Conversion of note receivable for loan on land	$ -	$ 295
Common stock issued for land and water share purchase	$ -	$ 500
Increase in water shares due to acquisition costs	$ -	$ 174
Common stock issued in conjunction with extinguishment of notes payable	$ 3,056	$ -
Acquisition of Orlando Reservoir for seller financed note payable	$ 187	$ -
Stock issued for partial payment for the purchase of Orlando Reservoir No.2, LLC	$ 1,557	$ -
Equipment purchases financed	$ 146	$ -
Fair value of warrants issued with Series B offering	$ 1,675	$ -
Warrants for debt issuance costs	$ 174	$ -

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

TWO RIVERS WATER COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2011 and September 30, 2010

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS

GENERAL

The following is a summary of some of the information contained in this document. Unless the context requires otherwise, references in this document to “Two Rivers Water Company,” “Two Rivers,” or the “Company” is to Two Rivers Water Company and its subsidiaries. The “Farming Business” refers to Two Rivers’ development and operating of irrigated farmlands. The “Water Business” refers to Two Rivers’ acquisition of water rights, the improvement of water storage and distribution assets and the use of water rights in farming and other markets.

Two Rivers was incorporated in December 2002 in the state of Colorado. The Company was formerly known as Navidec Financial Services, Inc. until it changed its name on November 19, 2009 to Two Rivers Water Company. The Company’s operations are centered in Colorado.

Two Rivers currently operates irrigated farming operations along with a water acquisition, development and distribution business in southern Colorado. Detailed information on Two Rivers’ Business and organization is available in the Company’s 2010 10K filing and in the Company’s S-1 filing.

On January 28, 2011, Two Rivers through a wholly-owned subsidiary, TRW Orlando Water Assets, LLC, purchased the Orlando Reservoir (“Orlando”) containing 3,110 acre feet of storage and 9 cubic feet per second (cfs) of direct flow water rights for $3,100,000.

In the nine months ended September 30, 2011, Two Rivers completed two convertible debt offerings. In February 2011, a $2,000,000 convertible debt offering was completed to fund the development of farmland, water assets and other related assets held in Two Rivers Farms F-1, LLC (“F-1”), a wholly owned subsidiary. In August 2011, a $5,332,000 convertible debt offering, with warrants, was completed to fund the development of farmland, water assets and other related assets held in Two Rivers Farms F-2, LLC as discussed below.

On April 5, 2011, the Company formed Two Rivers Farms F-2, LLC (“F-2”) to acquire and dedicate 1,500 acres of farmland and associated water rights to grow organic alfalfa and hay. Part of the F-2 farmland will be prepared and planted in the fall of 2011 to begin production in 2012. The remaining F-2 farmland will be planted in early 2012.

SUBSIDIARIES

Two Rivers is the parent company and owns 100% of HCIC Holdings LLC (“HCIC”), Two Rivers Water LLC, and Two Rivers Farms LLC. HCIC owns 91% of the Mutual Ditch Company as of September 30, 2011. Two Rivers Farms, LLC owns 100% of Two Rivers Farms F-1, LLC and Two Rivers Farms F-2, LLC.

HCIC HOLDINGS, LLC

On August 17, 2009, Two Rivers, and Two Rivers Basin, LLC an unrelated Colorado limited liability company (“TRB”), formed HCIC, a joint venture.

On September 14, 2010, the Company obtained 100% ownership of HCIC. The owners of TRB were issued 7,500,000 shares of the Company’s common stock in exchange for 100% of their ownership in HCIC. This transaction was booked at fair value and substantiated by an independent third party appraisal as of March 2, 2010 and updated as of September 30, 2010.

HUERFANO-CUCHARAS IRRIGATION COMPANY

Huerfano-Cucharas Irrigation Company (“Mutual Ditch Company”); a Colorado Mutual Ditch Company located in Huerfano and Pueblo counties in the State of Colorado. The Mutual Ditch Company owns water rights, water storage and distribution systems in Huerfano and Pueblo counties. As of September 30, 2011 and December 31, 2010, HCIC owned 91% of Mutual Ditch Company.

TWO RIVERS FARMS, LLC

The Company formed Two Rivers Farms, LLC (“Farms”) to reintroduce agriculture activity in Huerfano and Pueblo counties in Colorado. With the planned re-construction of the main reservoir (the Cucharas Reservoir) owned by the Mutual Ditch Company, Farms plans to lease water from the Mutual Ditch Company and other sources to produce agriculture crops.

Two Rivers intends to hold whatever ownership interest it has in the Farming Business within Two Rivers Farms, LLC and the wholly owned subsidiaries of Farms. F-1 contains 500 irrigable farmland acres and F-2, upon farmland preparation, which is expected in early 2012, will contain 1,500 irrigable farmland acres.

During the 2010 growing season, approximately 400 acres of land were farmed. The crops were wheat and feed corn.

During the 2011 season, Farms, through a lease with F-1 re-planted 10 acres of land with hay and alfalfa for production in 2012. The remaining F-1 acreage and F-2 acreage will be prepared in early 2012 for production in 212. Presently, the main targeted crop is organic alfalfa.

TWO RIVERS FARMS F-1, LLC

On January 21, 2011 the Company formed Two Rivers Farms F-1, LLC (“F-1” and previously registered with the Colorado Secretary of State as Two Rivers Farms T-1, LLC) to hold certain farming assets and as an entity to acquire debt for the Company’s expansion of the Farm Business. F-1 leases the farm land and farming assets back to Farms as the operator of farming activities.

TWO RIVERS FARMS F-2, LLC

On April 5, 2011 the Company formed Two Rivers Farms F-2, LLC (“F-2”) to hold certain farming assets and as an entity to acquire debt for the Company’s expansion of the Farm Business. F-2 leases the farm land and farming assets back to Farms as the operator of farming activities.

TWO RIVERS WATER, LLC

The Company formed Two Rivers Water, LLC to secure additional water rights, rehabilitate water storage structures and to develop one or more special water districts.

Discontinued Operations

Two Rivers is completing the sale or dissolution of its prior business entities including, Legendary Investment Group, LLC (“Legendary”) sold on September 30, 2010; Northsight, Inc. (“Northsight,” formerly Navidec Mortgage Holdings, Inc.), and Southie Developments (“Southie”). Together these entities are referred to as “Discontinued Operations.”

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Information

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) as promulgated in Item 210 of Regulation S-X.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position as of September 30, 2011, results of operations for the three months and nine months ended September 30, 2011 and 2010, and cash flows for the nine months ended September 30, 2011 and 2010, as applicable, have been made.  The results for these interim periods are not necessarily indicative of the results for the entire year.  The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s Form 10-K.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Two Rivers and its subsidiaries, HCIC, Mutual Ditch Company, Farming, Water, and its Discontinued Operations. All significant inter-company balances and transactions have been eliminated in consolidation.

Non-controlling Interest

Non-controlling interest is recorded for the Mutual Ditch Company that are consolidated but are not wholly owned by the Company.

As of September 30, 2011 and December 31, 2010, respectively, the non-controlling members’ equity in the Mutual Ditch Company was $2,129,000 and $2,111,000.

Reclassification

Certain amounts previously reported have been reclassified to conform to current presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject Two Rivers to significant concentrations of credit risk include cash equivalents, deposits, available for sale investments, notes receivable and trade accounts receivable. The Company maintains its cash and investment balances in the form of bank demand deposits, money market accounts, commercial papers and short-term notes with financial institutions that management believes to be of high credit quality. Accounts receivable are typically uncollateralized and are derived from transactions with and from customers primarily located in the United States.

As of September 30, 2011, the Company had approximately $1,756,000 in an individual bank demand deposit, of which $250,000 is covered by FDIC insurance. Management believes the risk of loss to be low. All other bank accounts were under the FDIC insurance limit of $250,000.

Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of amounts that may not be collectible. Allowances, if any, for uncollectible accounts receivable are determined based upon information available and historical experience. As of September 30, 2011 there was an allowance of $240,000 against a long term mortgage balance of $240,000 and therefore this amount was removed from the Company’s accounting records. During the three months ended September 30, 2011 the debtor stopped paying on this receivable and our attorneys have been unable to make contact with the debtor to arrange payment terms. As of December 31, 2010, there was an allowance of $144,000 against a long term mortgage balance of $371,000.

No revenues to unaffiliated customers represented 10% or more of the Company’s revenue for the three and nine months ended September 30, 2011 and 2010, nor the year ended December 31, 2010.

Fair Value of Financial Instruments and Other Assets

The Company records fair value of monetary and nonmonetary instruments in accordance with FASB Accounting Standards Codification (“ASC”) ASC 820 Fair Value Measurements and Disclosures. The ASC establishes a framework for measuring fair value, establishes a fair value hierarchy based on inputs used to measure fair value, and expands disclosure about fair value measurements. Adopting this statement has not had an effect on the Company’s financial condition, cash flows, or results of operations.

In accordance with ASC 820 (as amended by Accounting Standards Update 2011-04), the financial instruments have been categorized, based on the degree of subjectivity inherent in the valuation technique, into a fair value hierarchy of three levels, as follows:

Level 1. Inputs are unadjusted, quoted prices in active markets for identical instruments at the measurement date (e.g. U.S. Government securities and active exchange traded equity securities.)

Level 2. Inputs (other than quoted prices included within Level 1) that are observable for the instrument either directly or indirectly (e.g. certain corporate and municipal bonds and certain preferred stocks). This includes (i) quoted prices for similar instruments in active markets, (ii) quoted prices for identical or similar instruments in markets that are not active, (iii) inputs other than quoted prices that are observable for the instruments, and (iv) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3. Inputs that are unobservable. Unobservable inputs reflect the reporting entity’s subjective evaluation about the assumptions market participants would use in pricing the financial instruments (e.g. certain structured securities and privately held investments).

The appraisal performed by an engineering company of the Mutual Ditch Company used Level 2 inputs whereby the water rights were valued using comparable prices in markets that are not active. The infrastructure of the Mutual Ditch Company, including water storage, ditches and diversion points, was valued at replacement cost less physical obsolescence and deterioration.

During the three months ended September 30, 2011, the Company purchased 100% interest in the Orlando Reservoir No. 2, LLC, (“Orlando”) an unrelated entity. Management has commenced the appraisals necessary to assess the fair values of the tangible and intangible assets and liabilities, if any, assumed, and goodwill as of the acquisition dates. As the values of certain assets and liabilities are preliminary in nature, they are subject to adjustment as additional information is obtained about the facts and circumstances that existed as of the acquisition date. The valuations will be finalized within 6 months of the close of the acquisition. When the valuations are finalized, any changes to the preliminary valuation of assets acquired and liabilities assumed may result in significant adjustments to the fair value of the net identifiable assets acquired and goodwill.

At the time of the acquisitions, the fair values of the assets acquired and liabilities assumed were preliminary determined to be the values based on a prior purchase and sale agreements between the members of Orlando and the Company. Management expects that the final appraisals of Orlando could result in changes, however it is not anticipated that the final appraisal amounts will necessitate a material write down of assets purchased.

As of September 30, 2011 the Company possesses water rights whose fair value will be measured at least on an annual basis. The Company possesses financial instruments of a short-term nature, such as cash, prepaid expenses, advances receivable, accounts payable accrued liabilities, and advances payable, whose fair value approximates carrying value due to their short maturities.

As of September 30, 2011 and December 31, 2010, the Company has long term debt. The carrying amount of this long term debt approximated fair value based upon the terms and conditions currently available to the Company in comparison to the terms and conditions of the existing debt.

Marketable Securities

The Company’s investment securities held in a brokerage account consist generally of covered puts and calls on precious metal ETFs on precious metals. The marketable securities are classified as available for sale and recorded at fair market value. Realized gains (losses) on marketable securities are recorded in the statements of operations. Unrealized gain/loss on the investments for the period was not significant.

Currently we only invest in highly liquid ETFs which have accurate and active markets. Therefore, the bid price is an effective measurement of the value.

Farm Product

As the growing season progresses, the Company invests in farm inputs. These inputs are capitalized, carried as current assets, and when the crop is sold, recognized as a cost of the crop sold. As of September 30, 2011 and 2010, $26,000 and $ -0-, respectively, has been recognized as Farm Product.

Discontinued Operations Assets Held for Sale

The Company carries its notes receivable at cost or loan balance, subject to management’s estimate of impairments. The book value of these financial instruments, after adjustment of the impairments, is representative of their fair values. On December 31, 2010, the Company had $227,000 invested in mortgages receivables, net of an allowance for bad debt of $144,000. During the nine months ended September 30, 2011, the Company collected $131,000 against these receivables. During the three months ended September 30, 2011, the Company’s management determined that the remaining mortgage receivable should be written off and removed from the books, which resulted in a $96,000 write down. This write down decision was made due to the debtor halting payments and the inability to reach the debtor.

The Company owns property it acquired through foreclosing proceedings. At December 31, 2010, the property was held for sale. During the nine months ended September 30, 2011, this property was sold for $23,000, which caused an additional $7,000 loss.

	Sept 30, 2011	Dec 31, 2010
Real estate owned	$ -	123,000
Allowance for:
Real Estate owned – depreciation	-	-
Real Estate owned – impairments	-	93,000
Total	$ -	30,000

Intangibles

Two Rivers recognizes the estimated fair value of water rights acquired by the Company’s purchase of stock in the Mutual Ditch Company. This intangible asset will not be amortized because it has an indefinite remaining useful life based on many factors and considerations, including, the historical upward valuation of water rights within Colorado. Once per year, or more often if certain evidence is present that would indicate impairment is possible, Management will assess the value of the water rights held, and in their opinion, if the rights have become impaired, Management will establish an allowance against the water rights.

Options on Land and water shares

Upon purchasing water shares and land, or options thereon, the value is recorded at purchase price. Management evaluates the carrying value, and if the carrying value is in excess of fair market value, will establish an impairment allowance to reflect current fair market value. Currently, there are no impairments on the land and water shares. No amortization or depreciation is taken on the water shares and land, respectively.

Dam construction

The Company has commenced engineering for the reconstruction of the dam owned by the Mutual Ditch Company. These costs are capitalized, added to the cost of the dam, and not amortized or depreciated until the dam reconstruction is completed in accordance with ASC 360 and 835.

Convertible Debt

During the nine months ended September 30, 2011, the Company closed on $2,000,000 in convertible notes (“Series A”). These notes bear interest at 5% plus 1/3 of the crop profit that was financed through the convertible notes. The convertible debt has a conversion feature to convert at each $2.50 share of debt into one share of the Company’s common stock. In accordance with applicable accounting guidance, the Company valued the convertible notes at its carrying value which approximated fair value since at the time of issue there was no beneficial conversion feature with the current price of the Company’s stock being less than the conversion price. Further, the convertible option of the note cannot be separated nor valued from the note.

In June 2011, the Company offered a $5,332,000 convertible debt offering (“Series B”). This offering was closed at the end of August, 2011. This offering financed the land, water rights, and irrigation for F-2. The terms of this debt is interest at 6% per annum and 10% of the net-crop revenue of production of farm product from land owned by F-2. The Noteholders have the right to convert debt into Company common stock at $2.50/share. The note is due June 30, 2014. When the debt was issued and closed, the Company’s stock was traded for less than the conversion, so no additional beneficial interest was recognized. Further, the convertible option of the note cannot be separated nor valued from the note. In conjunction with the Series B, the Company issued 2,132,800 warrants to the debt holders that can be converted into the Company shares at $2.50 through December 31, 2012. It also issued 171,000 $2.50/share warrants to three broker-dealers with an expiration of September 30, 2014. The fair value of these warrants is $149,000.

Revenue Recognition

Farm Revenues

Revenues from farming operations are recognized when sold into the market. All direct expenses related to farming operations are capitalized as inventory and recognized as a direct cost of sale upon the sale of the crops.

Water Revenues

The Company recognizes revenues from water leases when the water is delivered and invoiced.

Stock Based Compensation

Beginning January 1, 2006, the Company adopted the provisions of ASC 718, Compensation – Stock Compensation and accounts for stock-based compensation in accordance with ASC 718. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which generally is the vesting period. The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of ASC 718 apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.

All options granted prior to the adoption of ASC 718 and outstanding during the periods presented were fully-vested at the date of adoption.

Net Income (Loss) per Share

Basic net income per share is computed by dividing net income (loss) attributed to Two Rivers available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

The dilutive effect of 4,615,474 Restrictive Stock Units (“RSUs”), 1,727,866 options and 100,000 warrants at September 30, 2011, has not been included in the determination of diluted earnings per share since they would be anti-dilutive.

Recently issued Accounting Pronouncements

There were various accounting standards and interpretations issued in the nine months ended September 30, 2011, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

NOTE 3 – NOTES PAYABLE

Beginning on September 17, 2009, Two Rivers began acquiring shares in the Mutual Ditch Company and related land from a Mutual Ditch Company shareholder. As part of these acquisitions, many of the sellers financed notes payable with Two Rivers and HCIC. As of December 31, 2010, these loans totaled $9,126,000. As of September 30, 2011, these loans totaled $7,401,000. The notes carry interest at 6% per annum, interest payable monthly, the principal amounts due at various dates from September 1, 2012 through March 31, 2013, and are collateralized by the Mutual Ditch Company shares and land.

As of September 30, 2011, of the $7,401,000 in seller carry back notes, $2,114,000 provides the holders the right to convert some or all of the amounts owing into the Company’s stock at $1/share to $1.25/share. The holder can convert anytime until the note is paid. These notes are due March 31, 2013 and September 30, 2013 with 6% annual interest, with the interest paid monthly.

During the nine months ended September 30, 2011, the Company exchanged $1,575,000 in Mutual Ditch Company debt into 722,222 shares of the Company’s stock, a cash payment of $37,500, and $37,500 in an unsecured note due September 30, 2011. An expense due to loss on extinguishment of note payable of $272,000 was recognized due to the difference between the stock price conversion and the fair market value of the Company’s common stock.

During the nine months ended September 30, 2011, the Company offered holders of HCIC notes the option of an early payoff in exchange for a discount on the face amount of the note. A total of $189,000 of notes was retired early and a gain on forgiveness of the HCIC notes of $84,000 was recognized and is netted against the loss of extinguishment of note payables in the statement of operations.

On January 28, 2011, the Company purchased water storage and direct flow from the Orlando Reservoir No. 2 Company, LLC (“Orlando”) for $3,100,000, which consisted of a cash payment of $100,000 and a seller financed note payable of $3,000,000. The note was due January 28, 2014. Interest is to be paid based on 50% of the Company’s gross profits received from all of the Company’s crop operations payment or sales where the water assets from Orlando are used and $40 per acre foot of water used. The Company is accruing interest at 5% per annum until a better estimate can be made on the payments to be made to Orlando. The holder of the note has an option to convert the amount of all outstanding principal and accrued and unpaid interest into common stock of Two Rivers at the conversion price of $4.00 per share.

In July 2011, the Company and Orlando renegotiated the purchase of Orlando for 650,000 shares of the Company stock, $1,412,500 cash payment and a seller carryback note of $187,500. The Company shares were valued at $1,557,000.

In February 2011 the Company offered a $2,000,000 Series A convertible debt offering. This offering was closed at the end of February, 2011. This offering financed the land, water rights, irrigation, and farm equipment for F-1. The terms of this debt is interest at 6% per annum, one-third of the crop profit and the right to convert debt into Company common stock at $2.50/share. The note is due March 31, 2014. When the debt was issued and closed, the Company’s stock was trading for less than the conversion, so no additional beneficial interest was recognized. Further, the one-third of crop profit will be recognized as a interest expense upon the sale of the crop.

In June, 2011, the Company offered a $5,332,000 Series B convertible debt offering. This offering was closed at the end of August, 2011. This offering financed the land, water rights, and irrigation for F-2. The terms of this debt is interest at 6% per annum and 10% of the net-crop revenue of production of farm product from land owned by F-2. The Noteholders have the right to convert debt into Company common stock at $2.50/share. The note is due June 30, 2014. When the debt was issued and closed, the Company’s stock was trading for less than the conversion, so no additional beneficial interest was recognized.

Further, the convertible option of the note cannot be separated nor valued from the note. In conjunction with the Series B, the Company issued 2,132,800 warrants to the debt holders that can be converted into the Company shares at $2.50 through December 31, 2012. The Company also issued 171,000 $2.50/share warrants to three broker-dealers with an expiration of September 30, 2014. The fair value of the warrants issued was computed at $1,675,000 for the debt holder warrants and $149,000 for the broker dealer warrants, for a total of $1,824,000. This amount was recorded as a discount on the note and is amortized over the life of the note to interest expense utilizing the effective-interest method.

Below is a summary of the Company’s long term debt:

Note	Sept 30, 2011 principal balance	Sept 30, 2011 accrued interest	Interest rate	Security
Mutual Ditch seller carry back	$ 7,401,000	$ -	6%	Shares in the Mutual Ditch Company
Orlando purchase	187,500	600	Various	188 acres of land
Convertible debt Series A	2,000,000	61,000	6%	F-1 assets
Convertible debt Series B	5,332,000	44,000	6%	F-2 assets
Equipment loans	139,000	-	5 - 8%	Specific equipment
Total	$15,059,500	$105,600
Less: Current portion	(24,000)
Less: Discount on Series A,B	(1,675,000)
Long Term portion	$13,360,500

NOTE 4 – Information on Business Segments

We organize our business segments based on the nature of the products activities. We primarily focus on the Farming and Water Business with Two Rivers Water Company as the parent company and Two Rivers Farms LLC (and its subsidiaries, Two Rivers Farms F-1, LLC and Two Rivers Farms F-2, LLC) and Two Rivers Waters LLC as subsidiaries.

Two Rivers Water Company also holds its legacy assets that include a mortgage notes receivable. Prior real estate activity is held in Northsight and Northsight’s subsidiaries, Southie and Legendary. The summary of the legacy activity and assets is contained in the category “Discontinued Operations.”

In the following tables of financial data, the total of the operating results of these business segments is reconciled, as appropriate, to the corresponding consolidated amount. There are some corporate expenses that were not allocated to the business segments, and these expenses are contained in the “Total Operating Expenses” under Two Rivers Water Company.

Operating results for each of the segments of the Company are as follows (in thousands):

	For the nine months ended Sept 30, 2011					For the nine months ended Sept 30, 2010
	(In thousands)					(In thousands)
	Parent	Farms	Water	Discon- tinued Ops	Total	Parent	Farms	Water	Discon- tinued Ops	Total
Revenue
Assessments	$-	-	72	-	72	-	-	-	-	-
Other & misc.	-	1	-	-	1	-	18	477	-	495
Gross Profit	-	1	72	-	73	-	18	477	-	495

Total Operating Expenses	(4,059)	(483)	(299)	-	(4,841)	(1,912)	(105)	(899)	-	(2,916)
Total Other Income/(Expense)	3	238	(689)	-	(448)	(76)	(1)	(281)	-	(358)
Net (Loss) Income from continuing operations before income taxes	(4,056)	(244)	(916)	-	(5,216)	(1,988)	(88)	(703)	-	(2,779)
Income Taxes (Expense)/Credit	-	-	-	-	-	-	-	-	-	-

Net Income (Loss) from continuing operations	(4,056)	(244)	(916)	-	(5,216)	(1,988)	(88)	(703)	-	(2,779)

Discontinued operations:
(Loss) gain from operations of discontinued real estate and mortgage business	-	-	-	(131)	(131)	13	-	-	(685)	(672)
Income tax benefit	-	-	-	-	-	-	-	-	-	-
Loss on discontinued operations	-	-	-	(131)	(131)	13	-	-	(685)	(672)

Non-controlling interest	-	-	(17)	-	(17)	-	-	(9)	-	(9)
Net (Loss) Income	$(4,056)	(244)	(933)	(131)	(5,364)	(1,975)	(88)	(712)	(685)	(3,460)

Segment assets	$2,876	5,542	26,298	6	34,722	14,888	242	12,561	514	28,205

NOTE 5 - EQUITY TRANSACTIONS

Stock Options and Restrictive Stock Units (RSUs)

The Company has a Stock Incentive Plan (the "Incentive Plan"), that allows the Company to grant incentive stock options and/or purchase rights (collectively "Rights") to officers, employees, former employees and consultants of the Company and its subsidiaries. The Board has given the CEO ability to grant Rights to non-board members and non-executives of the Company.

A summary of the Two Rivers option plan is as follows:

	Shares	Weighted Average Exercise Price
Outstanding, December 31, 2010	1,745,562	$1.37
Granted	434,666	$1.44
Cancelled	-	-
Expired	-	-
Exercised	452,362	$1.25
Outstanding, Sept 30, 2011	1,727,866	$1.41
Options Exercisable , Sept 30, 2011	1,667,866	$1.26

During the year ended December 31, 2010, $72,000 in option and warrant expense was recognized. During the nine months ended September 30, 2011, $600,501 in option and warrant expense was recognized, and $91,000 options previously issued and recorded at fair value was recorded as cost of debt and accreted to interest expense.

During the year ended December 31, 2010, the Company converted 1,905,948 of its stock options to RSUs. Under ASC 718, a computation was made of the fair value of the options and the fair value of the RSUs. Further, during the year ended December 31, 2010, an additional 3,807,140 RSUs were granted to the Company’s key employees. The expense recognized for the year ended December 31, 2010 is $4,841,000. During the nine months ended September 30, 2011, the expense recognized was $2,102,000. The remaining unamortized amount, including stock option expense, is $4,012,000. Upon the change of RSU vesting schedules, the valuation of the RSUs were recomputed and amortized in 2010. The RSUs vest over a three year period, beginning in January, 2011.

During the nine months ended September 30, 2011, the Company issued 434,666 options with a $1.25/share strike price and vesting immediately to a consultant as compensation for the consultant’s work in the F-1 and F-2 convertible debt offering and closing. Using the black scholes method, the fair value of these options is estimated to be $791,091. Since these options were issued in conjunction with the successful debt placement, the fair value is being amortized over the three-year life of the convertible note, or $47,000 per quarter and is recognized as interest expense.

A summary of the Two Rivers RSU plan is as follows:

	Shares	Exercise Price
Outstanding, January 1, 2010	-
Granted	5,713,088	$ -
Cancelled	-
Expired	-
Exercised	-
Outstanding, December 31, 2010	5,713,088
Granted	50,000
Cancelled	-
Expired	-
Exercised	1,147,614	$ -
Outstanding, Sept 30, 2011	4,615,474	$ -
RSUs Exercisable , Sept 30, 2011	-

Warrants

As of September 30, 2011, the Company has the following warrants outstanding:

No. of Warrants	Exercise Price Per Share	Expiration Date
100,000	$1.00	December 31, 2011
2,132,800	$2.50	December 31, 2012
170,624	$2.50	September 29, 2014
750,000	$2.00	May 3, 2016

During the nine months ended September 30, 2011, 50,000 warrants were exercised at $1/share with net proceeds of $50,000 to the Company.

NOTE 6 – DISCONTINUED OPERATIONS

During the year ended December 31, 2009, the Company decided to shift its focus from the short term residential mortgage banking and ownership of residential rental property to the Water Project. In order to assist in the funding of the Water Project, the Company began an orderly liquidation of its mortgage and real estate assets. It is expected that this liquidation will be completed by December 31, 2011.

The assets to be liquidated are presented at the lower of cost or current market values, as of September 30, 2011 and December 31, 2010 and are detailed as follows:

(in thousands)	Sept 30, 2011	Dec 31, 2010
Mortgages receivable	$ 240	$ 373
Other real estate owned	-	123
Subtotal	240	496
Less allowances and depreciation	(240)	(237)
Net book value of property to sell	-	259
Less amounts owed on real estate to be sold	-	-
Net projected proceeds from discontinued operations assets held for sale	$ -	$ 259

Within the discontinued operations, during the nine months ended September 30, 2011 and 2010, the Company recognized a loss on disposal of real estate of $27,000 and $81,000, respectively.

Within the discontinued operations, during the nine months ended September 30, 2011 and 2010, the Company had $0 and $(5,000) in revenue net of $44,000 loss on REO sales, respectively.

Within the discontinued operations, during the three months ended September 30, 2011 and 2010, the Company recognized a loss on disposal of real estate of $0 and $38,000, respectively.

Within the discontinued operations, during the three months ended September 30, 2011 and 2010, the Company had $0 and $1,000 in revenue (less a $38,000 on REO sales), respectively.

Management estimates that the above assets to be sold are stated at current fair market value. When these assets are sold, the Company expects no gain or loss. However, market conditions can change which would then cause a gain or loss to be recognized upon sale.

These assets are held in the Company’s subsidiary, Northsight.

NOTE 7 – LEGAL PROCEEDINGS

Please refer to the Company’s December 31, 2010 10K filing. There have been no material changes since the 10K filing.

NOTE 8 – SUBSEQUENT EVENTS

This section includes all subsequent events through the date the financial statements were available to be issued.

Subsequent to September 30, 2011 and through November 7, 2011, the Company had the following material events:

-          The Company held its Annual Shareholder meeting on November 7, 2011. At this meeting the Company’s shareholders approved the following:

o   re-election of the existing board members;

o   appointment of Eide Bailly as the Company’s independent auditors, and

o   approval of the 2011 Long Term Stock Plan.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the registration, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee 616.15 Printing and General Expenses * 10,000.00 Accounting Fees and Expenses * 5,000.00 Legal and Consulting Fees* 16,000.00 Blue Sky Fees/Expenses * 5,000.00 Transfer Agent Fees * 5,000.00 TOTAL* $ 41,616.15 *estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant has his liability limited, is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Articles of Incorporation and Bylaws filed as Exhibits 3.1 to 3.3 to this registration statement.

2.	Title 7 Chapter 109 of the Colorado Business Corporation Act

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity. Our Articles of Incorporation and Bylaws provide that our officers, Directors, control persons, employees and agents are to be indemnified to the fullest extent available under the law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In the three-year period commencing September 1, 2008 the Company issued the following unregistered securities:

Commencing on June 1, 2009 the company issued 150,000 shares of its $.001 par value common stock in a private placement to two shareholders an adjusted purchase price of $1.00 per share which offering closed on September 30, 2009.

On January 5, 2010 the Board of Directors authorized a private offering of our common stock at $1.00 per share. The offering closed on August 31, 2010 after raising $2,400,000 in cash and the issuance of 500,000 shares as partial payment for land and water shares (a total of 2,900,000 shares). The offering was sold to a total of 26 shareholders all of whom qualified as accredited investors in reliance on Regulation D, Rule 506.

On December 9, 2010 we issued 75,000 shares of our common stock in exchange for consulting services to Pelletier Management and Consulting, LLC. This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

In January, 2011 we issued 15,000 shares of our common stock in exchange for Board of Director services to the independent members of the Board. This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

On February 7, 2011 the Company commenced a $2 million offering of its series a Convertible Participating Notes. The offering was closed on April 19, 2011 upon receipt of the full $2 million from 12 accredited investors. The company relied on regulation D, Rule 506 as the exemption from registration. The offering was not a managed offering however the company agreed to pay 8% commission to brokers who participated. A total of $180,000 in commissions was paid.

On April 14, 2011 we issued 100,000 shares of our common stock in exchange for consulting services to Wolfe Axelrod Weinberger Associates, LLC. This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

On April 15, 2011 we issued 133,000 shares of our common stock in exchange for consulting services to Waterton Financial, Inc. This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

In March, 2011 a total of 722,000 shares were issued to Joan and Ken Roehrich, a creditor of the Company, as payment in full for the debt in the amount of $1,500,000 in reliance of section 4 (2) of the Securities Act.

On February 18, 2011 70,000 shares of our common stock were issued in exchange for consulting services to Rockey Joe Wells. This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

On June 29, 2011 the company commenced a minimum $3 million, maximum $6 million offering of our Series B Convertible Participating Notes and Series B Warrants. The offering closed on September 15, 2011 raising gross proceeds of $5,250,000 from the sale of the Notes and issuing 2,122,800 Series B Warrants to the total of 56 accredited investors in reliance on Regulation D, Rule 506. The offering was managed by Boenning & Scattergood, a Finra registered broker-dealer who received total commissions of $278,000 and Series B Warrants to purchase up to an additional 112,000 shares at $2.50 per share.

Additionally, on May 3, 2011 the company issued 750,000 warrants to purchase one share of our common stock each for two dollars per share to Boenning & Scattergood as compensation for being engaged as our financial advisor.. Boenning & Scattergood is a registered broker-dealer. On April 12, 2011 we issued to 253,333 options to purchase shares of our common stock for $1.25 to Ed Wallick and issued an additional 84,000, $1.25 options to Mr. Wallick on August 24, 2011. These options were issued in exchange for his services for acting as our investor relations coordinator. These two issuances of securities were exempt from registration pursuant to section 4 (2) of the Securities Act as they did not involve a public offering and the investors are both accredited, and had access to all information regarding the Company.

Each of the individuals or entities who purchased or were issued shares options or warrants had access to information about our business and financial condition and were deemed capable of protecting their own interests.  The securities were issued pursuant to the private placement exemption provided by Rule 506 of the Securities Act.  These are deemed to be “restricted securities” as defined in Rule 144 under the Securities Act and the stock certificates bear a legend limiting the resale thereof.

ITEM 16. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Description
3.1***	Articles of Incorporation of Navidec Capital, Inc. filed with the Colorado Secretary of State on December 20, 2002.
3.2 *	Articles of Amendment to Articles of Incorporation filed with the Colorado Secretary of State.
3.3***	Bylaws of Navidec Capital, Inc.[now known as Two Rivers Water Company]
4.1***	Form of stock certificate of Navidec Capital, Inc. [now known as Two Rivers Water Company]
4.2**	Series A Convertible Participating Notes
4.3**	Series B Convertible Participation Notes
4.4**	Series B Common Stock Purchase Warrant issued by Two Rivers Water Company
5.1**	Opinion on Legality of Davidson & Shear, LLC
10.1**	Employment Agreement dated April 15, 2010 between Two Rivers Water and John R. McKowen.; Exhibit 10.1 to form 10K for period ended December 31, 2010
10.2**	Employment Agreement dated April 15, 2010 between Two Rivers Water and Gary Barber.; Exhibit 10.2 to form 10K for period ended December 31, 2010
10.3**	Employment Agreement between Two Rivers Water and Wayne Harding; Exhibit 10.3 to form 10K for period ended December 31, 2010
10.4**	Agreement with Boenning & Scattergood to supply financial and capital advice
10.5*	Navidec Financial Services, Inc. 2005 Stock Option Plan
10.6**	Two Rivers Water Company 2011 Long Term Stock Plan
16.12**	Letter on Change in Certifying Accountant, dated April 11, 2011; filed as Exhibit 16 to 8K reported April 7, 2011
21.1**	List of Subsidiaries of Two Rivers Water Company - Exhibit 21.1 form 10K for period ended December 31, 2010
23.1**	Consent of Schumacher & Associates
23.2**	Consent of Davidson & Shear, LLC (see Exhibit 5.1)
99.1**	Board of Director Code of Conduct Exhibit 99.1to form 10K for period ended December 31, 2010
99.2**	Audit Committee Charter Exhibit 99.2 to form 10K for period ended December 31, 2010
99.3**	Governance, Compensation and Nominating Committee Charter Exhibit 99.3 to form 10K for period ended December 31, 2010

__________________

* Filed herewith.

** Previously filed.

*** Filed with Form 10.

+ To be filed by amendment.

ITEM 17. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado on December 16, 2011.

Two Rivers Water Company

/s/ John R McKowen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 16, 2011. Each person whose signature to the Registration Statement appears below hereby appoints John R. McKowen as such person's attorney-in-fact with full power to act alone, with full power of substitution or re-substitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

/s/ John R. McKowen
John R. McKowen, Chief Executive Officer and Chairman of the Board of Directors

/s/ Wayne Harding
Wayne Harding, Chief Financial Officer and Principal Accounting Officer

/s/ John Stroh, II
John Stroh, II, Director
/s/ Dennis Channer
Dennis Channer, Director
/s/ Brad Walker Brad Walker, Director
/s/ Gregg Campbell
Greg Campbell, Director